===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            WESTERN RESOURCES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                           [WESTERN RESOURCES LOGO]

                                                                   May 11, 2000

Dear Shareholder:

  I am pleased to present to you this year's Notice of Annual Meeting of Shareholders and Proxy Statement detailed on the following pages. The Annual Meeting of Shareholders will be held on June 15, 2000 at 1:30 p.m. at the Georgia Neese Grace Hall in the Topeka Performing Arts Center located at 214 S.E. 8th Street, Topeka, Kansas. I want to extend my thanks for your continued interest in the Company and urge you to participate through your vote.

  Please read the material in this Proxy Statement carefully before voting. It is important that your shares be represented at the meeting whether or not you are able to attend. By promptly filling out and returning the enclosed proxy, or following the instructions for one of the other methods of voting, you will ensure that your votes are counted. Your cooperation is appreciated.

                                    Sincerely,

                                    /s/ David C. Wittig

                                    David C. Wittig
                                    Chairman of the Board, President,
                                    and Chief Executive Officer

                            WESTERN RESOURCES, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held June 15, 2000

  You are invited, as a shareholder of Western Resources, Inc. (the "Company"), to be present either in person or by proxy at the Annual Meeting of Shareholders, which will be held in the Georgia Neese Grace Hall (Topeka Performing Arts Center) located at 214 S.E. 8th Street, Topeka, Kansas, on Thursday, June 15, 2000, commencing at 1:30 P.M. Central Standard Time, including any adjournments, postponements, continuations or reschedulings thereof, for the purpose of electing three directors to Class I of the Company's Board of Directors to serve a term of three years. Common and Preferred Shareholders of record at the close of business on April 26, 2000, will be entitled to vote at the meeting.

  It is important that your shares be represented at this meeting. We urge you to exercise your right to vote by selecting one of the voting methods described below and promptly completing the necessary steps to ensure your vote is counted. The prompt submission of your proxy will save the Company the additional expense of further requests to ensure the presence of a quorum.

  If you are a shareholder of record, you may vote your shares through the Internet, by telephone, or by mail. You may also revoke your proxy any time before the meeting. Please help us save time and postage costs by voting through the Internet or by telephone. Internet and telephone voting is also available to shareholders who hold their shares in the Company's Direct Stock Purchase Plan, the Employee Stock Purchase Plan, and the Employees' 401(k) Savings Plan. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. Please follow the instructions that are located on the enclosed proxy card for voting by one of these methods.

  If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

  Your vote is important. Thank you for voting.

                                     By Order of the Board of Directors,



                                     /s/ Richard D. Terrill

                                     Richard D. Terrill
                                     Secretary

Topeka, Kansas
May 11, 2000

                                PROXY STATEMENT
                              GENERAL INFORMATION

  The enclosed proxy is solicited by the Board of Directors of Western Resources, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Thursday, June 15, 2000 including any adjournments, postponements, continuations or reschedulings thereof, for the purposes set forth in the above notice of meeting. Proxies are revocable at any time before voted. Such right of revocation is not limited or subject to compliance with any formal procedure. The mailing address for the principal executive offices of the Company is 818 S. Kansas Avenue, Topeka, Kansas 66612. The approximate mailing date for proxy materials is May 11, 2000.

  The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or electronic media by regular employees of the Company. The Company has engaged the services of Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to aid in the solicitation of proxies for which the Company will pay an estimated fee up to $9,500 for its services, plus reimbursement of reasonable out-of-pocket expenses. In addition, the Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding proxy material to security owners and obtaining their proxies.

  Common and Preferred Shareholders of record at the close of business on April 26, 2000 are entitled to vote on matters to come before the meeting. On that date there were outstanding and entitled to vote 68,646,867 shares of Common Stock, par value $5 per share; 138,576 shares of Preferred Stock, 4 1/2% Series, par value $100 per share; 60,000 shares of Preferred Stock, 4 1/4% Series, par value $100 per share; and 50,000 shares of Preferred Stock, 5% Series, par value $100 per share.

                                 VOTING RIGHTS

  Proxies solicited by the Board of Directors will be voted "for" the proposal presented herein unless shareholders otherwise specify in their proxies.

  Each share of Common and Preferred Stock entitles the holder of record at the close of business on the record date of the meeting to one vote.

  In the event that the votes necessary to approve a proposal have not been obtained by the date of the meeting, the chairman of the meeting may, in his discretion, adjourn the meeting from time to time to permit the solicitation of additional proxies by the Board of Directors.

  Instructions to holders of the Company's Common Stock who are participants in the Company's Direct Stock Purchase Plan and Employee Stock Purchase
Plan. All shares of the Company's Common Stock credited to a shareholder's account in the Direct Stock Purchase Plan or the Employee Stock Purchase Plan as of the record date will be voted in accordance with the specifications indicated on the form of proxy sent to the shareholder if the form of proxy is returned in a timely manner.

  Instructions to holders of the Company's Common Stock who are participants of the Employees' 401(k) Savings Plan. All shares of the Company's Common Stock credited to a shareholder's account in the Employees' 401(k) Savings Plan (the "401(k) Plan") as of the record date will be voted in accordance with the specifications indicated on instructions provided in a timely manner to the trustee of the 401(k) Plan. The trustee shall vote, in proportionately the same manner as the trustee votes shares for which the trustee has received timely instructions, the shares of Common Stock for which the trustee has not received timely voting instructions.

                             SHAREHOLDER PROPOSALS

  The 2001 Annual Meeting of Shareholders is tentatively scheduled to be held on June 7, 2001. Specific proposals of shareholders intended to be presented at the 2001 meeting must comply with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and the Company's Restated Articles of Incorporation, as amended (the "Articles"). In order to be included in the Company's 2001 proxy materials mailed to shareholders, shareholder proposals must be received by the Company's Corporate Secretary by January 11, 2001. If a shareholder intends to present a proposal at the 2001 meeting other than pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by the Company's Corporate Secretary between April 18, 2001 and May 3, 2001. If the proposal is not received during such period, the proxies designated by the Board of Directors of the Company for the 2001 Annual Meeting of Shareholders may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the Proxy Statement for such meeting or on the proxy card for such meeting.

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company is divided into three classes (Class I, Class II and Class III). At each annual meeting of shareholders, the directors constituting one class are elected for a three-year term. The Company's By-Laws provide for the classification of directors into three classes, which shall be as nearly equal in number as possible, and no class shall include fewer than two directors. In accordance with the Articles, the Board of Directors has set the number of directors at ten.

  Messrs. Charles Q. Chandler, IV, John C. Dicus, and Owen F. Leonard have been nominated for election as directors at the Annual Meeting of Shareholders as Class I directors. Mr. Chandler was appointed a director of the Company in December of 1999 upon the retirement of Mr. Thomas R. Clevenger. Mr. Dicus was elected at the Annual Meeting of Shareholders in 1990. Mr. Leonard was appointed a director of the Company in January of 2000, at which time the number of directors was increased to ten. Mr. John C. Nettels, Jr. was appointed a director of the Company upon the retirement of Mr. David H. Hughes in January of 2000. Mr. Russell W. Meyer, Jr., Chairman of the Board of Cessna Aircraft Company, Wichita, Kansas, and a director of the Company, will retire as a director coincident with the meeting, at which time the number of directors will be reduced to nine.

  Directors to be elected at the meeting will be elected by the affirmative vote of the holders of a plurality of the shares entitled to vote represented at the meeting in person or by proxy. Any shares not voted (whether by abstention, broker non-votes or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger proportion of the total votes. While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more are unable to do so, the proxies will be voted for substitute nominees selected by the Board of Directors of the Company.

  The nominees for directors are as follows:

                   Nominees (Class I)--Term Expiring in 2003

Director (age), year first became a director

Charles Q. Chandler, IV (46), 1999

  Mr. Chandler is Chairman of the Board, President, and Chief Executive Officer of INTRUST Bank, N.A. (since February 1996) and President of INTRUST Financial Corporation. Mr. Chandler was Executive Vice President and Vice Chairman of INTRUST Bank, N.A. until 1996. Both companies are located in Wichita, Kansas. Mr. Chandler is a director of INTRUST Financial Corporation, the First National Bank of Pratt, Kansas, the Will Rogers Bank in Oklahoma City, Oklahoma, and the Wesley Medical Center in Wichita, Kansas, and a trustee for the Kansas State University Endowment Foundation.

John C. Dicus (66), 1990

  Mr. Dicus is Chairman of the Board and Chief Executive Officer of Capitol Federal Savings Bank. Mr. Dicus is also Chairman of the Board and Chief Executive Officer of Capitol Federal Financial and Capitol Federal Savings Bank MHC (since March 1999). These companies are located in Topeka, Kansas. Mr. Dicus is a director for Security Benefit Life Insurance Company and Columbian National Title Company, and a trustee of the Menninger Foundation, Stormont-Vail Health Care, and the Kansas University Endowment Association.

Owen F. Leonard (59), 2000

  Mr. Leonard is President of KL Industries, Saddle Brook, New Jersey. KL Industries is a manufacturing company which provides equipment for the electronics industry. Mr Leonard is also Chairman of the Board for OMX, Inc.

                                Other Directors

                       (Class II)--Term Expiring in 2001

Director (age), year first became a director

Gene A. Budig (60), 1999

  Dr. Budig is Senior Advisor to the Commissioner of Baseball in New York, New York (since March 2000). Prior to that time, Dr. Budig was President of the American League of Professional Baseball Clubs. Dr. Budig is a director of the Harry S. Truman Library Institute, the Ewing Marion Kaufman Foundation, the Major League Baseball Hall of Fame and the Media Studies Center-Freedom Forum.

John C. Nettels, Jr. (43), 2000

  Mr. Nettels is a Partner with the law firm of Morrison & Hecker, L.L.P. in Wichita, Kansas.

David C. Wittig (44), 1996

  Mr. Wittig is Chairman of the Board, President, and Chief Executive Officer of the Company (since January 1999, March 1996, and July 1998, respectively). Prior to that time, Mr. Wittig was Executive Vice President of Corporate Development. Mr. Wittig is a director of OMX, Inc., and a trustee of the Kansas University Endowment Association and Boys Harbor, Inc.

                      (Class III)--Term Expiring in 2002

Director (age), year first became a director

Frank J. Becker (64), 1992

  Mr. Becker is President of Becker Investments, Inc. in Lawrence, Kansas. Mr. Becker is Chairman of the Kansas Turnpike Authority, a director of the Douglas County Bank, Martin K. Eby Construction Company, and IMA Insurance, Inc., and a trustee of the Kansas University Endowment Association.

Louis W. Smith (57), 1991

  Mr. Smith is President (since 1995) and Chief Executive Officer (since July
  1997) of the Ewing Marion Kauffman Foundation in Kansas City, Missouri. Mr. Smith is a director of the Foundation, Commerce Bank of Kansas City, Sprint Corporation, Kansas City Royals Baseball Corporation, and H & R Block, Inc.

Jane Dresner Sadaka (46), 1999

  Ms. Sadaka is a retired Special Limited Partner with Kellner, DiLeo & Co. in New York, New York. Ms. Sadaka is an Advisory Board Member with Donaldson Lufkin and Jenrette Merchant Banking Fund II and a member of the New York University Stern School of Business Board of Overseers.

                       EXECUTIVE OFFICERS OF THE COMPANY

David C. Wittig (44)

  Mr. Wittig is Chairman of the Board, President, and Chief Executive Officer of the Company (since January 1999, March 1996, and July 1998, respectively). Prior to that Mr. Wittig was Executive Vice President of Corporate Development.

Douglas T. Lake (49)

  Mr. Lake is Executive Vice President and Chief Strategic Officer of the Company (since September 1998). Prior to that Mr. Lake was Senior Managing Director at Bear, Stearns & Co. Inc., an investment banking firm. Mr. Lake is also Chairman of the Board of Protection One, Inc., a subsidiary of the Company.

Carl M. Koupal, Jr. (46)

  Mr. Koupal is Executive Vice President and Chief Administrative Officer of the Company (since July 1995). Prior to that Mr. Koupal was Executive Vice President, Corporate Communications, Marketing and Economic Development.

Thomas L. Grennan (48)

  Mr. Grennan is Executive Vice President, Electric Operations of the Company (since November 1998). Prior to that Mr. Grennan was Senior Vice President, Electric Operations (during 1998), and prior to that, Vice President, Generation Services.

Richard D. Terrill (45)

  Mr. Terrill is Executive Vice President, General Counsel, and Corporate Secretary of the Company (since May 1999). Prior to that Mr. Terrill was Vice President, Law and Corporate Secretary (from July 1998 to May 1999), and prior to that, Corporate Secretary and Associate General Counsel.

William B. Moore (47)

  Mr. Moore is Executive Vice President, Chief Financial Officer and Treasurer of the Company (since October 1998). Prior to that Mr. Moore was Vice President, Electric Division (from 1996 to October 1998), and prior to that, Vice President, Finance. Mr. Moore was also President (from June 1995 to October 1998) and Chairman of the Board (from June 1995 to January 1999) of Kansas Gas and Electric Company, a wholly-owned subsidiary of the Company.

Rita A. Sharpe (41)

  Ms. Sharpe is Vice President, Shared Services of the Company (since October
1998). Prior to that Ms. Sharpe was Chairman of the Board and President (from February 1997 to October 1998), and prior to that, Vice President of Westar Energy, Inc., a wholly-owned subsidiary of the Company.

                   BENEFICIAL OWNERSHIP OF VOTING SECURITIES

  Other than as set forth in the following table, the Company knows of no other beneficial owner of more than 5% of any class of the outstanding voting stock of the Company.

                                                       Amount and
                                                       Nature of   Percent
Title of                     Name and Address          Beneficial    of
Class                       of Beneficial Owner        Ownership    Class
--------              ------------------------------- ------------ -------
Common Stock, $5 par
 value                Wallace R. Weitz and Company(1) 4,662,600(1)  6.8%(1)
                      1125 S. 103rd St., Suite 600
                      Omaha, NE 68124-6008

--------
(1) As reported in a Schedule 13G filing with the Securities and Exchange Commission on February 4, 2000.

  The following information is furnished with respect to each of the director nominees, each of the other current directors, each of the named executive officers, and all current directors and executive officers of the Company as a group as to ownership of shares of the Common Stock of the Company and Protection One, Inc., a subsidiary of the Company ("Protection One"), as of April 26, 2000.

                           Amount and Nature of          Amount and Nature of
                          Beneficial Ownership of       Beneficial Ownership of
                               the Company's                Protection One
Name of Beneficial Owner      Common Stock (1)             Common Stock (2)
------------------------  -----------------------       -----------------------
Frank J. Becker.........        30,078 shares(3)             31,800 shares(4)
Gene A. Budig...........         5,218 shares                     0 shares
Charles Q. Chandler,
 IV.....................         1,129 shares                     0 shares
John C. Dicus...........         4,776 shares(5)                  0 shares
Thomas L. Grennan.......        75,336 shares(6)(7)               0 shares
Carl M. Koupal, Jr. ....       135,294 shares(6)(7)               0 shares
Douglas T. Lake.........       180,803 shares(6)(7)               0 shares
Owen F. Leonard.........        20,000 shares                     0 shares
Russell W. Meyer, Jr. ..        14,865 shares                     0 shares
John C. Nettels, Jr. ...           670 shares                 3,000 shares(8)
Jane Dresner Sadaka.....         2,419 shares                     0 shares
Louis W. Smith..........        13,231 shares                     0 shares
Richard D. Terrill......        59,806 shares(6)(7)               0 shares
David C. Wittig.........       655,615 shares(6)(7)(9)            0 shares
All directors and
 executive officers as a
 group (16
 individuals)...........     1,296,632 shares                34,800 shares

--------
 (1) Each individual owns less than one percent of the outstanding shares of the Company's Common Stock. The group owns 1.88% of the outstanding shares of the Company's Common Stock. No director or executive officer owns any equity securities of the Company other than the Company's Common Stock. Includes beneficially owned shares held in employee savings plans and the Employee Stock Purchase Plan, and shares deferred under the 1996 Long Term Incentive and Share Award Plan, the Stock for Compensation Program, and the Outside Directors Deferred Compensation Plan.
 (2) Each individual and the group owns less than one percent of the outstanding shares of Protection One's Common Stock. No director or executive officer owns any equity securities of Protection One other than Protection One's Common Stock.
 (3) Includes 2,400 shares of the Company's Common Stock held in trusts, of which Mr. Becker is a co-trustee with voting and investment power and excludes stock held in trust by Douglas County Bank, of which Mr. Becker is a director.
 (4) Includes 5,000 shares held in a trust in which Mr. Becker has shared investment and voting power.
 (5) Includes 500 shares of the Company's Common Stock held by Mr. Dicus' spouse, not subject to his voting or investment power.
 (6) Includes shares the following persons have the right to acquire upon the exercise of stock options exercisable currently or within sixty days: Mr. Grennan, 20,291 shares; Mr. Koupal, 53,500 shares; Mr. Lake, 23,333 shares; Mr. Terrill, 15,833 shares; Mr. Wittig, 188,333 shares; and 39,435 stock options granted to other executive officers in the group.
 (7) Includes restricted shares granted to executive officers as follows: Mr. Grennan, 46,000 shares; Mr. Koupal, 72,000 shares; Mr. Lake, 108,500 shares; Mr. Terrill, 39,300 shares; Mr. Wittig, 209,500 shares; and 45,000 shares granted to other executive officers in the group.
 (8) Includes 500 shares held in a trust in which Mr. Nettels has shared investment and voting power.
 (9) Includes 29,695 shares of the Company's Common Stock held by Mr. Wittig's spouse, not subject to his voting or investment power.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

  During 1999, the Company's Board met fifteen times. Each director attended at least 75% of the total number of Board and committee meetings held while he or she served as a director or member of a committee. Members of the Company's Board serve on the Audit and Finance, Human Resources, Nominating and Corporate Public Policy Committees.

  The Audit and Finance Committee is currently composed of Ms. Sadaka, Chairperson, Mr. Chandler, and Mr. Meyer. This committee reviews internal and independent audits and strategic financial programs. It also recommends the independent auditor for approval by the Company's Board. This Committee held six meetings during 1999.

  The Human Resources Committee is currently composed of Mr. Becker, Chairman, Dr. Budig, and Mr. Dicus. This committee reviews the performance of corporate officers and changes in officer compensation and benefits. This committee held four meetings during 1999.

  The Corporate Public Policy Committee is currently composed of Mr. Dicus, Chairman, Mr. Chandler, and Mr. Smith. This committee reviews major strategic programs of the Company relating to community relations, customer relations, corporate contributions and other public affairs issues. This committee held three meetings during 1999.

  The Nominating Committee is currently composed of Mr. Smith, Chairman, Mr. Becker, and Ms. Sadaka. This committee reviews and recommends nominees for election to the Company's Board including nominees recommended by shareowners if submitted in writing to this committee in accordance with the Company's Restated Articles of Incorporation, Bylaws, and SEC and NYSE rules and regulations, in care of the Corporate Secretary of the Company. This committee held two meetings in 1999.

  Outside Directors' Compensation. Each director who is not also an employee of the Company receives an annual retainer fee of $18,500, paid quarterly, and an annual stock award equal to $18,500. The fee paid for attendance at each board meeting is $1,200 and $600 for each meeting held by telephone conference. The fee paid for attendance at each committee meeting is $1,000 and $600 for each meeting held by telephone conference. Directors are also compensated for expenses incurred by them which are incidental to attending meetings of the Board and Board committees.

  Pursuant to the Company's Outside Directors' Deferred Compensation Plan (the "Deferred Compensation Plan"), an outside director of the Company may elect to defer all, part or none of his or her retainer and/or meeting fees. The Deferred Compensation Plan is a voluntary participation plan. The Deferred Compensation Plan is administered by the Human Resources Committee of the Company's Board or by such other committee as may be appointed by the Company's Board from time to time.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth the compensation of the named executive officers for the last three completed fiscal years of the Company:

                          SUMMARY COMPENSATION TABLE

                                 Annual Compensation           Long Term Compensation
                          --------------------------------- -----------------------------
                                                                   Awards         Payouts
                                                            --------------------- -------
                                                  Other     Restricted Securities             All
                                                  Annual      Stock    Underlying  LTIP      Other
        Name and               Salary   Bonus  Compensation   Awards    Options   Payouts Compensation
   Principal Position     Year    $       $        $(1)        $(2)      SARs#       $        $(3)
------------------------  ---- ------- ------- ------------ ---------- ---------- ------- ------------
David C. Wittig           1999 408,683     --    105,909    1,738,625   114,000      --    5,756,753
Chairman of the Board,    1998 635,542 114,400    31,312    1,622,250   113,000      --       79,217
 President
and Chief Executive       1997 503,094 376,431    12,339          --     50,000   46,141      43,096
 Officer
Douglas T. Lake           1999 266,849     --     31,494      948,219    40,000      --      429,664
Executive Vice President  1998 108,333  15,080     3,348      521,438    30,000      --      354,839
and Chief Strategic
 Officer                  1997     --      --        --           --        --       --          --
Carl M. Koupal, Jr.       1999 307,020     --     13,045      612,313    28,000      --       42,327
Executive Vice President  1998 250,125  36,720     4,258      502,125    28,000      --       31,610
and Chief Administrative
 Officer                  1997 206,833 349,107     2,418          --     17,000   23,533      17,063
Thomas L. Grennan         1999 187,708     --     35,965      445,000    20,000      --       64,292
Executive Vice
 President,               1998 163,000  47,481    31,840          --     12,000      --       17,761
Electric Operations       1997 141,850 355,436     6,650          --      3,750   19,213      12,991
Richard D. Terrill        1999 180,000  28,400    12,448      361,563    16,000      --       36,224
Executive Vice
 President, General       1998 130,667  17,160     3,919          --      9,000      --       17,177
Counsel and Corporate
 Secretary                1997 118,633 181,411     1,873          --      3,000   17,564      11,434

--------
(1) Other Annual Compensation for 1999 includes the following items: (a) payments for the benefit of each of the named executives for federal and state taxes associated with personal benefits and financial, tax and legal planning (Mr. Wittig, $22,673, Mr. Lake, $4,071, Mr. Koupal, $9,614, Mr. Grennan, $4,592, and Mr. Terrill $7,140); (b) interest (excess of the applicable federal long term interest rate) on deferred compensation
    (Mr. Wittig, $23,894, Mr. Lake, $0, Mr. Koupal, $1,780, Mr. Grennan, $22,868 and Mr. Terrill $2,073); and (c) value of discounts received on stock compensation (Mr. Wittig, $59,342, Mr. Lake, $27,423, Mr. Koupal, $1,651, Mr. Grennan, $8,505, and Mr. Terrill $3,235).

(2) The aggregate restricted shares held by each of the named executives as of December 31, 1999, are as follows: Mr. Wittig, 98,000 shares; Mr. Lake, 45,500 shares; Mr. Koupal, 33,000 shares; Mr. Grennan, 16,000 shares; and Mr. Terrill, 13,000 shares. Based on the closing price of the Company's common stock on December 31, 1999, the shares had an aggregate value on that date of $1,659,875, $770,656, $558,938, $271,000, and $220,188,
    respectively. This value may not represent the ultimate value of such shares to the employee or the Company. Restrictions on the shares lapse on the earlier of the ninth anniversary of the grant date or the date on which the share price of the Company's common stock remains at or above 120% of the grant date market price for thirty (30) consecutive trading days (but no earlier than the fourth anniversary of the grant date during which time the employment of the executive must continue unless the executive's employment terminates due to retirement, death, disability, termination without cause by the Company, or for good reason by the executive). Dividends are paid on the restricted shares from the date of grant.

(3) All Other Compensation for 1999 includes the following items: (a) Company contributions under the Company's 401(k) savings plan, a defined contribution plan (Mr. Wittig, $4,094; Mr. Lake, $0; Mr. Koupal,

   $4,306; Mr. Grennan, $3,386; and Mr. Terrill, $4,800); (b) car allowances (Messrs. Wittig, Lake and Koupal, $13,743; Messrs. Grennan and Terrill, $12,861); (c) premiums paid on term life insurance policies (Messrs. Wittig, Lake and Koupal, $853; Mr. Grennan, $670 and Mr. Terrill, $563);
   (d) imputed income on split dollar life insurance policies of $37,913 for Mr. Wittig and $14,245 for Mr. Koupal; (e) value of shares received under the Company's stock for compensation program (Mr. Wittig, $330,150; Mr. Lake, $152,568; Mr. Koupal, $9,180; Mr. Grennan, $47,375; and Mr. Terrill, $18,000); (f) a payment to Mr. Wittig of $5,370,000 representing the value of a life insurance policy on Mr. Wittig's life acquired to compensate him for lost benefits from his prior employer (the proceeds of the life insurance policy on Mr. Wittig's life will be paid to the Company and is anticipated to reimburse the Company for this payment); (g) $262,500 paid to or on behalf of Mr. Lake under the Company's executive relocation plan; and (h) for 1998 includes $350,000 paid to Mr. Lake as a hiring bonus.


                      OPTIONS GRANTED IN LAST FISCAL YEAR

                          % of Total     Exercise
                           Options          or                      Grant Date
              Options     Granted to       Base                      Present
              Granted     Employees       Price       Expiration    Value ($)
Name            (#)   in Fiscal Year (1) ($/share)       Date          (2)
------------  ------- ------------------ --------  ---------------- ----------
David C.
 Wittig       113,000       14.23%       $32.1250  January 27, 2009  $455,390
                1,000                    $27.8125  May 4, 2009       $  3,610

Douglas T.
 Lake          30,000        4.99%       $32.1250  January 27, 2009  $120,900
               10,000                    $27.8125  May 4, 2009       $ 36,100

Carl M.
 Koupal, Jr.   28,000        3.50%       $32.1250  January 27, 2009  $112,840

Thomas L.
 Grennan       12,000        2.50%       $32.1250  January 27, 2009  $ 48,360
                8,000                    $27.8125  May 4, 2009       $ 28,880

Richard D.
 Terrill        9,000        2.00%       $32.1250  January 27, 2009  $ 36,270
                7,000                    $27.8125  May 4, 2009       $ 25,270

--------
(1) Percentage shown is aggregated for options granted during 1999.

(2) The grant date valuation was calculated using the Black-Scholes option pricing model, and assumptions called for by paragraph 19 and Appendix B of FAS 123. This calculation does not necessarily follow the same method and assumptions that the Company uses in valuing long term incentives for other purposes. Please refer to the Human Resource Committee Report for a description of the 1996 Long Term Incentive and Share Award Plan.

                                                      January 27,  May 4,
                                                         2009       2009
                                                      ----------- --------
       Annualized stock volatility:                    17.11%     17.96%
       Time of exercise (option term):                 10 Years   10 Years
       Risk-Free interest rate:                        6.71%      6.77%
       Stock price at grant date and exercise price:   $32.125    $27.8125
       Average dividend yield:                         6.13%      6.25%
       Vesting restrictions:                           3 Years*   3 Years*

     * One third of options become exercisable at each anniversary date for three years.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                          Number of Securities
                      Shares             Underlying Unexercised
                     Acquired                  Options at
                        on      Value    Fiscal Year-End (#)(1)     Value of Unexercised
                     Exercise  Realized -------------------------   In-the-Money Options
Name                    (#)      ($)    Exercisable Unexercisable at Fiscal Year End ($)(2)
----                 --------- -------- ----------- ------------- -------------------------
David C. Wittig           0        0      188,333      113,667                 0
Douglas T. Lake           0        0       23,333       46,667                 0
Carl M. Koupal, Jr.       0        0       53,499       28,001                 0
Thomas L. Grennan         0        0       20,292       17,333                 0
Richard D. Terrill        0        0       15,833       13,667                 0

--------
(1) The number of exercisable and unexercisable stock options held by each of the named executives is as of December 31, 1999. No stock options were exercised during 1999 by any of the named executives.

(2) As of December 31, 1999, none of the options granted were "In-the-Money;" therefore, the exercisable and unexercisable options had no value.

                              COMPENSATION PLANS

Retirement Plans

  The Company maintains a qualified non-contributory defined benefit pension plan and a non-qualified supplemental retirement plan for certain management employees of the Company, including executive officers, selected by the Board's Human Resources Committee. Benefits payable from the qualified pension plan are limited by provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The non-qualified supplemental retirement plan provides for the payment of retirement benefits in addition to those provided under the qualified pension plan.

  The following table sets forth the estimated annual benefits payable to the named executive officers upon specified remuneration based on retirement at age 65 as of January 1, 2000. The amounts presented do not take into account any reduction for joint and survivorship payments.

         ANNUAL PENSION BENEFIT FROM QUALIFIED AND SUPPLEMENTAL PLANS

   Average                                              Average
  Applicable             Pension                       Applicable                      Pension
 Compensation            Benefit                      Compensation                     Benefit
 ------------            --------                     ------------                     --------
 $150,000                $ 92,550                      $  700,000                      $431,900
 $200,000                $123,400                      $  750,000                      $462,750
 $250,000                $154,250                      $  800,000                      $493,600
 $300,000                $185,100                      $  850,000                      $524,450
 $350,000                $215,950                      $  900,000                      $555,300
 $400,000                $246,800                      $  950,000                      $586,150
 $450,000                $277,650                      $1,000,000                      $617,000
 $500,000                $308,500                      $1,050,000                      $647,850
 $550,000                $339,350                      $1,100,000                      $678,700
 $600,000                $370,200                      $1,150,000                      $709,550
 $650,000                $401,050                      $1,200,000                      $740,400

  The supplemental retirement plan provides a retirement benefit at or after age 65, or upon disability prior to age 65, in an amount equal to 61.7% of final three-year average of base compensation, (including share awards under the stock for compensation program) and annual incentive bonuses, reduced by the benefits under the qualified pension plan (but not social security benefits), such amount to be paid to the employee or his designated beneficiaries for the employee's life with a 15-year term certain. The percentage of final three-year average compensation to be paid commencing at age 65, before reduction for qualified pension plan benefits, is 50% for a person retiring at age 50 increasing to 61.7% at age 65. An employee retiring at or after age 50, but before age 65, may receive a reduced benefit payable in the same form commencing prior to age 65. The age 65 benefits are reduced by 5% per year if commenced prior to age 60, but no earlier than age
50. The supplemental plan vests 10% per year after five years of service until fully vested with 15 years of service or at age 65. Under the qualified plan, full vesting occurs after 5 years of service. The supplemental plan also pays a death benefit if death occurs before retirement, equal to 50% of the employee's previous 3 year average compensation (or the vested retirement benefit percentage, whichever is higher) payable to his or her beneficiary for 180 months following his death. All of the individuals listed in the compensation table are covered by the qualified and supplemental retirement plans. In the event of a change in control of the Company, participants may be deemed to be 65 years of age as of the date of such change in control for purposes of vesting and benefits.

  The years of service as of January 1, 2000 for the persons named in the cash compensation table are as follows: Mr. Wittig, 5 years; Mr. Lake, 1 year; Mr. Koupal, 8 years; Mr. Grennan, 26 years; and Mr. Terrill, 20 years.

Split Dollar Life Insurance Program

  The Company established a split dollar life insurance program for the benefit of the Company and certain of its officers, including executive officers. Under the split dollar life insurance program, the Company has purchased a life insurance policy on the insured's life and, upon termination of the policy or the insured's death, the insured's beneficiary is entitled to a death benefit in an amount equal to the face amount of the policy reduced by the greater of (i) all premiums paid by the Company and, (ii) the cash surrender value of the policy, which amount, at the death of the employee or termination of the policy, as the case may be, will be returned to the Company. The Company retains an equity interest in the death benefit and cash value of the policy to secure this repayment obligation.

  Subject to certain conditions, beginning on the earlier of (i) 3 years from the date of the policy or (ii) the first day of the calendar year next following the date of the insured's retirement, the insured is allowed to transfer to the Company from time to time, in whole or in part, his interest in the death benefit under the policy at a discount equal to $1 for each $1.50 of the portion of the death benefit for which the insured may designate the beneficiary, subject to adjustment if the participant does not retire within six months of the date of agreement based on the total return to shareholders from the date of the policy. Any adjustment would result in an exchange of no more than one dollar for each dollar of death benefit nor less than one dollar for each two dollars of death benefit. At March 31, 2000, the Company's liability under this program was $19 million. The program has been designed such that upon the insured's death the Company will recover its premium payments from the policy and any amounts paid by the Company to the insured for the transfer of his interest in the death benefit.

                       HUMAN RESOURCES COMMITTEE REPORT

  The Company's executive compensation programs are administered by the Human Resources Committee of the Board of Directors (the "Committee"), which is composed of three non-employee directors. The Committee reviews and approves all issues pertaining to executive compensation. The objective of the Company's three compensation programs (base salary, short term incentive, and long term incentive) is to provide compensation which enables the Company to attract, motivate and retain talented and dedicated executives, foster a team orientation toward the achievement of business objectives, and directly link the success of the Company's executives with that of the Company's shareholders.

  The Company extends participation in its long term and short term incentive programs to certain key employees in addition to executive officers based on the potential to contribute to increasing shareholder value.

  The Committee, in structuring the Company's compensation plans, takes into consideration Section 162(m) (which disallows the deduction of compensation in excess of $1,000,000 except for certain payments based upon performance goals) of the Code and other factors the Committee deems appropriate. As a result, compensation under some but not all of the Company's plans qualify for deduction under Section 162(m).

Base Salary Compensation

  A base salary range is established for each executive position to reflect the potential contribution of each position to the achievement of the Company's business objectives and to be competitive with the base salaries paid for comparable positions in the national market by diversified consumer services companies, with emphasis on electric energy and monitored security services with annual total revenues comparable to those of the Company. Some, but not all, of such companies are included in the Standard & Poor's Electric Companies Index. The Company utilizes industry information for compensation purposes. Not all companies comprising such index participate in making available such industry information. In addition, the Company considers information of other companies with which the Committee believes it competes for executives, and is therefore relevant, but is not part of such industry information. The mid-point for each base salary range is intended to approximate the average base salary for the relevant position in the national market. Industry surveys by national industry associations are the primary source of this market information. The Committee has also utilized the services of an independent compensation consultant to provide national market data for executive positions and to evaluate the appropriateness of the Company's executive compensation and benefit programs.

  Within the established base salary ranges, actual base salary is determined by the Company's financial performance in relation to attainment of specific goals, such as earnings-per-share and total return to shareholders, and a subjective assessment of each executive's achievement of individual objectives and managerial effectiveness. The Committee annually reviews the performance of the Chairman and Executive Officers. The Committee, after consideration of the financial performance of the Company, and such other subjective factors as the Committee deems appropriate for the period being reviewed, establishes the base compensation of such officers.

  In reviewing the annual achievement of each executive and setting the new base annual salary levels for 1999, the Committee considered each individual's contribution toward meeting the Board-approved budgeted financial plan for the previous year, total return to shareholders, earnings per share, customer satisfaction, compliance with the Company's capital financial plan, the construction budget, and the operation and maintenance budgets, the individual's management effectiveness and the individual's base compensation compared to the national market.

Annual Incentive Compensation

  All executive officers are eligible for annual incentive compensation.

  The primary forms of short term incentive compensation are provided through the Company's 1998 and 1999 short term incentive plans. Through these plans, employees selected by the Committee, including the executive officers listed in the table, who have an opportunity to directly and substantially contribute to the Company's achievement of short term objectives, are eligible to receive short term incentive compensation. Short term incentives are structured so that potential compensation is comparable with short term compensation granted to comparable positions in the national market. Short term incentives are targeted to approximate the median in the national market. Some, but not all, of such companies are included in the Standard and Poor's Electric Companies Index.

  Mr. Wittig was eligible for an annual short term incentive target of 90% of base salary. Other participants are eligible for annual short term incentive targets ranging from 15% to 80% of base salary. For executive officers 20% of the annual incentive is tied to the attainment of individual goals and management skill. The balance is based upon the Company's achievement of financial goals established annually by the Committee. Awards in excess of the targets may be payable if the financial goals set by the Committee are exceeded. The Committee may grant performance based awards under the 1999 plan to the Chief Executive Officer and the other four most highly compensated officers of the Company who are or may be subject to Section 162(m) of the Code without being subject to the $1 million limitation on deductibility for federal income tax purposes.

  Changes in annual incentive compensation to the named individuals in 1999 compared to 1998 resulted from the Company failing to meet its earnings per share and shareholder value goals. Executive officers waived the discretionary portion of their short term incentive compensation. With respect to Mr. Terrill, the Committee also took into account Mr. Terrill's base salary relative to the market value of his position.

Long Term Incentives

  Long term incentive compensation is offered to employees who are in positions which can affect the long term success of the Company, through the formation and execution of the Company's business strategies. The 1996 Long Term Incentive and Share Award Plan is the principal method for long term incentive compensation, and compensation thereunder currently takes the form of stock options, dividend equivalents, and restricted share grants. The purposes of long term incentive compensation are to: (a) focus key employees' efforts on performance which will increase the value of the Company to its shareholders; (b) align the interests of management with those of the shareholders; (c) provide a competitive long term incentive opportunity; and
(d) provide a retention incentive for key employees.

  The 1996 Long Term Incentive and Share Award Plan has been established to advance the interests of the Company and its shareholders by providing a means to attract, retain, and motivate employees and directors upon whose judgment, initiative and effort the continued success, growth and development of the Company is dependent. All non-union employees are eligible for grants under the Long Term Incentive and Share Award Plan. Under the Plan, at the beginning of each incentive period, stock based awards are provided to such participants and in such amounts as the Committee deems appropriate. The number and form of awards vary on the basis of position and pay grade. The level of total compensation for similar executive positions in comparable companies was used as a reference in establishing the level of stock options, dividend equivalents and restricted shares for Company executives.

  The use of stock options, restricted shares and stock grants as a significant component of compensation creates a strong and direct linkage between the financial outcomes of the employees and the shareholders. Current options vest and become exercisable ratably over a three year period. Dividend equivalents are also granted. The value of a single dividend equivalent is equal to the accumulated dividends that would have been paid or payable on a share from the date of grant through the date of exercise. Restricted Shares require the continued employment of the executive for four years unless the executive's employment terminates due to retirement, death, disability, termination without cause by the Company, or for good reason by the executive. Dividends are paid on the restricted shares from the date of grant.

  In April 1999 the Committee adopted a stock for compensation program which requires executive officers and other key employees of the Company to receive a specified percentage of base compensation in the form of share units. The percentage of base compensation required to be paid in share units ranges from approximately 5% to approximately 60% depending on the salary of the individual and is phased in over three years up to 100% of a participant's base salary increase. Participants may elect to receive the maximum percentage in share units. Share units are valued based upon 85% of the closing price for the Company's Common Stock on the date of grant. Dividend equivalents are granted on a similar basis. In 1999 Mr. Wittig elected to receive approximately 60% of his base compensation in share units under the program.

  In the event of a change of control, stock options, dividend equivalents and restricted shares may accelerate and vest.

Chief Executive Officer

  Mr. Wittig has been the Chief Executive Officer of the Company since July 1998. Mr. Wittig's base salary and his annual short term incentive compensation are established annually. While not utilizing any specific performance formula and without ranking the relative importance of each factor in reviewing Mr. Wittig's base salary for 1999, the Committee took into account relevant salary information in the national market and the Committee's subjective evaluation of Mr. Wittig's overall management effectiveness in his position as Chairman of the Board, President, and Chief Executive Officer of the Company and his achievement of individual goals. Factors considered included his continuing leadership of the Company and his contribution to strategic direction, management of change in an increasingly competitive environment, control of expenses, management of operations, and the overall productivity of the Company. The Committee also took into account the recommendations made by an independent compensation consultant following a review of the Company's compensation plans.

  With respect to Mr. Wittig's 1999 short term incentive compensation, the Committee took into account the Company failing to meet its earnings per share and shareholder value goals. Mr. Wittig waived the discretionary portion of his short term incentive compensation. The long term incentive compensation of Mr. Wittig included stock options, dividend equivalents and restricted shares granted based upon the factors described under Long Term Incentives above.

                               Western Resources, Inc. Human Resources
                               Committee

                               Frank J. Becker      Gene A. Budig

                                Chairperson          John C. Dicus

                  EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

Change in Control Agreements

  The Company has entered into change in control agreements with its executive officers to ensure their continued service and dedication to the Company and their objectivity in considering on behalf of the Company any transaction which would result in a change in control of the Company. Under the agreements, during the twelve-month period after a change in control, the executive officer would be entitled to receive a lump-sum cash payment and certain insurance benefits if such officer's employment were terminated by the Company other than for cause or upon death, disability, or retirement; or by such executive officer for good reason as those terms are defined therein.

  Upon such termination, the Company must make a lump-sum cash payment to the executive officer, in addition to any other compensation to which the officer is entitled, of (i) two (three in the case of certain executive officers) times such officer's base salary, (ii) two (three in the case of certain executive officers) times the average of the bonuses paid to such executive officer for the last three fiscal years, and (iii) the actuarial equivalent of the excess of the executive officer's accrued pension benefits, computed as if the executive officer had two (three in the case of certain executive officers) additional years of benefit accrual service, over the executive officer's vested accrued pension benefits. In addition, the Company must offer health, disability and life insurance coverage to the executive officer and his or her dependents on the same terms and conditions that existed immediately prior to the termination for two (three in the case of certain executive officers) years, or, if earlier, until such executive officer is covered by equivalent benefits.

Executive Agreements

  In connection with Mr. Lake's employment, the Company agreed to pay him an initial base salary of $325,000 and a $350,000 signing bonus for beginning his employment prior to September 1, 1998. Mr. Lake is entitled to participate in the Company's short and long term incentive plans for officers and all other benefits customarily provided to executive officers. Mr. Lake received 30,000 stock options and 13,500 shares of restricted stock upon commencement of his employment with the Company. Mr. Lake was also enrolled in the Company's non-qualified supplemental retirement plan. In order to attract Mr. Lake to the Company, the Company agreed to pay him $500,000 if he remains an employee with the Company through September 1, 2000, and an additional $1,000,000 if he remains an employee of the Company through September 1, 2002. If Mr. Lake's employment is terminated by the Company without cause or by Mr. Lake with good reason, as those terms are defined in the Company's Change in Control agreements, Mr. Lake will receive $500,000 if such termination is prior to September 1, 2000, and $1,000,000 if such termination is after September 1, 2000 but before September 1, 2002.

  In connection with Mr. Wittig's employment, the Company agreed to acquire a life insurance policy on Mr. Wittig's life and to pay the premium on such policy up to $25,000 per year, to compensate him for lost benefits from his prior employer. In 1999 the Company paid Mr. Wittig the value of such policy, which is reflected in the compensation table. Upon Mr. Wittig's death the Company will receive the benefits payable under the life insurance policy which is expected to reimburse the Company for the benefit paid to Mr. Wittig.

Performance Graph

  Shown below is a line-graph presentation comparing the Company's cumulative, five-year total returns on an indexed basis* with the Standard & Poor's 500 stock index and Standard & Poor's Electric Companies Index.


                                    [GRAPH]

            Western Resources        S&P 500       S&P Electric Companies
12/31/94          100                  100                  100
12/31/95          124                  138                  131
12/31/96          123                  169                  131
12/31/97          182                  226                  165
12/31/98          149                  290                  191
12/31/99           83                  351                  154

* Assumes $100 invested on December 31, 1994. Total return assumes reinvestment of dividends.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based solely on the Company's review of the copies of reports filed under
Section 16(a) of the Exchange Act and written representations that no other reports were required, the Company believes that, during the fiscal year ended December 31, 1999, all required filings applicable to its executive officers, directors and owners of more than ten percent of the Company's Common Stock were made and that such persons were in compliance with the Exchange Act requirements, with the following exceptions: in reliance upon regulations which had previously exempted the reporting of certain acquisitions, but which subsequently changed, Messrs. Becker, Hughes, Meyer, and Smith each failed to report acquisitions of phantom stock units acquired during 1996, 1997 and 1998 under the Outside Directors Deferred Compensation Plan. The number of reports and transactions that were not reported on a timely basis were as follows: Mr. Becker (9 reports covering 57 transactions); Mr. Hughes, (3 reports covering 10 transactions); Mr. Meyer (9 reports covering 98 transactions); and Mr. Smith (3 reports covering 10 transactions). All such previously unreported transactions were reported in February of 2000.

                                OTHER BUSINESS

  The Board of Directors does not know of any other matters to come before the meeting. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the same in accordance with their judgment on such other matters.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP has acted as the Company's independent auditors since 1958, and has been recommended by the Audit and Finance Committee, approved by the Board of Directors and engaged by the Company as the Company's and its wholly-owned subsidiaries' independent public accountants for 2000. Representatives of Arthur Andersen LLP will be in attendance at the Annual Meeting, will be available to respond to appropriate questions from shareholders and will be permitted to make a statement at the meeting if they desire to do so.

                       ANNUAL REPORT TO THE SHAREHOLDERS

  The Summary Annual Report of the Company for the year ended December 31, 1999, was mailed to shareholders on or about April 14, 2000. The appendix to this proxy statement contains financial statements of the Company audited by Arthur Andersen LLP, independent public accountants.

  Whether or not you expect to be present at the 2000 Annual Meeting, you are requested to date, sign, and return the enclosed proxy card, or vote using one of the other methods as described on the enclosed proxy card. Your prompt response will be much appreciated.

                                          By Order of the Board of Directors,

                                          /s/ Richard D. Terrill

                                          Richard D. Terrill
                                          Secretary

Topeka, Kansas
May 11, 2000

                       APPENDIX A TO THE PROXY STATEMENT





                         [Logo] Western Resources (R)
                              1999 Annual Report




                       Audited Financial Statements and
                     Management's Discussion and Analysis

TABLE OF CONTENTS
--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA..................................................     3

MANAGEMENT'S DISCUSSION AND ANALYSIS

  Introduction..........................................................      4

  Summary of Significant Items..........................................      4

  Operating Results.....................................................      4

  Business Segments.....................................................      5

  Western Resources Consolidated........................................      7

  Liquidity and Capital Resources.......................................      8

  Other Information.....................................................     10

CONSOLIDATED FINANCIAL STATEMENTS

  Balance Sheets........................................................     14

  Statements of Income..................................................     15

  Statements of Comprehensive Income....................................     16

  Statements of Cash Flows..............................................     17

  Statements of Cumulative Preferred Stock..............................     18

  Statements of Shareholders' Equity....................................     18

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..............................     19

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS................................     38

DIRECTORS AND OFFICERS..................................................     39

CORPORATE INFORMATION...................................................     39

                                                         WESTERN RESOURCES, INC.

SELECTED FINANCIAL DATA
------------------------------------------------------------------------------------------------------------------------------------
                                                             1999/(1)/       1998/(2)/      1997/(3)/       1996          1995
------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                                 (Dollars in Thousands)
INCOME STATEMENT DATA:
Sales.....................................................    $2,036,158     $2,034,054     $2,151,765      $2,046,827    $1,744,274

Net income before extraordinary gain......................           717         46,165        499,518         168,950       181,676

Earnings available for common stock ......................        11,330         44,165        494,599         154,111       168,257

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                            (Dollars in Thousands)

BALANCE SHEET DATA:
Total assets..............................................    $8,008,206     $7,951,428     $6,959,550      $6,647,781    $5,490,677

Long-term debt, preference stock, and
 other mandatorily redeemable securities ..................    3,103,066      3,283,064      2,458,034       1,951,583     1,641,263

------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,

COMMON STOCK DATA:
Earnings per share available for common stock
 before extraordinary gain ................................   $    (0.01)    $     0.65     $     7.59      $     2.41    $     2.71

Earnings per share available for common stock ............    $     0.17     $     0.67     $     7.59      $     2.41    $     2.71

Dividends per share/(4)/....................................  $     2.14     $     2.14     $     2.10      $     2.06    $     2.02

Book value per share......................................    $    27.83     $    29.40     $    30.88      $    25.15    $    24.71

Average shares outstanding (000's).......................         67,080         65,634         65,128          63,834        62,157

------------------------------------------------------------------------------------------------------------------------------------

(1) Information reflects the impairment of marketable securities and a change to an accelerated amortization method for Protection One customer accounts.
(2) Information reflects exit costs associated with international power development activities.
(3) Information reflects the gain on the sale of Tyco common shares, our strategic alliance with ONEOK and the acquisition of Protection One.
(4) In March 2000, the company announced a new dividend policy. See Note 24 of Notes to Consolidated Financial Statements for further discussion.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

INTRODUCTION

In Management's Discussion and Analysis we explain the general financial condition and the operating results for Western Resources, Inc. and its subsidiaries. We explain:

 . What factors impact our business
 . What our earnings and costs were in 1999 and 1998
 . Why these earnings and costs differed from year to year
 . How our earnings and costs affect our overall financial condition
 . What our capital expenditures were for 1999
 . What we expect our capital expenditures to be for the years 2000 through
  2002
 . How we plan to pay for these future capital expenditures
 . Any other items that particularly affect our financial condition or earnings

As you read Management's Discussion and Analysis, please refer to our Consolidated Statements of Income on page 15. These statements show our operating results for 1999, 1998 and 1997. In Management's Discussion and Analysis, we analyze and explain the significant annual changes of specific line items in the Consolidated Statements of Income.

SUMMARY OF SIGNIFICANT ITEMS

Extraordinary Gain on Retirement of Protection One Bonds

In the fourth quarter 1999, Westar Capital purchased Protection One bonds in the open market. We have recognized an extraordinary gain of $13.4 million, net of tax, at December 31, 1999 related to the retirement of this debt. These bonds were transferred to Protection One on February 29, 2000, when Westar Capital purchased the continental European and United Kingdom operations of Protection One, and certain investments held by a subsidiary of Protection One.

Marketable Securities

During the fourth quarter of 1999, we decided to sell our remaining marketable security investments in paging industry companies. These securities have been classified as available-for-sale; therefore, changes in market value have been historically reported as a component of other comprehensive income.

The market value for these securities declined during the last six to nine months of 1999. We determined that the decline in value of these securities was other than temporary and a charge to earnings for the decline in value was required at December 31, 1999. Therefore, we recorded a non-cash charge of $76.2 million in the fourth quarter of 1999. This charge to earnings has been presented separately in the accompanying Consolidated Statements of Income.

In February 2000, Metrocall, Inc. (Metrocall), a paging company whose securities were included in our investment portfolio at December 31, 1999, made an announcement that significantly increased the market value of paging company securities in the public markets. During the first quarter of 2000, we sold these paging securities and realized a gain of $24.9 million.

Termination of Merger Agreement with Kansas City Power & Light Company

On March 18, 1998, we signed an Amended and Restated Plan of Agreement and Plan of Merger with the Kansas City Power & Light Company (KCPL) under which KGE, KPL, and KCPL would have been combined into a new company called Westar Energy, Inc. KCPL has notified us that it has terminated the contemplated transaction. We expensed costs related to the KCPL merger of approximately $17.6 million at December 31, 1999.

Protection One Accounting Change

Protection One performed a review of its amortization policy relating to customer accounts and identified three distinct pools, each of which has distinct attributes that effect differing attrition characteristics. The pools correspond to its North America and Multifamily business segments and its former European business segment. For the North America and Europe pools, the analyzed data indicated that a change from a straight-line to a declining balance (accelerated) method would more closely match future amortization cost with the estimated revenue stream from these assets. Protection One elected to change to that method for its North America and Europe pools of customers. No change was made in the method used for the Multifamily pool. See Note 1 of Notes to Consolidated Financial Statements for further discussion.

Protection One Impairment Test

Protection One also performed an impairment test of its customer accounts and related goodwill under the guidance of the Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS 121). Paragraph 6 of SFAS 121 indicates that an impairment loss should be recognized only if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset(s) grouped at the lowest level of identifiable cash flows. After performing the test, Protection One determined that the customer accounts are not currently impaired.

Protection One Change in Estimate of Useful Life of Goodwill

In conjunction with the impairment test for customer accounts, Protection One also re-evaluated the original assumptions and rationale utilized in the establishment of its carrying value and estimated useful life of goodwill. Protection One concluded that due to continued losses and increased levels of attrition experienced in 1999, the estimated useful life of goodwill should be reduced from 40 years to 20 years. As of January 1, 2000, the remaining goodwill, net of accumulated amortization, will be amortized over its remaining useful life based on a 20-year life. On Protection One's existing account base, Protection One anticipates that this will result in an increase in annual goodwill amortization of approximately $34 million prospectively.

OPERATING RESULTS

Western Resources Consolidated

1999 Compared to 1998: Basic earnings per share were $0.17 compared to $0.67 in 1998. The company's 1999 results of operations benefited from the strong performance of the regulated electric utility operations. However, this strong performance was not sufficient to compensate for the changes to earnings discussed above or the performance of our monitored services business. The impact of the monitored services business on basic earning per share was $(1.05), compared to $(0.03) in 1998.

1998 Compared to 1997: Basic earnings per share were $0.67 compared to $7.59. Operating results for 1998 are difficult to compare to 1997 due primarily to 1998 charges to income and the 1997 pre-tax gain on the sale of Tyco International Ltd. (Tyco) common stock of $864.2 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

In addition to the gain on the sale of Tyco common stock recorded in 1997, we recorded charges which included $48 million of deferred KCPL merger costs and approximately $24.3 million to reflect the impairment of assets and the closing of business activities.

In November 1997, we completed our strategic alliance with ONEOK and contributed substantially all of our natural gas business to ONEOK in exchange for a 45% ownership interest in ONEOK. Following the strategic alliance, the consolidated energy sales, related cost of sales and operating expenses in 1997 for our natural gas business have been replaced by investment earnings in ONEOK.

The following discussion explains significant changes from prior year results in sales, costs of sales, operating expenses, other income (expense), interest expense, income taxes, and preferred and preference dividends.

Electric Utility

Electric sales include sales from fossil generation, nuclear generation, power marketing and power delivery operations. The KCC and the FERC authorize rates for our electric sales. Power marketing is only regulated by the FERC. We expanded into both the marketing of electricity and risk management services to wholesale electric customers and the purchase of electricity for retail customers. Changing weather affects the amount of electricity our customers use. Very hot summers and very cold winters prompt more demand, especially among our residential customers. Mild weather reduces demand.

Many things will affect our future electric sales. They include:
 . The weather
 . Our electric rates
 . Competitive forces
 . Customer conservation efforts
 . Wholesale demand
 . The overall economy of our service area
 . The City of Wichita's attempt to create
  a municipal electric utility
 . The cost of fuel included in base rates

The following tables reflect the changes in electric sales volumes (excluding power marketing), for the years ended December 31, 1999, 1998 and 1997:

-----------------------------------------------------------------
                                         1999    1998    % Change
-----------------------------------------------------------------
                                          (Thousands of MWH)
Residential..........................    5,551   5,815  (4.5)%
Commercial...........................    6,202   6,199   0.1 %
Industrial...........................    5,743   5,808  (1.1)%
Other................................      108     108  (0.2)%
                                        ----------------------
 Total retail........................   17,604  17,930  (1.8)%
Wholesale............................    5,617   4,826  16.4 %
                                        ----------------------
 Total................................  23,221  22,756   2.0 %
                                        ======================

-----------------------------------------------------------------
                                         1998    1997    % Change
-----------------------------------------------------------------
                                         (Thousands of MWH)
Residential..........................    5,815   5,310   9.5  %
Commercial...........................    6,199   5,803   6.8  %
Industrial...........................    5,808   5,714   1.6  %
Other................................      108     107   1.0  %
                                        -----------------------
 Total retail.........................  17,930  16,934   5.9  %
Wholesale............................    4,826   5,334  (9.5) %
                                        -----------------------
 Total................................  22,756  22,268   2.2  %
                                        =======================

1999 compared to 1998: Electric utility gross profit increased 3%, or $30.5 million. Gross profit as a percentage of sales improved to 67% from 57%. These improvements are due primarily to increased power marketing profit and increased wholesale sales. In the summer of 1999, we had increased power plant availability during hot weather when demand was high which allowed increased wholesale sales. Power plant availability impacts both gross profit and gross profit percentage, as it is more profitable for us to generate electricity for resale than to purchase power for resale. Partially offsetting these increases were lower retail sales due to weather which was milder in 1999.

1998 compared to 1997: Electric utility gross profit increased 8%, or $68.3 million. This improvement occurred because our retail sales volumes increased $66 million as a result of warmer summer temperatures but electric cost of sales only increased $4.6 million because Wolf Creek operated the entire year without any outages. Our retail sales would have been higher had we not implemented an electric rate decrease on June 1, 1998. See Note 14 of Notes to Consolidated Financial Statements for further information on our electric rate decreases.

Gross profit as a percentage of sales decreased to 57% from 69%. In 1997, we made a strategic decision to expand our power marketing business to better utilize our generating assets and to reduce risk associated with energy prices. In 1997, our power marketing activity had an insignificant effect on gross profit. In 1998, we had power marketing sales of $382.6 million, but our net profit on power marketing transactions was significantly less than our net profit on our traditional electric sales.

Items included in energy cost of sales are fuel expense, purchased power expense (electricity we purchase from others for resale) and power marketing expense.

BUSINESS SEGMENTS

We have defined four business segments: fossil generation, nuclear generation, power delivery and monitored services, based on how management currently evaluates our business. Our business segments are based on differences in products and services, production processes and management responsibility.

We manage our electric utility business segments' performance based on their earnings before interest and taxes (EBIT). EBIT does not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to operating income and is indicative neither of operating performance nor cash flows available to fund the cash needs of our company. Items excluded from EBIT are significant components in understanding and assessing the financial performance of our company. We believe presentation of EBIT enhances an understanding of financial condition, results of operations and cash flows because EBIT is used by our company to satisfy its debt service obligations, capital expenditures, dividends and other operational needs, as well as to provide funds for growth. Our computation of EBIT may not be comparable to other similarly titled measures of other companies.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

The following discussion identifies key factors affecting our electric business segments.

--------------------------------------------------------------------------------
                                           1999        1998       1997
--------------------------------------------------------------------------------
                                              (Dollars in
                                              Thousands)
Fossil Generation
 External sales.................... $   365,311  $  525,974 $  208,836

 Internal sales....................     546,683     517,363    517,167

 Depreciation and amortization.....      55,320      53,132     53,831

 EBIT..............................     219,087     144,357    149,825

Nuclear Generation
 Internal sales.................... $   108,445  $  117,517 $  102,330

 Depreciation and amortization.....      39,629      39,583     65,902

 EBIT..............................     (25,214)    (20,920)   (60,968)

Power Delivery
 External sales.................... $ 1,064,385  $1,085,711 $1,021,212

 Internal sales....................     293,522      66,492     66,492

 Depreciation and amortization.....      71,717      68,297     63,590

 EBIT..............................     145,603     196,398    173,809
--------------------------------------------------------------------------------

Fossil Generation

Fossil Generation's external sales include power produced for sale to external wholesale customers located outside our historical marketing territory. Internal sales include power produced for sale to Power Delivery. Internal sales are made at an internal transfer price which is based upon an assumed competitive market price for capacity and energy.

1999 compared to 1998: External sales decreased $160.7 million, or 31%, primarily due to lower power marketing sales. Power marketing sales decreased $192.5 million, or 50%, due to milder weather compared to last year. In 1999 and 1998, the wholesale power market experienced extreme volatility in prices and supply. This volatility impacts our cost of power purchased and our participation in power trades.

The decrease in power marketing sales was partially offset by higher wholesale sales of $29.6 million. Due to warmer than normal weather throughout the Midwest in July and increased availability of our coal-fired generation stations, we were able to sell more electricity to wholesale customers in 1999 than in 1998. During the summer of 1998, one of our coal-fired generation units was unavailable for an extended period of time, reducing our wholesale sales capacity.

The internal transfer price Fossil Generation charged Power Delivery was higher due to a higher forecasted peak demand. Therefore, internal sales and EBIT of Fossil Generation were higher. EBIT was also higher due to improved net profit on power marketing transactions.

1998 compared to 1997: External sales increased $317.1 million, mostly because of increased power marketing sales of $312.8 million.

EBIT for 1998 decreased from 1997 because we had higher cost of sales of $4.6 million due primarily to a coal-fired generation station being unavailable for the summer. The availability of our generating units and purchased power from other companies also impact power marketing sales.

Nuclear Generation

Nuclear generation has no external sales because it provides all of its power to its co-owners KGE, KCPL and Kansas Electric Power Cooperative, Inc. Internal sales include the internal transfer price that Nuclear Generation charges to Power Delivery. The amounts in the table above are our 47% share of Wolf Creek's operating results. EBIT is negative because internal sales are less than Wolf Creek's costs.

Wolf Creek has a scheduled refueling and maintenance outage approximately every 18 months. The next outage is scheduled in September 2000. During an outage Wolf Creek produces no power for its co-owners; therefore internal sales and EBIT decrease and nuclear fuel expense decreases.

1999 compared to 1998: Internal sales and EBIT decreased primarily due to the scheduled 36-day refueling and maintenance outage at Wolf Creek in 1999. In 1998, Wolf Creek operated the entire year without any outages.

1998 compared to 1997: Internal sales and EBIT were higher in 1998 than in 1997 because the Wolf Creek facility was off-line for 58 days in 1997 for a scheduled maintenance outage.

Depreciation and amortization expense decreased $26.3 million because we had fully amortized a regulatory asset during 1997. This decrease in amortization expense increased EBIT for 1998.

Power Delivery

Power Delivery's external sales consist of the transmission and distribution of power to our Kansas electric customers and the customer service provided to them. Internal sales include an intra-segment transfer price for charges for the use of the distribution lines and transformers.

1999 compared to 1998: External sales decreased $21.3 million due primarily to 2% lower retail electric sales volume. Retail sales volumes decreased primarily as a result of milder temperatures in 1999. Our service territories averaged 22% fewer cooling degree days in 1999. The cumulative effect of the electric rate decreases implemented on June 1, 1998, and June 1, 1999, reduced sales by approximately $10 million.

Internal sales were $227 million higher due to a change in the internal transfer price charged for the use of the distribution lines and transformers.

EBIT decreased $50.8 million primarily due to $21.3 million lower external sales, a $16.1 million higher internal transfer price charged by Fossil Generation and $8.3 million in ancillary service fees charged by Fossil Generation. The increased internal transfer price was due to higher peak demand to accommodate air conditioning load. No ancillary service fees were charged by Fossil Generation in 1998.

1998 compared to 1997: External sales and EBIT increased. In addition to our normal customer growth, we experienced warmer weather during the summer months in 1998 than we did in 1997 which improved external sales approximately $41.9 million. The effect of our electric rate decrease lowered 1998 external sales approximately $11 million.

Monitored Services

Protection One operates and manages our monitored services interest. The results discussed below reflect Protection One on a stand-alone basis and do not take into consideration the minority interest of approximately 15% at December 31, 1999 and 1998.

--------------------------------------------------------------------------------
                                          1999      1998        1997
--------------------------------------------------------------------------------
                                         (Dollars in Thousands)

External sales...................... $ 605,176 $ 421,095   $ 152,347
Depreciation and amortization.......   238,803   117,651      41,179
EBIT................................   (24,013)   56,727     (38,517)
--------------------------------------------------------------------------------

1999 compared to 1998: Protection One had a net increase of 8,595 customers in 1999 as compared to a net increase of 445,156 customers in 1998. Accordingly, results for 1999 include a full year of operations with the customers added throughout 1998. The increase in customers is the primary reason for the $184.1 million increase in external sales.

EBIT decreased $80.7 million due to higher cost of sales as a result of increased customers, higher depreciation and amortization expense and higher selling general and administrative expenses.

Depreciation and amortization expense increased $121.2 million. As discussed above in SUMMARY OF SIGNIFICANT ITEMS, Protection One changed its customer amortization method from a 10-year straight line method to a 10-year declining balance method which resulted in an increase in amortization expense of approximately $50 million. The balance of the increase is primarily attributed to a full year of amortization expense on customers acquired during 1998.

Selling, general and administrative expenses increased $71.5 million primarily due to costs associated with the overall increase in the average number of customers billed, additional bad debt expense of approximately $10.5 million resulting from higher attrition, costs associated with Year 2000 compliance, professional fees and salary increases.

1998 compared to 1997: Monitored services sales increased $268.7 million. The increase is due to acquisitions and new customers purchased through Protection One's dealer program. The dealer program consists of independent companies with residential and small commercial sales, marketing and installation skills which provide Protection One with new monitoring customers for purchase on an ongoing basis. Monthly recurring revenue represents the monthly fees paid by customers for on-going monitored security service. At December 31, 1998, monthly recurring revenue totaled about $37.9 million. Protection One added approximately $16.6 million of monthly recurring revenue from acquisitions and approximately $5.3 million of monthly recurring revenue from its dealer program. Because acquisitions and purchases from the dealer program occurred throughout the year, not all of the $21.9 million of acquired monthly recurring revenue is reflected in 1998 results. Offsetting these revenue increases was Protection One's net monthly recurring revenue losses of 9%.

Cost of sales increased $93.4 million. Monitoring and related services expenses increased by $70.9 million, or 217%, due to the acquisition of three major service centers and three smaller satellite monitoring facilities in the United States, as well as two service centers in Canada and two in Europe.

Monitoring and service activities at existing facilities increased as well due to new customers generated by Protection One's dealer program.

Selling, general and administrative expenses rose $31 million. The increase in expenses resulted primarily from acquisitions, offset by a decrease in sales and related expenses. Selling, general and administrative expenses as a percentage of total sales declined from 56% in 1997, to 27% in 1998. The transition of Protection One's primary distribution channel from an internal sales force to the dealer program resulted in sales commissions declining by approximately $9 million. Protection One also reduced advertising and telemarketing activities that formerly supported the internal sales force.

Amortization of intangibles and depreciation expense totaled $117.7 million in 1998. Protection One recorded $582 million of customer intangibles and $549 million in cost allocated to goodwill during 1998 from its purchases of monitored services companies, portfolios of customer accounts and individual new customers through its dealer program.

 EBIT increased $95.2 million. Included in 1998 EBIT is a non-recurring gain approximating $16.3 million on the repurchase of customer contracts covered by a financing arrangement. A charge of approximately $24.3 million adversely affected 1997 EBIT. The charge was needed to reflect the impairment of certain assets and the closing of business activities.

WESTERN RESOURCES CONSOLIDATED

Other Operating Expenses

In 1999, we recorded a charge of $17.6 million for deferred KCPL merger costs related to the termination of the KCPL merger.

In 1998, we recorded a $98.9 million charge to income associated with our decision to exit the international power project development business. Activities associated with the exit plan were substantially complete at December 31, 1999. See Note 16 of Notes to Consolidated Financial Statements for further discussion.

In 1997, we recorded a charge totaling $48 million to write-off the original merger costs associated with the KCPL transaction. In addition, Protection One recorded a charge of $24.3 million to reflect the impairment of certain assets and the closing of business activities.

Other Income (Expense)

Compared to 1998, other income for 1999 decreased $69.5 million primarily due to the other than temporary decline in the value on marketable securities recorded in 1999. Compared to 1997, other income for 1998 decreased $865.4 million primarily due to the gain recognized in 1997 on the sale of our Tyco common stock.

Interest Expense

1999 compared to 1998: Interest expense represents the interest we paid on outstanding debt. Interest expense increased 30% because Protection One borrowed additional long-term debt primarily to fund purchases of customer accounts. Western Resources also had higher long-term debt interest expense because of the 6.25% and 6.8% unsecured senior notes due 2018 that we issued in third quarter of 1998. Short-term debt interest expense was $2.4 million higher due to higher average balances of short-term debt in 1999.

1998 compared to 1997: Interest expense increased 17% due to higher long-term debt. Our long-term debt balance increased $875 million due to our and Protection One's issuance of new long-term debt used to reduce existing short-term debt, to fund nonregulated operations and to finance a substantial portion of Protection One's customer account growth. Lower short-term debt interest expense partially offset the higher long-term debt interest expense. Our short-term debt had a lower weighted average interest rate than the long-term debt which replaced it.

Income Taxes

1999 compared to 1998: We have recorded an income tax benefit in 1999 of $33 million and income tax expense in 1998 of $15 million. This change is primarily due to lower earnings before income taxes in 1999. Earnings before income taxes decreased primarily due to operating results at Protection One, an impairment of the marketable securities discussed above and the charge related to the termination of the KCPL merger.

We also had tax expense of $7.2 million related to Westar Capital's extraordinary gain on the purchase of Protection One bonds, which is presented separately on the consolidated statement of income after income from continuing operations.

Our effective income tax rates are affected by the receipt of non-taxable proceeds from our corporate owned life insurance policies, the tax benefit from excluding 70% of the dividends received from ONEOK, the generation and utilization of tax credits from Affordable Housing investments, the amortization of prior years' investment tax credits, and the amortization of non-deductible goodwill.

1998 compared to 1997: Income tax expense declined significantly due to the decline in taxable net income. Tax expense for 1997 included taxes related to the gain on the sale of Tyco common stock. Our effective tax rate also declined from 1997.

Preferred and Preference Dividends

On April 1, 1998, we redeemed the 7.58% preference stock due 2007. This redemption has resulted in a significant decline in preferred and preference dividends since 1997.

LIQUIDITY AND CAPITAL RESOURCES

Overview

Most of our cash requirements consist of capital expenditures and maintenance costs associated with the electric utility business, cash needs of our monitored services business for customer account growth and infrastructure, debt service and cash payments of common stock dividends. Our ability to attract necessary financial capital on reasonable terms is critical to our overall business plan. Historically, we have paid for these items with cash on hand, the issuance of stock or short-term debt. Our ability to provide the cash, stock or debt to fund our capital expenditures depends upon many things, including available resources, our financial condition and current market conditions.

We had $15.8 million in cash and cash equivalents at December 31, 1999. We consider highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 1999, we had approximately $705.4 million of short-term debt outstanding, of which $535.4 million was commercial paper. Current maturities of long-term debt were $111.7 million at December 31, 1999.

As of December 31, 1999, we had arrangements with certain banks to provide unsecured short-term lines of credit on a committed basis totaling approximately $1.1 billion. The unused portion of these lines of credit was used to provide support for commercial paper.

The unsecured short-term lines of credit included three revolving credit facilities with various banks as follows:

--------------------------------------------------------------------------------
Amount                  Facility                  Termination Date
--------------------------------------------------------------------------------
$300 million            364-day                   March 15, 2000
 500 million              5-year                  March 17, 2003
 250 million              6 1/2-month              June 30, 2000
--------------------------------------------------------------------------------

In March 2000, we amended the $300 million facility to reduce the commitment to $242 million and to extend the maturity date to June 30, 2000. We also amended all of these credit facilities to reflect the possibility of borrowing from them rather than using them to provide support for commercial paper borrowings. As a result of these amendments our cost of borrowing will be higher. A one percent increase in our interest rate on our outstanding short-term debt balance as of December 31, 1999, would have increased our annual interest expense by $7 million. We cannot predict the market conditions or our credit ratings at the time we may borrow from these facilities; and therefore, cannot predict how much higher our interest expense might be.

Amendments to the credit facilities include increased pricing to reflect credit quality and the potential drawn nature of credit facilities rather than support for commercial paper, redefinition of the total debt to capital financial covenant, limitation on use of proceeds from sale of first mortgage bonds requiring repayment of debt outstanding under the credit facilities before proceeds may be used for other purposes, and a commitment to use our "best efforts" to pledge first mortgage bonds to support our credit facilities if our senior unsecured credit rating drops below "investment grade" (bonds rated below BBB by Standard & Poor's (S&P) and Fitch and below Baa by Moody's Investors Service (Moody's)).

In order to maintain adequate short-term borrowing capacity, we expect to replace or further amend these credit facilities prior to their termination.

In January 2000, we reached an agreement with our banks under our current credit facilities to eliminate a cross-default provision relating to Protection One and its subsidiaries, provided we do not increase our investment in Protection One by more than $225 million or $125 million if our senior unsecured credit ratings drop below investment grade as determined by S&P and Moody's. We borrowed $225 million in short-term debt in 1999 to fund Westar Capital's revolving credit agreement to Protection One. We may borrow additional short-term debt from time-to-time to fund Protection One's revolving credit agreement.

We have registered securities for sale with the Securities and Exchange Commission (SEC). As of December 31, 1999, these included $400 million of unsecured senior notes, $50 million of KGE first mortgage bonds and approximately 11.2 million Western Resources common shares.

Our ability to issue additional debt and equity securities is restricted under limitations imposed by the charters and the Mortgage and Deed of Trusts of Western Resources and KGE.

Our mortgage prohibits additional first mortgage bonds from being issued (except in connection with certain refundings) unless our unconsolidated net earnings available for interest, depreciation and property retirement for a period of 12 consecutive months within 15 months preceding the issuance are not less than the greater of twice the annual interest charges on, or 10% of the principal amount of, all first mortgage bonds outstanding after giving effect to the proposed issuance. Based on our results for the 12 months ended December 31, 1999, $410 million of first mortgage bonds could be issued (8.25% interest rate assumed).

Our bonds may be issued, subject to the restrictions in the preceding paragraph, on the basis of property additions not subject to an unfunded prior lien and on the basis of bonds which have been retired. As of December 31, 1999, we had approximately $365 million of net bondable property additions not subject to an unfunded prior lien entitling us to issue up to $219 million principal amount of additional bonds. As of December 31, 1999, $125 million in additional first mortgage bonds could be issued on the basis of retired bonds.

KGE's mortgage prohibits additional first mortgage bonds from being issued (except in connection with certain refundings) unless KGE's net earnings before income taxes and before provision for retirement and depreciation of property for a period of 12 consecutive months within 15 months preceding the issuance are not either less than two and one-half times the annual interest charges on, or 10% of the principal amount of, all KGE first mortgage bonds outstanding after giving effect to the proposed issuance. In addition, the issuance of bonds is subject to limitations based upon the amount of bondable property additions. Based on KGE's results for the 12 months ended December 31, 1999, approximately $1.0 billion principal amount of additional KGE first mortgage bonds could be issued (8.25% interest rate assumed) under the most restrictive tests in the mortgage. As of December 31, 1999, $17 million in additional bonds could be issued on the basis of retired bonds.

We plan to sell, subject to market and other conditions, up to $500 million of first mortgage bonds in 2000.

S&P, Fitch Investors Service (Fitch) and Moody's are independent credit-rating agencies that rate our debt securities. These ratings indicate the agencies' assessment of our ability to pay interest and principal on these securities.

As of March 24, 2000, ratings with these agencies were as follows:

--------------------------------------------------------------------------------------------------
                                                                                     Protection
                  Western              Western                KGE's      Protection     One
                 Resource   Western   Resources    KGE's     Senior         one        Senior
                 Mortgage  Resources' Short-term  Mortgage  Unsecured     Senior     Subordinated
                  Bond     Unsecured     Debt       Bond      Debt      Unsecured     Unsecured
Rating Agency    Rating      Debt       Rating     Rating    Rating        debt         Debt
--------------------------------------------------------------------------------------------------
S&P.............   A-        BBB         A-2        BBB+      BBB          BB-            B
Fitch...........   A-        BBB+        F-2        A-        --           BB             B+
Moody's.........   A3        Baa1        P-2        A3        Baa3         B2             Caa1
--------------------------------------------------------------------------------------------------

Credit rating agencies are applying more stringent guidelines when rating utility companies due to increasing competition and utility investment in non-utility businesses. In January 2000, in response to the terminated KCP&L merger and unprofitable operations and liquidity issues at Protection One, Moody's announced they were placing Western Resources and KGE ratings on review for possible downgrade, S&P affirmed its ratings of Western Resources and KGE, but said the outlook is negative, and Fitch placed the ratings of Western Resources and KGE on RatingAlert - Negative. We anticipate that these rating agencies will complete their reviews and lower our credit ratings in the near future, but we cannot predict our new ratings.

In response to liquidity and operational issues and our announcement that we are exploring strategic alternatives for Protection One, in November 1999, Moody's, S&P and Fitch downgraded their ratings on Protection One's credit facility and outstanding securities. On March 24, 2000, Moody's further downgraded their ratings on Protection One's outstanding securities with outlook remaining negative.

Should our short-term debt ratings be lowered, access to the commercial paper market, when available, would be more costly and may require borrowing from our existing revolving credit facilities.

Cash Flows from Operating Activities

Cash from operations decreased 6% in 1999 compared to 1998. This decrease was primarily due to lower net income in 1999 and higher amortization expense recorded by Protection One.

Cash Flows Used In Investing Activities

Cash used in investing activities decreased 62% primarily due to fewer acquisitions of monitored services companies and customer accounts and fewer purchases of marketable securities than in 1998. This decrease was offset by higher capital expenditures in 1999.

Cash Flows from Financing Activities

Cash from financing activities decreased 86% because we issued less debt as a result of fewer acquisitions by Protection One in 1999 compared to 1998. The decrease in long-term debt proceeds was offset by increased short-term borrowings used to fund Westar Capital's revolving credit agreement to Protection One.

In July 1999, we announced a stock repurchase program for up to $25 million of our common stock. In 1999, we purchased 900,000 shares of common stock at an average price of $17.55 per share. In January 2000, we purchased another 540,000 shares of common stock at an average price of $17.01 per share to complete our repurchase of approximately $25 million in common stock. All of these purchased shares will be held in treasury and will be available for general corporate purposes or resale at a future date. We may make additional repurchases of shares from time-to-time in the open market or in private transactions. We may also make additional purchases of Protection One bonds from time to time in the open market.

Future Cash Requirements

We believe that internally generated funds and access to capital markets will be sufficient to meet our operating and capital expenditure requirements, debt service and dividend payments through the year 2002. Uncertainties affecting our ability to meet these requirements with internally generated funds include the factors affecting sales described above, the impact of inflation on operating expenses, regulatory actions, and compliance with future environmental regulations, and the impact of Protection One's operations and financial condition.

Additionally, our ability to access capital markets will affect the new and existing credit agreements we have available to meet our operating and capital expenditure requirements, debt service and dividend payments.

We plan to install three new combustion turbine generators with an installed capacity of approximately 300 MW. The first two units are scheduled to be placed in operation in June 2000, and the third is scheduled to be placed in operation in mid-2001. We estimate that the project will require $126 million in capital resources through the completion of the projects in 2001.

In July 1999, we agreed with Empire to construct jointly a 500-megawatt combined cycle generating plant, which Empire will operate. We estimate that our share of the project will require an estimated $86 million in capital resources and that we will own 40% of the generating plant. Construction of the plant began in the fall of 1999 with operation expected to begin in the second quarter of 2001.

Our business requires a significant capital investment. We currently expect that through the year 2002, we will need cash mostly for:

 . Ongoing utility construction and maintenance programs designed to maintain and improve facilities providing electric service.
 . Improving operations within the monitored services business and the acquisition of customer accounts.

Capital expenditures for 1999 and anticipated capital expenditures for 2000 through 2002 are as follows:

--------------------------------------------------------------------------------
                 Fossil      Nuclear     Power   Monitored
               Generation  Generation  Delivery   Services     Other     Total
--------------------------------------------------------------------------------
                            (Dollars in Thousands)

1999.......... $ 143,900   $ 10,000   $ 89,200    $ 273,600  $ 20,200 $ 536,900
2000..........   162,800     31,600     86,100       93,400     3,900   377,800
2001..........    84,400     19,600     86,700      132,800       100   323,600
2002..........    54,800     20,300     85,500      135,600        --   296,200
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Monitored Services includes capital expenditures for Protection One North America and Protection One Europe, including purchases of customer accounts. Other represents our commitment to fund our Affordable Housing Tax Credit program.

These estimates are prepared for planning purposes and may be revised (See Note 12 of Notes to Consolidated Financial Statements). Actual expenditures may differ from our estimates.

Maturities of long-term debt through 2004 are as follows:

--------------------------------------------------------------------------------
Year                                                          Principal Amount
--------------------------------------------------------------------------------
                                                          (Dollars in Thousands)
2000.................................................................   $111,667
2001.................................................................     32,246
2002.................................................................    106,472
2003.................................................................    240,568
2004.................................................................    370,457
--------------------------------------------------------------------------------

Capital Structure

Our capital structures at December 31, 1999 and 1998, were as follows:

--------------------------------------------------------------------------------
                                                                1999     1998
--------------------------------------------------------------------------------
Shareholders' Equity...........................................   37%      37%
Preferred stock................................................    1%       1%
Western Resources obligated mandatorily
 redeemable preferred securities of subsidiary
 trust holding solely company subordinated
  debentures...................................................    4%       4%
Long-term debt.................................................   58%      58%
                                                                 ------------
Total..........................................................  100%     100%
--------------------------------------------------------------------------------

Dividend Policy

Our board of directors reviews our dividend policy on an annual basis. Among the factors the board of directors considers in determining our dividend policy are earnings, cash flows, capitalization ratios, competition and regulatory conditions. In January 2000, our board of directors declared a first-quarter 2000 dividend of 53 1/2 cents per share. In March 2000, we announced a new dividend policy. See Note 24 of Notes to Consolidated Financial Statements for further discussion.

OTHER INFORMATION

Electric Utility

City of Wichita Proceeding: In December 1999, the Wichita, Kansas, City Council authorized the hiring of an outside consultant to determine the feasibility of creating a municipal electric utility to replace KGE as the supplier of electricity in Wichita. KGE's rates are currently 7% below the national average for retail customers. The average rates charged to retail customers in territories served by our KPL division are 19% lower than KGE's rates. The City of Wichita has filed a complaint with the FERC requesting the FERC to equalize the generation costs between KGE and KPL, in addition to other matters (see also FERC Proceeding below). Customers within the Wichita metropolitan area account for approximately 25% of our total energy sales.

KGE has an exclusive franchise with the City of Wichita to provide retail electric service that expires March 2002. Under Kansas law, KGE will continue to have the exclusive right to serve the customers in Wichita following the expiration of the franchise, assuming the system is not municipalized.

KGE will oppose any attempt by the City of Wichita to eliminate it as the electric provider to Wichita customers. In order to municipalize KGE's Wichita electric facilities, the City of Wichita would be required to purchase KGE's facilities or build a separate independent system.

KCC Proceeding: On March 16, 2000, the Kansas Industrial Consumers (KIC), an organization of commercial and industrial users of electricity in Kansas, filed a complaint with the KCC requesting an investigation of Western Resources' and KGE's rates. The KIC alleges that these rates are not based on current costs. We will oppose this request vigorously but are unable to predict whether the KCC will open an investigation.

FERC Proceeding: In September 1999, the City of Wichita filed a complaint with the FERC against us, alleging improper affiliate transactions between KPL, one of our divisions, and KGE, our wholly-owned subsidiary. The City of Wichita requests the FERC to equalize the generation costs between KPL and KGE, in addition to other matters. FERC has issued an order setting this matter for hearing and has referred the case to a settlement judge. The hearing has been suspended pending settlement discussions between the parties. We believe that the City of Wichita's complaint is without merit and intend to defend against it vigorously.

Competition and Deregulation: The United States electric utility industry is evolving from a regulated monopolistic market to a competitive marketplace. The 1992 Energy Policy Act began deregulating the electricity market for generation. The Energy Policy Act permitted the FERC to order electric utilities to allow third parties the use of their transmission systems to sell electric power to wholesale customers. A wholesale sale is defined as a utility selling electricity to a "middleman," usually a city or its utility company, to resell to the ultimate retail customer. During 1999, wholesale electric sales represented approximately 14% of total electric sales, excluding power marketing sales. In 1992, we agreed to open access of our transmission system for wholesale transactions. FERC also requires us to provide transmission services to others under terms comparable to those we provide ourselves. In December 1999, FERC issued an order (FERC Order 2000) encouraging formation of regional transmission organizations (RTOs), whose purpose is to facilitate greater competition at the wholesale level. Due to our participation in the formation of the Southwest Power Pool RTO, we anticipate that FERC Order 2000 will not have a material effect on us or our operations.

Various states have taken steps to allow retail customers to purchase electric power from providers other than their local utility company. The Kansas Legislature created a Retail Wheeling Task Force (the Task Force) in 1997 to study the effects of a deregulated and competitive market for electric services. Legislators, regulators, consumer advocates and representatives from the electric industry made up the Task Force. Several bills were introduced to the Kansas Legislature in the 1999 and 2000 legislative sessions, but none passed in 1999 and none are expected to pass in 2000. When retail wheeling will be implemented by the legislature in Kansas remains uncertain.

If retail wheeling is implemented in Kansas, increased competition for retail electricity sales may reduce our future electric utility earnings compared to our historical electric utility earnings. Wholesale and industrial customers may pursue cogeneration, self-generation, retail wheeling, municipalization or relocation to other service territories in an attempt to cut their energy costs. Our rates range from approximately 75% to 93% of the national average for retail customers. Because of these reduced rates, we expect to retain a substantial part of our current volume of sales volumes in a competitive environment. We also expect we can

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

maintain profitable prices in a competitive environment, given how our current rates compare to the national average rates. We offer competitive electric rates for industrial improvement projects and economic development projects in an effort to maintain and increase electric load.

Stranded Costs: The definition of stranded costs for a utility business is the investment in and carrying costs on property, plant and equipment and other regulatory assets which exceed the amount that can be recovered in a competitive market. We currently apply accounting standards that recognize the economic effects of rate regulation and record regulatory assets and liabilities related to our fossil generation, nuclear generation and power delivery operations. If we determine that we no longer meet the criteria of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71), we may have a material extraordinary non-cash charge to operations. Reasons for discontinuing SFAS 71 accounting treatment include increasing competition that restricts our ability to charge prices needed to recover costs already incurred and a significant change by regulators from a cost-based rate regulation to another form of rate regulation. We periodically review SFAS 71 criteria and believe our net regulatory assets, including those related to generation, are probable of future recovery. If we discontinue SFAS 71 accounting treatment based upon competitive or other events, we may significantly impact the value of our net regulatory assets and our utility plant investments, particularly the Wolf Creek nuclear generation facility.

Regulatory changes, including competition, could adversely impact our ability to recover our investment in these assets. As of December 31, 1999, we have recorded regulatory assets which are currently subject to recovery in future rates of approximately $366 million. Of this amount, $218.2 million is a receivable for income tax benefits previously passed on to customers. The remainder of the regulatory assets are items that may give rise to stranded costs, including debt issuance costs, deferred employee benefit costs, deferred plant costs, and coal contract settlement costs.

In a competitive environment, we may not be able to fully recover our entire investment in Wolf Creek. KGE presently owns 47% of Wolf Creek. We also may have stranded costs from an inability to recover our environmental remediation costs and long-term fuel contract costs in a competitive environment. If we determine that we have stranded costs and we cannot recover our investment in these assets, our future net utility income will be lower than our historical net utility income has been unless we compensate for the loss of such income with other measures.

Nuclear Decommissioning: Decommissioning is a nuclear industry term for the permanent shut-down of a nuclear power plant. The Nuclear Regulatory Commission
(NRC) will terminate a plant's license and release the property for unrestricted use when a company has reduced the residual radioactivity of a nuclear plant to a level mandated by the NRC. The NRC requires companies with nuclear power plants to prepare formal financial plans to fund decommissioning. These plans are designed so that funds required for decommissioning will be accumulated during the estimated remaining life of the related nuclear power plant.

The Financial Accounting Standards Board (FASB) is reviewing the accounting for closure and removal costs, including decommissioning of nuclear power plants. The FASB has issued an Exposure Draft "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." The proposed Statement is to be effective for fiscal years beginning after June 15, 2001. If current accounting practices for nuclear power plant decommissioning are changed, the following could occur:

 . Our annual decommissioning expense could be higher than in 1999
 . The estimated cost for decommissioning could be recorded as a liability
  (rather than as accumulated depreciation)
 . The increased costs could be recorded as additional investment in the Wolf
  Creek plant

We do not believe that such change, if required, would adversely affect our operating results due to our current ability to recover decommissioning costs through rates (See Note 12 of Notes to Consolidated Financial Statements).

Collective Bargaining Agreement: Our contract with the International Brotherhood of Electrical Workers (IBEW) was renewed on January 20, 2000, and will be due for renewal July 1, 2002. The contract covers approximately 1,475 employees. As of December 31, 1999, we had 7,049 employees.

Year 2000 Issue: Our electric utility operations experienced no business disruptions as a result of the transition from December 31, 1999, to January 1, 2000, or as a result of "leap day" on February 29, 2000. We estimated that total costs to update all of our electric utility operating systems for Year 2000 readiness, excluding costs associated with WCNOC, would be approximately $6.3 million. As of December 31, 1999, we expensed $6.3 million for these purposes. We expect to incur minimal cost in 2000 to complete remediation of less important systems. We expect no Year 2000 issues to arise in 2000.

WCNOC experienced no business disruptions as a result of the transition from December 31, 1999, to January 1, 2000, or as a result of "leap day" on February 29, 2000. WCNOC has estimated the costs to complete the Year 2000 project at $3.5 million ($1.7 million, our share). As of December 31, 1999, WCNOC expensed $3.2 million ($1.5 million our share), to complete remediation and testing of mission critical systems necessary to continue to provide electrical service to our customers. WCNOC expects to incur $0.2 million (our share) in 2000 to complete remediation of less important systems. WCNOC expects no Year 2000 issues to arise in 2000.

Monitored Services

Attrition: During 1999, Protection One experienced an increase in customer attrition. Total attrition for the twelve months ended December 31, 1999 was 14.0% compared to 9.4% for the same period ended December 31, 1998. Annualized total attrition for the quarter ended December 31, 1999, was 14.7% compared to 16.0% for the quarter ended September 30, 1999.

Customer attrition by Protection One's business segments is summarized below for the period ended December 31.

--------------------------------------------------------------------------------
                                                        Trailing Twelve Month
                                                              December 31,
                                                          1999          1998
--------------------------------------------------------------------------------
North America.........................................    16.0%         11.0%
Multifamily...........................................     7.6%          4.6%
Europe/(1)/...........................................     9.6%           --
  Total Protection One................................    14.0%          9.4%
--------------------------------------------------------------------------------
/(1)/ Protection One acquired the European operations in 1998.

Sale of Mobile Services Group: On August 25, 1999, Protection One sold its Mobile Services Group to ATX Technologies (ATX). The sales price was approximately $20 million in cash plus a note and a preferred stock investment in ATX. In August, Protection One recorded a gain on the sale of approximately $11 million, net of tax.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
Year 2000 Issue: Protection One experienced no business disruptions as a result of the transition from December 31, 1999 to January 1, 2000, or as a result of "leap day" on February 29, 2000. As of December 31, 1999, Protection One expensed $4.3 million to complete remediation and testing of mission critical systems necessary to continue to provide monitored services to its customers. Protection One expects to incur minimal costs in 2000 to complete remediation of less important systems. Protection One expects no Year 2000 issues to arise in 2000.

Related Party Transactions

We and ONEOK have shared services agreements in which we provide and bill for facilities, utility field work, information technology, customer support, bill processing and human resources services to one another. Payments for these services are based upon various hourly charges, negotiated fees and out-of-pocket expenses. In 1999 and 1998, ONEOK paid us $5.6 million and $4.9 million, net of what we owed ONEOK, for services.

As a result of Protection One not meeting its debt covenants, in December 1999, Westar Capital, acquired the debt and assumed the lenders' obligations under Protection One's revolving credit facility. We loaned Westar Capital approximately $225 million for this purpose.

As of February 29, 2000, we had spent $42.4 million to acquire Protection One non-convertible debt securities through open market transactions. In the first quarter of 2000, Westar Capital transferred to Protection One certain outstanding Protection One debt securities for partial payment of certain outstanding intercompany amounts owed to Protection One.

On February 29, 2000, Westar Capital purchased the continental European and United Kingdom operations of Protection One, and certain investments held by a subsidiary of Protection One for an aggregate purchase price of $244 million. Westar Capital paid approximately $183 million in cash and transferred Protection One debt securities with a market value of approximately $61 million to Protection One. Westar Capital has agreed to pay Protection One a portion of the net gain, if any, on a subsequent sale of the European businesses on a declining basis over the four years following the closing. Cash proceeds from the transaction were used to reduce the outstanding balance owed to Westar Capital on Protection One's revolving credit facility. Concurrently, Westar Capital and Protection One amended the revolving credit agreement to reduce the facility from $250 million to $115 million and to change the maturity date to January 2, 2001. For approved acquisitions, an additional $40 million could be made available under the facility. No gain or loss was recorded on this intercompany transaction and the net book value of the assets was unaffected.

We may acquire additional Protection One debt securities. The timing and terms of purchases, and the amount of debt actually purchased, will be based on market conditions and other factors. Purchases are expected to be made in the open market or through negotiated transactions. Because Protection One's debt currently trades at less than its carrying value, we would expect to realize an extraordinary gain on extinguishment of debt on any purchases.

Investment in Gas Compression Company

As of December 31, 1999, we owned less than 10% of the outstanding common stock of a gas compression company through our Westar Capital subsidiary. We have determined that this investment is not strategic to our ongoing business and are selling the common stock. During 1999, we recorded a $9.3 million gain on the sale of a portion of this investment. During the first quarter of 2000, we sold a significant portion of this investment and realized a gain of $72.6 million through March 16, 2000.

Market Risk Disclosure

Market Price Risks: We are exposed to market risk, including changes in commodity prices, equity instrument investment prices and interest rates.

Commodity Price Exposure: In 1999, we engaged in both trading and non-trading activities in our commodity price risk management activities. We primarily traded electricity commodities. We utilized a variety of financial instruments, including forward contracts involving cash settlements or physical delivery of an energy commodity, options, swaps which require payments (or receipt of payments) from counterparties based on the differential between specified prices for the related commodity, and futures traded on electricity and natural gas.

We were involved in trading activities primarily to minimize risk from market fluctuations, to maintain a market presence and to enhance system reliability. We attempted to balance our physical and financial purchase and sale contracts in terms of quantities and contract terms. Net open positions existed or were established due to the origination of new transactions and our assessment of, and response to, changing market conditions. To the extent we had open positions, we were exposed to the risk that fluctuating market prices could adversely impact our financial position or results from operations. In 2000, we expect to operate our trading activities in a similar manner as 1999.

We manage and measure the exposure of our trading portfolio using a variance/covariance value-at-risk (VAR) model, which simulates forward price curves in the energy markets to estimate the size of future potential losses. The quantification of market risk using VAR methodologies provides a consistent measure of risk across diverse energy markets and products.

The use of the VAR method requires a number of key assumptions including the selection of a confidence level for losses and the estimated holding period. We express VAR as a potential dollar loss based on a 95% confidence level using a one-day holding period. Our Risk Oversight Committee sets the VAR limit. The high, low and average VAR amounts for the year ended December 31, 1999, were $395,115, $26,039 and $68,832. We employ additional risk control mechanisms such as stress testing, daily loss limits, and commodity position limits. We expect to use the same VAR model and VAR limits in 2000.

We have considered a number of risks and costs associated with the future contractual commitments included in our energy portfolio. These risks include credit risks associated with the financial condition of counterparties, product location (basis) differentials and other risks which management policy dictates. The counterparties in our portfolio are primarily large energy marketers and major utility companies. The creditworthiness of our counterparties could positively or negatively impact our overall exposure to credit risk. We maintain credit policies with regard to our counterparties that, in management's view, minimize overall credit risk.

We are also exposed to commodity price changes outside of trading activities. We use derivatives for non-trading purposes primarily to reduce exposure relative to the volatility of cash market prices. From 1998 to 1999, we experienced a 27% increase in price per MW of electricity purchased for utility operations. If we were to have a similar increase from 1999 to 2000, given the amount of power purchased

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

for utility operations during 1999, we would have an exposure of approximately $6.3 million of net income. Due to the volatility of the power market, there are no indications that past performance can be used to predict the future.

We use a mix of various fuel types to operate our system. From 1998 to 1999, we experienced a 4% increase in the average price per MMBtu of natural gas purchased for utility operations. From 1998 to 1999, we experienced less than a 1% change in price per MMBtu for all fuel types purchased for our system. Based on MMBtu's of natural gas and fuel oil burned during 1999, we would have exposure in 2000 of approximately $4.7 million of net income for a 10% change in average price paid per MMBtu. Due to the volatility of natural gas prices, there are no indications that past performance can be used to predict the future.

Quantities of natural gas and electricity could vary dramatically year to year based on weather, unit outages and nuclear refueling.

Equity Price Risk: We had approximately $111.9 million of equity securities as of December 31, 1999. Through March 16, 2000, we sold a material portion of these equity securities and recognized a $72.6 million gain. Following the sale of these equity securities, we have $29.9 million of equity securities. We do not hedge these investments and are exposed to the risk of changing market prices. We classify these securities as available-for-sale for accounting purposes and mark them to market on the balance sheet at the end of each period as an adjustment to shareholders' equity. Declines in market value which are other than temporary are recognized in income. The market price of equity securities still owned at December 31, 1999, increased by 34% from 1998 to 1999. During the first quarter of 2000, the market price of these equity securities increased 5%. An immediate 10% change in the market price of our remaining equity securities would have a $3.0 million effect on fair value.

Interest Rate Exposure: We have approximately $827.4 million of variable rate debt, including current maturities of fixed rate debt, as of December 31, 1999. Our weighted average interest rate increased from 5.94% at December 31, 1998 to 6.96% at December 31, 1999. A 100 basis point change in each debt series benchmark rate would impact net income on an annual basis by approximately $9.2 million.

In response to the terminated KCP&L merger and unprofitable operations and liquidity issues at Protection One, Moody's, S&P, and Fitch are reviewing our securities ratings. Should our short-term debt ratings be lowered, access to the commercial paper market, when available, would be more costly and may require borrowing from our existing revolving credit facilities. We cannot predict the market conditions or our credit ratings at the time we may borrow from these facilities; and therefore, cannot predict how much higher our interest expense might be. Due to Protection One's liquidity and operational issues and the announcement by Western Resources that we are exploring strategic alternatives for Protection One, in November 1999, Moody's, S&P and Fitch downgraded their ratings on Protection One's credit facility and outstanding securities. On March 24, 2000, Moody's further downgraded their ratings on our outstanding securities with outlook remaining negative.

During the first quarter of 2000, we sold our remaining portfolio of marketable debt securities and realized a gain of approximately $24.9 million. Therefore, we have no further interest rate exposure related to marketable debt securities.

Foreign Currency Exchange Rates: We have overseas operations with functional currencies other than the United States dollar. As of December 31, 1999, the unrealized loss on currency translation, presented as a separate component of stockholders' equity and reported within other comprehensive income was approximately $1.3 million pretax. A 10% change in the currency exchange rates would have an immaterial effect on other comprehensive income.

Pronouncements Issued but Not Yet Effective

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). In June 1999, the FASB issued Statement No. 137 "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133." SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in hybrid contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. With respect to hybrid contracts, a company may elect to apply SFAS 133, as amended, to (1) all hybrid contracts, (2) only those hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997, or (3) only those hybrid contracts that were issued, acquired, or substantively modified after December 31, 1998.

SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met and that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS 133, in part, allows special hedge accounting for fair value and cash flow hedges. We have no fair value hedges as of December 31, 1999. SFAS 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income and be reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. The remaining gain or loss on the derivative instrument, if any, must be recognized currently in earnings. If SFAS 133 were required to be applied to cash flow hedges in place at December 31, 1999, changes in the fair value of options and forwards would contribute approximately $1.3 million of additional loss to other comprehensive income for the twelve months ended December 31, 1999, if these hedges were 100% effective. We are still in the process of evaluating the effectiveness of these hedges.

We use derivatives for non-trading purposes primarily to reduce exposure relative to the volatility of cash market prices. Specifically, anticipated purchases of electricity are being hedged using options and forwards. We currently record our cash flow hedges as assets and liabilities on our Consolidated Balance Sheet. We mark the hedges to market on the Consolidated Balance Sheet at the end of each period. We recognize the realized gains and losses in net income in the period the options and forwards are settled.

SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. SFAS 133 cannot be applied retroactively. We are currently evaluating commodity contracts and financial instruments to determine what, if any, effect of adopting SFAS 133 might have on our financial statements. We have not yet quantified all effects of adopting SFAS 133 on our financial statements; however, SFAS 133 could increase volatility in earnings and other comprehensive income. We plan to adopt SFAS 133 as of January 1, 2001.

CONSOLIDATED BALANCE SHEETS

----------------------------------------------------------------------------------------------------------------------------------
December 31,                                                               (Dollars in Thousands)      1999            1998
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents....................................................................   $     15,827   $       16,394
 Accounts receivable (net)....................................................................        229,200          218,243
 Inventories and supplies (net)...............................................................        112,392           95,590
 Marketable securities........................................................................        177,128          288,077
 Prepaid expenses and other...................................................................         68,421           57,225
                                                                                                 -----------------------------
   Total Current Assets.......................................................................        602,968          675,529
                                                                                                 -----------------------------

PROPERTY, PLANT AND EQUIPMENT (NET)...........................................................      3,889,444        3,799,916
                                                                                                 -----------------------------
OTHER ASSETS:
 Investment in ONEOK..........................................................................        590,109          615,094
 Customer accounts (net)......................................................................      1,138,902        1,014,428
 Goodwill (net)...............................................................................      1,102,157        1,188,253
 Regulatory assets............................................................................        366,004          364,213
 Other........................................................................................        318,622          293,995
                                                                                                 -----------------------------
   Total Other Assets.........................................................................      3,515,794        3,475,983
                                                                                                 -----------------------------
       TOTAL ASSETS...........................................................................   $  8,008,206   $    7,951,428
                                                                                                 =============================
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current maturities of long-term debt.........................................................   $    111,667   $      165,838
 Short-term debt..............................................................................        705,421          312,472
 Accounts payable.............................................................................        132,834          127,834
 Accrued liabilities..........................................................................        226,786          252,367
 Accrued income taxes.........................................................................         40,328           32,942
 Deferred security revenues...................................................................         61,148           57,703
 Other........................................................................................         73,011           85,690
                                                                                                 -----------------------------
   Total Current Liabilities..................................................................      1,351,195        1,034,846
                                                                                                 -----------------------------
LONG-TERM LIABILITIES:
 Long-term debt (net).........................................................................      2,883,066        3,063,064
 Western Resources obligated mandatorily redeemable
  preferred securities of subsidiary trusts holding
  solely company subordinated debentures......................................................        220,000          220,000
 Deferred income taxes and investment tax credits.............................................        982,548          938,659
 Minority interests...........................................................................        193,499          205,822
 Deferred gain from sale-leaseback............................................................        198,123          209,951
 Other........................................................................................        279,451          316,245
                                                                                                 -----------------------------
   Total Long-Term Liabilities................................................................      4,756,687        4,953,741
                                                                                                 -----------------------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Cumulative preferred stock...................................................................         24,858           24,858
 Common stock, par value $5 per share, authorized
  150,000,000 shares, outstanding 67,401,657 and
  65,909,442 shares, respectively.............................................................        341,508          329,548
 Paid-in capital..............................................................................        820,945          775,337
 Retained earnings............................................................................        691,016          823,590
 Accumulated other comprehensive income.......................................................         37,788            9,508
 Treasury stock, at cost, 900,000 and 0 shares, respectively..................................        (15,791)              --
                                                                                                 -----------------------------
   Total Shareholders' Equity.................................................................      1,900,324        1,962,841
                                                                                                 -----------------------------
        TOTAL LIABILITIES & SHAREHOLDERS' EQUITY..............................................   $  8,008,206      $ 7,951,428
                                                                                                 =============================

The Notes to Consolidated Financial Statements are an integral part of this statement.

CONSOLIDATED STATEMENTS OF INCOME
=================================================================================================================
Year Ended December 31, (Dollars in Thousands, Except Per Share Amounts)      1999          1998          1997
-----------------------------------------------------------------------------------------------------------------
SALES:
  Energy.............................................................      $ 1,430,982   $1,612,959    $1,999,418
  Security...........................................................          605,176      421,095       152,347
                                                                           --------------------------------------
     Total Sales.....................................................        2,036,158    2,034,054     2,151,765
                                                                           --------------------------------------
COST OF SALES:
  Energy.............................................................          478,982      691,468       928,723
  Security...........................................................          184,005      131,791        38,800
                                                                           --------------------------------------
     Total Cost of Sales.............................................          662,987      823,259       967,523
                                                                           --------------------------------------

GROSS PROFIT.........................................................        1,373,171    1,210,795     1,184,242
                                                                           --------------------------------------
OPERATING EXPENSES:
  Operating and maintenance expense..................................          337,068      337,507       384,313
  Depreciation and amortization......................................          407,007      280,673       256,725
  Selling, general and administrative expense........................          342,652      263,310       316,479
  International power development costs..............................           (5,632)     98,916             --
  Deferred merger costs..............................................           17,600          --         48,008
  Monitored services special charge..................................               --          --         24,292
                                                                           --------------------------------------
     Total Operating Expenses........................................        1,098,695     980,406      1,029,817
                                                                           --------------------------------------

INCOME FROM OPERATIONS...............................................          274,476     230,389        154,425
                                                                           --------------------------------------
OTHER INCOME (EXPENSE):
  Impairment of marketable securities................................          (76,166)         --              --
  Investment earnings................................................           35,979      49,797          44,978
  Gain on sale of Tyco securities....................................               --          --         864,253
  Minority interests.................................................           12,934         382           3,586
  Other..............................................................           14,234       6,274           9,071
                                                                           ---------------------------------------
     Total Other Income (Expense)....................................          (13,019)     56,453         921,888
                                                                           ---------------------------------------
EARNINGS BEFORE INTEREST AND TAXES...................................          261,457     286,842       1,076,313
                                                                           ---------------------------------------
INTEREST EXPENSE.....................................................          294,104     226,120         193,808
                                                                           ---------------------------------------
(LOSS) EARNINGS BEFORE INCOME TAXES..................................          (32,647)     60,722         882,505
                                                                           ---------------------------------------
INCOME TAX (BENEFIT) EXPENSE.........................................          (33,364)     14,557         382,987
                                                                           ---------------------------------------
NET INCOME BEFORE EXTRAORDINARY GAIN.................................              717      46,165         499,518
                                                                           ---------------------------------------
EXTRAORDINARY GAIN, NET OF TAX.......................................           11,742       1,591              --
                                                                           ---------------------------------------
NET INCOME...........................................................           12,459      47,756         499,518
                                                                           ---------------------------------------
PREFERRED AND PREFERENCE DIVIDENDS...................................            1,129       3,591           4,919
                                                                           ---------------------------------------
EARNINGS AVAILABLE FOR COMMON STOCK..................................      $    11,330  $   44,165    $    494,599
                                                                           =======================================
AVERAGE COMMON SHARES OUTSTANDING....................................       67,080,281  65,633,743      65,127,803
BASIC EARNINGS PER AVERAGE COMMON SHARE OUTSTANDING:
  Earnings available for common stock before extraordinary gain......           $(0.01)     $ 0.65          $ 7.59
  Extraordinary gain.................................................             0.18        0.02              --
                                                                           ---------------------------------------
EARNINGS AVAILABLE FOR COMMON STOCK..................................           $ 0.17      $ 0.67          $ 7.59
                                                                           =======================================
DIVIDENDS DECLARED PER COMMON SHARE..................................           $ 2.14      $ 2.14          $ 2.10


The Notes to Consolidated Financial Statements are an integral part of this statement.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
=================================================================================================================

Year Ended December 31,                     (Dollars in Thousands)            1999          1998          1997
-----------------------------------------------------------------------------------------------------------------
NET INCOME...........................................................       $ 12,459      $ 47,756      $ 499,518
                                                                            -------------------------------------
OTHER COMPREHENSIVE INCOME (LOSS), BEFORE TAX:
  Unrealized holding (losses) gains on marketable
    securities arising during the year...............................        (55,420)      (17,244)        25,248
  Less: Reclassification adjustment for losses
    included in net income...........................................        102,417        14,029             --
                                                                            -------------------------------------
  Unrealized gain (loss) on marketable securities (net)..............         46,997        (3,215)        25,248
  Unrealized loss on currency translation............................           (115)       (1,026)            --
                                                                            -------------------------------------
    Other comprehensive income (loss), before tax....................         46,882        (4,241)        25,248
                                                                            -------------------------------------
INCOME TAX (BENEFIT) EXPENSE.........................................         18,602        (1,630)        13,129
                                                                            -------------------------------------
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX........................         28,280        (2,611)        12,119
                                                                            -------------------------------------
COMPREHENSIVE INCOME.................................................       $ 40,739      $ 45,145      $ 511,637
                                                                            =====================================

The Notes to Consolidated Financial Statements are an integral part of this statement.

CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                    (Dollars in Thousands)            1999          1998           1997
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ......................................................................         $ 12,459     $  47,756      $ 499,518
  Adjustments to reconcile net income to
     net cash provided by operating activities:
     Extraordinary gain............................................................          (11,742)       (1,591)            --
     Depreciation and amortization ................................................          407,007       280,673        256,725
     Amortization of gain on sale-leaseback .......................................          (11,828)      (11,828)       (11,281)
     Equity in earnings from investments ..........................................           (8,199)       (6,064)       (25,405)
     Gain on sale of Mobile Services ..............................................          (17,249)           --             --
     Minority interests ...........................................................          (12,934)          382          3,586
     (Gain)/loss on sale of securities ............................................           26,251        14,029       (864,253)
     Impairment of marketable securities ..........................................           76,166            --             --
     Accretion of debt premium ....................................................           (6,799)        3,034          1,026
     International development costs ..............................................           (5,632)       98,916             --
     Net deferred taxes ...........................................................          (16,992)      (49,317)       (25,306)
     Deferred merger costs ........................................................           17,600            --         48,008
     Monitored services special charge ............................................               --            --         24,292
     Changes in working capital items (net of effects from acquisitions):
        Accounts receivable (net) .................................................           (3,824)      118,844         14,156
        Inventories and supplies (net) ............................................          (15,024)       (8,000)         3,249
        Prepaid expenses and other ................................................          (17,742)      (26,988)         9,230
        Accounts payable ..........................................................            5,000       (33,613)       (48,298)
        Accrued liabilities .......................................................          (20,152)      (42,411)        68,623
        Accrued income taxes ......................................................            7,386         5,582          9,869
        Deferred revenue ..........................................................            3,479        (2,237)           670
        Other .....................................................................           (3,518)       58,519         (9,254)
     Changes in other assets and liabilities.......................................          (30,485)      (45,474)       (33,251)
                                                                                            -------------------------------------
        Net cash flows from (used in) operating activities.........................          373,228       400,212        (78,096)
                                                                                            -------------------------------------

CASH FLOWS USED IN INVESTING ACTIVITIES:
  Additions to property, plant and equipment (net) ................................         (275,744)     (182,885)      (207,989)
  Customer account acquisitions ...................................................         (241,000)     (277,667)       (45,163)
  Monitored services acquisitions, net of cash acquired ...........................          (27,409)     (549,196)      (438,717)
  Divestiture of Mobile Services ..................................................           19,087            --             --

  Proceeds from issuance of stock by subsidiary (net) .............................               --        45,565             --
  Purchases of marketable securities ..............................................          (12,003)     (261,036)       (10,461)
  Proceeds from sale of marketable securities .....................................           73,456        27,895      1,533,530
  Investment in Paradigm ..........................................................          (35,883)           --             --
  Sale of ONEOK Stock .............................................................           28,101            --             --
  Purchase of Protection One bonds ................................................          (19,671)           --             --
  Other investments (net) .........................................................            4,251       (91,451)       (45,318)
                                                                                            -------------------------------------
    Net cash flows (used in) from investing activities.............................         (486,815)   (1,288,775)       785,882
                                                                                            -------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Short-term debt (net) ...........................................................          392,949        75,972       (744,240)
  Proceeds of long-term debt ......................................................           16,000     1,096,238        520,000
  Retirements of long-term debt ...................................................         (178,350)     (167,068)      (293,977)
  Issuance of common stock (net) ..................................................           43,245        17,284         25,042
  Redemption of preference stock ..................................................               --       (50,000)            --
  Cash dividends paid .............................................................         (145,033)     (144,077)      (141,727)
  Acquisition of treasury stock ...................................................          (15,791)           --             --
                                                                                            -------------------------------------
    Net cash flows from (used in) financing activities.............................          113,020       828,349       (634,902)
                                                                                            -------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ..............................             (567)      (60,214)        72,884
CASH AND CASH EQUIVALENTS:
  Beginning of the period..........................................................           16,394        76,608          3,724
                                                                                            -------------------------------------
  End of the period ...............................................................         $ 15,827     $  16,394     $   76,608
                                                                                            =====================================

The Notes to Consolidated Financial Statements are an integral part of this statement.

CONSOLIDATED STATEMENTS OF CUMULATIVE PREFERRED STOCK

----------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                              (Dollars in Thousands)    1999       1998
----------------------------------------------------------------------------------------------------------------------
CUMULATIVE PREFERRED STOCK:
 Preferred stock not subject to mandatory redemption,
   Par value $100 per share, authorized 600,000 shares,
   Outstanding -
       4 1/2% Series, 138,576 shares.............................................................   $13,858    $13,858
       4 1/4% Series, 60,000 shares..............................................................     6,000      6,000
       5% Series, 50,000 shares..................................................................     5,000      5,000
                                                                                                    ------------------
TOTAL CUMULATIVE PREFERRED STOCK.................................................................   $24,858    $24,858
                                                                                                    ==================

The Notes to Consolidated Financial Statements are an integral part of this statement.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                             (Dollars in Thousands)                1999           1998         1997
------------------------------------------------------------------------------------------------------------------------------------
CUMULATIVE PREFERRED AND PREFERENCE STOCK:
  Beginning balance.................................................................   $   24,858     $   74,858     $   74,858
  Redemption of preference stock....................................................           --        (50,000)            --
                                                                                       ----------------------------------------
  Ending balance....................................................................       24,858         24,858         74,858
                                                                                       ----------------------------------------

COMMON STOCK:
  Beginning balance.................................................................      329,548        327,048        323,126
  Issuance of common stock..........................................................       11,960          2,500          3,922
                                                                                       ----------------------------------------
  Ending balance....................................................................      341,508        329,548        327,048
                                                                                       ----------------------------------------

PAID-IN CAPITAL:
  Beginning balance.................................................................      775,337        760,553        739,433
  Expenses on common stock..........................................................           --             --             (5)
  Issuance of common stock..........................................................       45,608         14,784         21,125
                                                                                       ----------------------------------------
  Ending balance....................................................................      820,945        775,337        760,553
                                                                                       ----------------------------------------

RETAINED EARNINGS:
  Beginning balance.................................................................      823,590        919,911        562,121
  Net income........................................................................       12,459         47,756        499,518
  Dividends on preferred and preference stock.......................................       (1,129)        (3,591)        (4,919)
  Dividends on common stock.........................................................     (143,904)      (140,486)      (136,809)
                                                                                       ----------------------------------------
  Ending balance....................................................................      691,016        823,590        919,911
                                                                                       ----------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME:
  Beginning balance.................................................................        9,508         12,119             --
  Unrealized (loss) gain on marketable securities...................................       46,997         (3,215)        25,248
  Unrealized loss on currency translation...........................................         (115)        (1,026)            --
  Income tax benefit (expense)......................................................      (18,602)         1,630        (13,129)
                                                                                       ----------------------------------------
  Ending balance....................................................................       37,788          9,508         12,119
                                                                                       ----------------------------------------

TREASURY STOCK:
  Beginning balance.................................................................           --             --             --
  Acquisition of treasury stock.....................................................      (15,791)            --             --
                                                                                       ----------------------------------------
  Ending balance....................................................................      (15,791)            --             --
                                                                                       ----------------------------------------
TOTAL SHAREHOLDERS' EQUITY..........................................................   $1,900,324     $1,962,841     $2,094,489
                                                                                       ========================================

The Notes to Consolidated Financial Statements are an integral part of this statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business: Western Resources, Inc. (the company) is a publicly-traded, consumer services company. The company's primary business activities are providing electric generation, transmission and distribution services to approximately 628,000 customers in Kansas and providing monitored services to approximately 1.6 million customers in North America, the United Kingdom and continental Europe. Rate regulated electric service is provided by KPL, a division of the company, and Kansas Gas and Electric Company (KGE), a wholly-owned subsidiary. Monitored services are provided by Protection One, Inc. (Protection One), a publicly-traded, approximately 85%-owned subsidiary. In addition, through the company's 45% ownership interest in ONEOK, Inc. (ONEOK), natural gas transmission and distribution services are provided to approximately
1.4 million customers in Oklahoma and Kansas. Our investments in Protection One and ONEOK are owned by Westar Capital, Inc. (Westar Capital), a wholly-owned subsidiary.

Principles of Consolidation: The company prepares its financial statements in conformity with accounting principles generally accepted in the United States. The accompanying consolidated financial statements include the accounts of Western Resources and its wholly-owned and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated. Common stock investments that are not majority-owned are accounted for using the equity method when the company's investment allows it the ability to exert significant influence.

The company currently applies accounting standards for its rate regulated electric business that recognize the economic effects of rate regulation in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," (SFAS 71) and, accordingly, has recorded regulatory assets and liabilities when required by a regulatory order or when it is probable, based on regulatory precedent, that future rates will allow for recovery of a regulatory asset.

Use of Management's Estimates: The preparation of financial statements require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Consolidated Statements of Cash Flows: For purposes of the Consolidated Statements of Cash Flows, the company considers highly liquid collateralized debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash paid for interest and income taxes for each of the years ended December 31, are as follows:

-------------------------------------------------------------------------------
                                                 1999          1998        1997
-------------------------------------------------------------------------------
                                                   (Dollars in Thousands)
Interest on financing activities
(net of amount capitalized)...............   $298,802      $220,848    $193,468
Income taxes..............................        784        47,196     404,548
-------------------------------------------------------------------------------

During 1997, the company contributed the net assets of its natural gas business totaling approximately $594 million to ONEOK in exchange for an ownership interest of 45% in ONEOK.

Available-for-sale Securities: The company classifies marketable equity and debt securities accounted for under the cost method as available-for-sale. These securities are reported at fair value based on quoted market prices. Cumulative, temporary unrealized gains and losses, net of the related tax effect, are reported as a separate component of shareholders' equity until realized. Current temporary changes in unrealized gains and losses are reported as a component of other comprehensive income.

The following table summarizes the company's investments in marketable securities as of December 31:

--------------------------------------------------------------------------------
                                                  Gross Unrealized
                                       Cost     Gains        Losses   Fair Value
--------------------------------------------------------------------------------
                                               (Dollars in Thousands)
1999:
 Equity securities................   $ 43,124  $ 70,407    $  (1,628)   $111,903
 Debt securities..................     65,225        --           --      65,225
                                     -------------------------------------------
  Total...........................   $108,349  $ 70,407    $  (1,628)   $177,128
                                     ===========================================

1998:
 Equity securities................   $ 94,369  $ 45,685    $ (10,182)   $129,872
 Debt securities..................    172,129        --      (13,924)    158,205
                                     -------------------------------------------
  Total...........................   $266,498  $ 45,685    $ (24,106)   $288,077
                                     ===========================================

Proceeds from the sales of equity and debt securities were $73.5 million in 1999 and $27.9 million in 1998. In 1997, the only available-for-sale security sold was an investment in Tyco International common stock (See Note 18). The gross realized gains from sales of equity and debt investments were $12.6 million in 1999 and $2.0 million in 1998. The gross realized losses from sales of equity and debt investments were $38.8 million in 1999 and $16.1 million in 1998.

Property, Plant and Equipment: Property, plant and equipment is stated at cost. For utility plant, cost includes contracted services, direct labor and materials, indirect charges for engineering, supervision, general and administrative costs and an allowance for funds used during construction (AFUDC). The AFUDC rate was 6.00% in 1999, 6.00% in 1998 and 5.80% in 1997. The cost of additions to utility plant and replacement units of property are capitalized. Maintenance costs and replacement of minor items of property are charged to expense as incurred. When units of depreciable property are retired, the original cost and removal cost, less salvage value, are charged to accumulated depreciation.

In accordance with regulatory decisions made by the Kansas Corporation Commission (KCC), the acquisition premium of approximately $801 million resulting from the acquisition of KGE in 1992 is being amortized over 40 years. The acquisition premium is classified as electric plant in service. Accumulated amortization totaled $88.1 million as of December 31, 1999, and $68 million as of December 31, 1998.

Depreciation: Utility plant is depreciated on the straight-line method at rates approved by regulatory authorities. Utility plant is depreciated on an average annual composite basis using group rates that approximated 2.92% during 1999, 2.88% during 1998 and 2.89% during 1997. Nonutility property, plant and equipment is depreciated on a straight-line basis over the estimated useful lives of the related assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Inventories and Supplies: Inventories and supplies for the company's utility business are stated at average cost. Inventories, comprised of alarm systems and parts, are stated at the lower of average cost or market.

Nuclear Fuel: The cost of nuclear fuel in process of refinement, conversion, enrichment and fabrication is recorded as an asset at original cost and is amortized to expense based upon the quantity of heat produced for the generation of electricity. The accumulated amortization of nuclear fuel in the reactor was $29.3 million at December 31, 1999, and $39.5 million at December 31, 1998.

Customer Accounts: Customer accounts are stated at cost. The cost includes amounts paid to dealers and the estimated fair value of accounts acquired in business acquisitions. Internal costs incurred in support of acquiring customer accounts are expensed as incurred.

Protection One historically amortized the costs it allocated to its customer accounts by using the straight-line method over a ten-year life. The straight-line method, indicated in Accounting Principles Board Opinion No. 17 as the appropriate method for such assets, has been the predominant method used to amortize customer accounts in the monitored services industry. Protection One's management is not aware of whether the economic life or the rate of realization for Protection One's customer accounts differ materially from other monitored services companies.

The choice of a ten-year life was based on Protection One's estimates and judgments about the amounts and timing of expected future revenues from these assets, the rate of attrition of such revenue over customer life, and average customer account life. Ten years was used because, in Protection One's opinion, it would adequately match amortization cost with anticipated revenue from those assets even though many accounts were expected to produce revenue over periods substantially longer than ten years. Effectively, it expensed the asset ratably over an "expected average customer life" that was shorter than the expected life of the revenue stream, thus implicitly giving recognition to projected revenues for a period beyond ten years.

Protection One conducted a comprehensive review of its amortization policy during the third quarter of 1999. This review was performed specifically to evaluate the historic amortization policy in light of the inherent declining revenue curve over the life of a pool of customer accounts and Protection One's historical attrition experience. After completing the review, Protection One identified three distinct pools, each of which has distinct attributes that effect differing attrition characteristics. The pools correspond to Protection One's North America, Multifamily and Europe business segments. For the North America and Europe pools, the analyzed data indicated that Protection One can expect attrition to be greatest in years one through five of asset life and that a change from a straight-line to a declining balance (accelerated) method would more closely match future amortization cost with the estimated revenue stream from these assets. Protection One has elected to change to that method. No change was made in the method used for the Multifamily pool.

Protection One's amortization rates for the North America and Europe customer pools consider the average estimated remaining life and historical and projected attrition rates. The average estimated remaining life for each customer pool is as follows:

--------------------------------------------------------------------------------
                       Average
                      Estimated
                    Remaining Life
Pool                   (Years)                           Method
--------------------------------------------------------------------------------
North America            8-10               Ten-year 130% declining balance
Europe                    10                Ten-year 125% declining balance
Multifamily               12                Ten-year straight-line
--------------------------------------------------------------------------------

Adoption of the declining balance method effectively shortens the estimated expected average customer life for these two customer pools, and does so in a way that does not make it possible to distinguish the effect of a change in method (straight-line to declining balance) from the change in estimated lives. In such cases, generally accepted accounting principles require that the effect of such a change be recognized in operations in the period of the change, rather than as a cumulative effect of a change in accounting principle. Protection One changed to the declining balance method in the third quarter of 1999. Accordingly, the effect of the change in accounting principle increased Protection One's amortization expense reported in the third quarter of 1999 by $47 million. Protection One's accumulated amortization recorded on its balance sheet would have been approximately $41 million higher, through the end of the second quarter of 1999, if it had historically used the declining balance method.

In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," long-lived assets held and used by Protection One are evaluated for recoverability on a periodic basis or as circumstances warrant. An impairment would be recognized when the undiscounted expected future operating cash flows by customer pool derived from customer accounts is less than the carrying value of capitalized customer accounts and goodwill.

Due to the high level of customer attrition experienced in 1999 and the decline in market value of Protection One's publicly traded equity and debt securities, Protection One performed an impairment test on its customer account asset in the fourth quarter and concluded that no impairment has occurred. Protection One also reevaluated its amortization estimates and concluded no change was needed.

Goodwill: Goodwill represents the excess of the purchase price over the fair value of net assets acquired by Protection One. Protection One has historically amortized goodwill on a straight-line basis over 40 years. The carrying value of goodwill was included in Protection One's evaluation of recoverability of customer accounts. No reduction in the carrying value was necessary at December 31, 1999.

In conjunction with the impairment test for customer accounts, Protection One re-evaluated the original assumptions and rationale utilized in the establishment of the carrying value and estimated useful life of goodwill. Protection One concluded that due to continued losses and increased levels

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

of attrition experienced in 1999, the estimated useful life of goodwill should be reduced from 40 years to 20 years. As of January 1, 2000, the remaining goodwill, net of accumulated amortization, will be amortized over its remaining useful life based on a 20-year life. On Protection One's existing account base, Protection One anticipates that this will result in an increase in annual goodwill amortization of approximately $34 million prospectively. Accumulated amortization was $62.7 million and $31.1 million at December 31, 1999 and December 31, 1998.

Regulatory Assets and Liabilities: Regulatory assets represent probable future revenue associated with certain costs that will be recovered from customers through the ratemaking process. The company has recorded these regulatory assets in accordance with SFAS 71. If the company were required to terminate application of that statement for all of its regulated operations, the company would have to record the amounts of all regulatory assets and liabilities in its Consolidated Statements of Income at that time. The company's earnings would be reduced by the total amount in the table below, net of applicable income taxes. Regulatory assets reflected in the consolidated financial statements are as follows:

--------------------------------------------------------------------------------
December 31,                                             1999       1998
--------------------------------------------------------------------------------
                                                      (Dollars in Thousands)
Recoverable taxes.................................   $218,239       $ 205,416
Debt issuance costs...............................     68,239          73,635
Deferred employee benefit costs...................     36,251          36,128
Deferred plant costs..............................     30,306          30,657
Coal contract settlement costs....................      7,957          12,259
Other regulatory assets...........................      5,012           6,118
                                                     ---------------------------
Total regulatory assets...........................   $366,004       $ 364,213
                                                     ===========================

   Recoverable income taxes: Recoverable income taxes represent amounts due from customers for accelerated tax benefits which have been previously flowed through to customers and are expected to be recovered in the future as the accelerated tax benefits reverse.

   Debt issuance costs: Debt reacquisition expenses are amortized over the remaining term of the reacquired debt or, if refinanced, the term of the new debt. Debt issuance costs are amortized over the term of the associated debt.

   Deferred employee benefit costs: Deferred employee benefit costs are expected to be recovered from income generated through the company's Affordable Housing Tax Credit investment program.

   Deferred plant costs: Disallowances related to the Wolf Creek nuclear generating facility.

   Coal contract settlement costs: The company deferred costs associated with the termination of certain coal purchase contracts. These costs are being amortized over periods ending in 2002 and 2013.

The company expects to recover all of the above regulatory assets in rates charged to customers. A return is allowed on deferred plant costs and coal contract settlement costs and approximately $49.1 million of debt issuance costs.

Minority Interests: Minority interests represent the minority shareholders' proportionate share of the shareholders'equity and net loss of Protection One.

Sales: Energy sales are recognized as services are rendered and include estimated amounts for energy delivered but unbilled at the end of each year. Unbilled sales of $44 million at December 31, 1999, and $38.8 million at December 31, 1998, are recorded as a component of accounts receivable (net) on the Consolidated Balance Sheets.

Monitored services sales are recognized when monitoring, extended service protection, patrol, repair and other services are provided. Deferred revenues result from customers who are billed for monitoring, extended service protection and patrol and alarm response services in advance of the period in which such services are provided, on a monthly, quarterly or annual basis.

The company's allowance for doubtful accounts receivable totaled $35.8 million at December 31, 1999, and $29.5 million at December 31, 1998.

Income Taxes: Deferred tax assets and liabilities are recognized for temporary differences in amounts recorded for financial reporting purposes and their respective tax bases. Investment tax credits previously deferred are being amortized to income over the life of the property which gave rise to the credits.

The company has a tax sharing agreement with Protection One. This pro rata tax sharing agreement allows Protection One to be reimbursed for tax benefits utilized in the company's consolidated tax return.

Risk Management: The company is involved in trading activities primarily to minimize risk from market fluctuations, maintain a market presence and to enhance system reliability. In these activities, the company utilizes a variety of financial instruments, including forward contracts involving cash settlements or physical delivery of an energy commodity, options, swaps which require payments (or receipt of payments) from counterparties based on the differential between specified prices for the related commodity and futures traded on electricity and natural gas. The change in market value of these energy trading contracts is recorded on the Consolidated Balance Sheet, and included in earnings.

The company is also exposed to commodity price changes outside of trading activities. The company uses derivatives for non-trading purposes primarily to reduce exposure relative to the volatility of cash market prices. The company currently records the change in market value of these cash flow hedges on its Consolidated Balance Sheet. The company does not recognize gains and losses in net income until the period these options and forwards are settled.

The company has considered a number of risks and costs associated with the future contractual commitments included in the company's energy portfolio. These risks include credit risks associated with the financial condition of counterparties, product location (basis) differentials and other risks which management policy dictates. The counterparties in the company's portfolio are primarily large energy marketers and major utility companies. The creditworthiness of the company's counterparties could

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

positively or negatively impact the company's overall exposure to credit risk. The company maintains credit policies with regard to its counterparties that, in management's view, minimize overall credit risk.

Cash Surrender Value of Life Insurance: The following amounts related to corporate-owned life insurance policies (COLI) are recorded in other long-term assets on the Consolidated Balance Sheets at December 31:

--------------------------------------------------------------------------------
                                                          1999          1998
--------------------------------------------------------------------------------
                                                       (Dollars in Millions)
Cash surrender value of policies/(1)/...............   $ 642.4       $ 587.5
Borrowings against policies.........................    (608.3)       (558.5)
                                                       ---------------------
COLI (net)..........................................   $  34.1       $  29.0
                                                       =====================

/(1)/ Cash surrender value of policies as presented represents the value of the policies as of the end of the respective policy years and not as of December 31, 1999 and 1998.

Income was recorded for increases in cash surrender value and net death proceeds. Interest incurred on amounts borrowed is offset against policy income. Income recognized from death proceeds is highly variable from period to period. Death benefits recognized as other income approximated $1.4 million in 1999, $13.7 million in 1998 and $0.6 in 1997.

New Pronouncements: In June 1998, the Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). In June 1999, the FASB issued Statement No. 137 "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133." SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in hybrid contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. With respect to hybrid contracts, a company may elect to apply SFAS 133, as amended, to (1) all hybrid contracts, (2) only those hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997, or (3) only those hybrid contracts that were issued, acquired, or substantively modified after December 31, 1998.

SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met and that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS 133, in part, allows special hedge accounting for fair value and cash flow hedges. The company had no fair value hedges as of December 31, 1999. SFAS 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income and be reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. The remaining gain or loss on the derivative instrument, if any, must be recognized currently in earnings. If SFAS 133 were required to be applied to cash flow hedges in place at December 31, 1999, changes in the fair value of options and forwards would contribute approximately $1.3 million of additional loss to other comprehensive income for the twelve months ended December 31, 1999, if these hedges were 100% effective. The company is still in the process of evaluating the effectiveness of these hedges.

SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. SFAS 133 cannot be applied retroactively. The company is currently evaluating commodity contracts and financial instruments to determine what, if any, effect of adopting SFAS 133 might have on its financial statements. The company has not yet quantified all effects of adopting SFAS 133 on its financial statements; however, SFAS 133 could increase of volatility in earnings and other comprehensive income. The company plans to adopt SFAS 133 as of January 1, 2001.

On January 1, 1999, the company adopted Emerging Issues Task Force Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" (EITF Issue 98-10). EITF Issue 98-10 requires energy trading contracts to be recorded at fair value on the balance sheet, with the changes in the fair value included in earnings.

Reclassifications: Certain amounts in prior years have been reclassified to conform with classifications used in the current year presentation.

2.   MONITORED SERVICES BUSINESS

Protection One acquired a significant number of security companies 1998 and 1997. The largest acquisitions included Protection One November in 1997, Network Multifamily, Inc. (Multifamily) in January 1998, Multimedia Security Services, Inc. in March 1998, and Compagnie Europeenne de Telesecurite (CET) in October 1998. All companies acquired have been accounted for using the purchase method. The principal assets acquired in the acquisitions are customer accounts. The excess of the purchase price over the estimated fair value of the net assets acquired is recorded as goodwill. The results of operations of each acquisition have been included in the consolidated results of operations of Protection One from the date of the acquisition.

The following table presents the unaudited pro forma financial information considering Protection One's monitored services acquisitions in 1998 and 1997. The pro forma information reflects the actual operating results of each company prior to its acquisition and includes adjustments to interest expense, intangible amortization, and income taxes. The table assumes acquisitions in 1998 and 1997 occurred as of January 1, 1997.

-----------------------------------------------------------------------------------------------------
Year Ended December 31,                                                 1998                    1997
-----------------------------------------------------------------------------------------------------
                                                                         (Unaudited)
                                                       (Dollars in Thousands, Except Per Share Data)
Sales...............................................              $2,175,089              $2,462,849
Earnings available for common stock.................                  33,556                 463,264
Earnings per share..................................              $     0.51              $     7.11
-----------------------------------------------------------------------------------------------------

The unaudited pro forma financial information is not necessarily indicative of the results of operations had the entities been combined for the entire period nor do they purport to be indicative of results which will be obtained in the future.

During 1999, Protection One completed four acquisitions, all in the United Kingdom, for a combined purchase price of approximately $32 million. Protection One's purchase price allocations for the 1999 acquisitions are preliminary and may be adjusted as additional information is obtained.

During the third quarter of 1999, Protection One sold the assets which comprised its Mobile Services Group. Cash proceeds of this sale

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

approximated $20 million and Protection One recorded a pre-tax gain of approximately $17.3 million.

In December 1997, Protection One incurred charges of $12.8 million to write down the value of the customer account base due to excessive losses associated with a specific acquisition and $11.5 million to reflect the closing of business activities that were no longer of continuing value to the combined operations.

3.   MARKETABLE SECURITIES

During the fourth quarter of 1999, the company decided to sell its remaining marketable security investments in paging industry companies. These securities have been classified as available-for-sale; therefore, changes in market value have been historically reported as a component of other comprehensive income.

The market value for these securities declined during the last six to nine months of 1999. The company determined that the decline in value of these securities was other than temporary and a charge to earnings for the decline in value was required at December 31, 1999. Therefore, the company recorded a non-cash charge of $76.2 million in the fourth quarter of 1999. This charge to earnings has been presented separately in the accompanying Consolidated Statements of Income. See also Note 24 for subsequent events.

4.   CUSTOMER ACCOUNTS

The following is a rollforward of the investment in customer accounts (at cost) at December 31:

--------------------------------------------------------------------------------
                                                        1999           1998
--------------------------------------------------------------------------------
                                                    (Dollars in Thousands)
Beginning customer accounts, net...............   $1,031,956     $  530,312
Acquisition of customer accounts...............      333,195        601,063
Amortization of customer accounts..............     (189,214)       (89,893)
Non-cash charges against purchase holdbacks....      (37,035)        (9,526)
                                                  -------------------------
Ending customer accounts, net..................   $1,138,902     $1,031,956
                                                  =========================

Accumulated amortization of the investment in customer accounts at December 31, 1999 and 1998 was $307.6 million and $118.4 million.

In conjunction with certain purchases of customer accounts, Protection One withholds a portion of the purchase price as a reserve to offset qualifying losses of the acquired customer accounts for a specified period as provided for in the purchase agreements, and as a reserve for purchase price settlements of assets acquired and liabilities assumed. The estimated expected amount to be paid at the end of the holdback period is capitalized and an equivalent current liability established at the time of purchase.

The following is a rollforward of purchase holdbacks at December 31:

--------------------------------------------------------------------------------
                                                        1999       1998
--------------------------------------------------------------------------------
                                                   (Dollars in Thousands)
Balance, beginning of year........................  $ 42,303   $ 11,444
Additions.........................................    26,663     72,673
Non-cash charges against customer accounts........   (37,035)    (9,526)
Cash payments to sellers..........................   (11,718)   (32,288)
                                                    -------------------
Balance, end of year..............................  $ 20,213   $ 42,303
                                                    ===================

Purchase holdback periods are negotiated between Protection One and sellers or dealers, but typically range from zero to 12 months. At the end of the period prescribed by the purchase holdback, Protection One verifies customer losses experienced during the period and calculates a final payment to the seller or dealer. The purchase holdback is extinguished at the time of final payment and a corresponding adjustment is made in the customer intangible to the extent the final payment varies from the estimated liability established at the time of purchase.

5.   PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment at December 31:

--------------------------------------------------------------------------------
                                                      1999        1998
--------------------------------------------------------------------------------
                                               (Dollars in Thousands)
Electric plant in service..................... $ 5,769,401 $ 5,646,176
Less - accumulated depreciation...............   2,141,037   2,015,880
                                               -----------------------
                                                 3,628,364   3,630,296
Construction work in progress.................     170,061      82,700
Nuclear fuel (net)............................      28,013      39,497
                                               -----------------------
   Net utility plant..........................   3,826,438   3,752,493
Non-utility plant in service..................      92,872      62,324
Less - accumulated depreciation...............      29,866      14,901
                                               -----------------------
   Net property, plant and equipment.......... $ 3,889,444 $ 3,799,916
                                               =======================

6.   JOINT OWNERSHIP OF UTILITY PLANTS

--------------------------------------------------------------------------------
                   Company's Ownership at December 31, 1999
--------------------------------------------------------------------------------
                          In-Service             Accumulated     Net
                            Dates    Investment  Depreciation   (MW)    Percent
--------------------------------------------------------------------------------
                                     (Dollars in Thousands)
La Cygne 1/(a)/.........  Jun 1973   $  174,450   $  113,415    344.0     50
Jeffrey 1/(b)/..........  Jul 1978      302,452      138,934    625.0     84
Jeffrey 2/(b)/..........  May 1980      294,502      128,865    622.0     84
Jeffrey 3/(b)/..........  May 1983      407,864      166,298    623.0     84
Jeffrey wind 1/(b)/.....  May 1999          855           17      0.5     84
Jeffrey wind 2/(b)/.....  May 1999          854           16      0.5     84
Wolf Creek/(c)/.........  Sep 1985    1,378,238      460,880    550.0     47
--------------------------------------------------------------------------------

/(a)/ Jointly owned with KCPL
/(b)/ Jointly owned with UtiliCorp United Inc.
/(c)/ Jointly owned with KCPL and Kansas Electric Power Cooperative, Inc.

Amounts and capacity presented above represent the company's share. The company's share of operating expenses of the plants in service above, as well as such expenses for a 50% undivided interest in La Cygne 2 (representing 337 MW capacity) sold and leased back to the company in 1987, are included in operating expenses on the Consolidated Statements of Income. The company's share of other transactions associated with the plants is included in the appropriate classification in the company's consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

 7. INVESTMENTS ACCOUNTED FOR BY THE EQUITY METHOD

The company's investments which are accounted for by the equity method are as follows:
--------------------------------------------------------------------------------

                                                      Equity Earnings,
                                     Investment at      Year Ended
                    Ownership at      December 31,      December 31,
                     December 31,  ----------------  -------------------
                         1999        1999     1998     1999    1998
------------------------------------------------------------------------
                                         (Dollars in Thousands)

ONEOK, Inc./(1)/........        45%  $590,109 $615,094 $6,945    $6,064
Affordable Housing
Tax Credit limited
partnerships/(2)/....... 13% to 29%    79,460   85,461     --        --
Paradigm Direct.........        40%    35,385     --    1,254        --
International
companies and
joint ventures/(3)/.....  9% to 50%    18,724   10,500     --        --
------------------------------------------------------------------------

(1) The company also received approximately $41 million of preferred and common dividends in 1999.

(2) Investment is aggregated. Individual investments are not material. Based on an order received by the KCC, equity earnings from these investments are used to offset costs associated with postretirement and postemployment benefits offered to the company's employees.

(3) Investment is aggregated. Individual investments are not material. During 1998, the company recognized an other than temporary decline in value of its foreign equity investments as discussed in Note 16.


The following summarized financial information for the company's investment in ONEOK is presented as of and for the periods ended December 31, 1999, and November 30, 1998, the most recent periods for which public information is available.

--------------------------------------------------------------------------------
                                                  December 31,   November 30,
                                                     1999          1998
--------------------------------------------------------------------------------
                                                    (Dollars in Thousands)
Balance Sheet:
  Current assets................................. $  593,721      $  404,358
  Non-current assets.............................  2,645,854       2,091,797
  Current liabilities............................    786,713         338,466
  Non-current liabilities........................  1,301,338         993,668
  Equity.........................................  1,151,524       1,164,021

--------------------------------------------------------------------------------
                                                  December 31,     November 30,
Twelve Months Ended                                   1999            1998
--------------------------------------------------------------------------------
                                                   (Dollars in Thousands)
Income Statement:
  Revenues......................................  $2,070,983       $1,896,178
  Gross profit..................................     760,209          645,606
  Net income....................................     106,873          103,525
--------------------------------------------------------------------------------

At December 31, 1999, the company's ownership interest in ONEOK is comprised of approximately 2.3 million common shares and approximately 19.9 million convertible preferred shares. If all the preferred shares were converted, the company would own approximately 45% of ONEOK's common shares presently outstanding.

8. SHORT-TERM DEBT

The company has arrangements with certain banks to provide unsecured short-term lines of credit on a committed basis totaling approximately $1.1 billion. The agreements provide the company with the ability to borrow at different market-based interest rates. The company pays commitment or facility fees in support of these lines of credit. Under the terms of the agreements, the company is required, among other restrictions, to maintain a total debt to total capitalization ratio of not greater than 65% at all times. The unused portion of these lines of credit are used to provide support for commercial paper, which is used to fund its short-term borrowing requirements.

Information regarding the company's short-term borrowings, comprised of borrowings under the credit agreements, bank loans and commercial paper, is as follows:

--------------------------------------------------------------------------------
December 31,                                               1999           1998
--------------------------------------------------------------------------------
                                                       (Dollars in Thousands)
Borrowings outstanding at year end:
  Credit agreement..............................      $  50,000      $      --
  Bank loans....................................        120,000        164,700
  Commercial paper notes........................        535,421        147,772
                                                    ----------------------------
    Total.......................................      $ 705,421      $ 312,472
                                                    ============================
Weighted average interest rate on debt
 outstanding at year end (including fees)..........        6.96%          5.94%
Weighted average short-term debt
 outstanding during the year.......................  $  455,184      $ 529,255
Weighted daily average interest rates
 during the year (including fees)..................        5.76%          5.93%
Unused lines of credit supporting
 commercial paper notes............................  $1,021,000      $ 820,900
--------------------------------------------------------------------------------

The company borrowed $225 million in short-term debt in 1999 to fund Westar Capital's revolving credit agreement to Protection One.

The company's interest expense on short-term debt was $57.7 million in 1999, $55.3 million in 1998 and $73.8 million in 1997.

The unsecured short-term lines of credit included three revolving credit facilities with various banks as follows:

--------------------------------------------------------------------------------
Amount                        Facility                         Termination Date
--------------------------------------------------------------------------------
$300 million                   364-day                           March 15, 2000
 500 million                    5-year                           March 17, 2003
 250 million               6 1/2-month                            June 30, 2000
--------------------------------------------------------------------------------

In March 2000, the company amended the $300 million facility to reduce the commitment to $242 million and to extend the maturity date to June 30, 2000. The company also amended all of these credit facilities to reflect the possibility of borrowing from them rather than using them to provide support for commercial paper borrowings.

Amendments to the credit facilities include increased pricing to reflect credit quality and the potential drawn nature of credit facilities rather than support for commercial paper, redefinition of the total debt to capital financial covenant, limitation on use of proceeds from sale of first mortgage bonds to pay off debt outstanding under the credit facilities before proceeds may be used for other purposes, and a commitment to use the company's "best efforts" to pledge first mortgage bonds to support its credit facilities if our senior unsecured credit rating drops below "investment grade" (bonds rated below BBB by S&P and Fitch and below Baa by Moody's as determined by Standard & Poor's Ratings Group (S&P) and Moody's Investors Service (Moody's).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
9. LONG-TERM DEBT

Long-term debt outstanding is as follows at December 31:

--------------------------------------------------------------------------------
                                                           1999           1998
--------------------------------------------------------------------------------
                                                       (Dollars in Thousands)
Western Resources
First mortgage bond series:
  7 1/4% due 1999..................................   $      --      $ 125,000
  8 7/8% due 2000..................................      75,000         75,000
  7 1/4% due 2002..................................     100,000        100,000
  8 1/2% due 2022..................................     125,000        125,000
   7.65% due 2023..................................     100,000        100,000
                                                     -------------------------
                                                        400,000        525,000
                                                     -------------------------

Pollution control bond series:
  Variable due 2032, 4.80% at December 31, 1999....      45,000         45,000
  Variable due 2032, 4.54% at December 31, 1999....      30,500         30,500
  6% due 2033......................................      58,420         58,420
                                                     -------------------------
                                                        133,920        133,920
                                                     -------------------------

KGE
First mortgage bond series:
  7.60% due 2003...................................     135,000        135,000
  6 1/2% due 2005..................................      65,000         65,000
  6.20% due 2006...................................     100,000        100,000
                                                     -------------------------
                                                        300,000        300,000
                                                     -------------------------

Pollution control bond series:
  5.10% due 2023...................................      13,653         13,673
  Variable due 2027, 4.25% at December 31, 1999....      21,940         21,940
  7.0% due 2031....................................     327,500        327,500
  Variable due 2032, 4.199% at December 31, 1999...      14,500         14,500
  Variable due 2032, 4.30% at December 31, 1999....      10,000         10,000
                                                     -------------------------
                                                        387,593        387,613
                                                     -------------------------

Western Resources
  6 7/8% unsecured senior notes due 2004...........     370,000        370,000
  7 1/8% unsecured senior notes due 2009...........     150,000        150,000
  6.80% unsecured senior notes due 2018............      29,783         29,985
  6.25% unsecured senior notes due 2018,
  putable/callable 2003............................     400,000        400,000
                                                     -------------------------
                                                        949,783        949,985
                                                     -------------------------

Protection One
  Senior credit facility due 2001,
   6.8% at December 31, 1998.......................          --         42,417
  Convertible senior subordinated notes
   due 2003, fixed rate 6.75%......................      53,950         53,950
  Senior subordinated discount notes due 2005,
   effective rate of 6.4%..........................      87,038        125,590
  Senior unsecured notes due 2005,
   fixed rate 7.375%...............................     250,000        250,000
  Senior subordinated notes due 2009,
   fixed rate 8.125%...............................     341,415        350,000
  CET recourse financing agreements, average
   effective rate 18% and 15%, respectively........      60,838         93,541
  Other............................................       2,033          2,574
                                                     -------------------------
                                                        795,274        918,072
                                                     -------------------------

Other long-term agreements.........................      21,895          8,325
Unamortized debt premium...........................      13,726         13,918
Less:
Unamortized debt discount..........................      (7,458)        (7,931)
Long-term debt due within one year.................    (111,667)      (165,838)
                                                     -------------------------
  Long-term debt (net).............................  $2,883,066     $3,063,064
                                                     =========================

Debt discount and expenses are being amortized over the remaining lives of each issue.

The amount of the company's first mortgage bonds authorized by its Mortgage and Deed of Trust, dated July 1, 1939, as supplemented, is unlimited. The amount of KGE's first mortgage bonds authorized by the KGE Mortgage and Deed of Trust, dated April 1, 1940, as supplemented, is limited to a maximum of $2 billion. Amounts of additional bonds which may be issued are subject to property, earnings and certain restrictive provisions of each mortgage.

The company's unsecured debt represents general obligations that are not secured by any of the company's properties or assets. Any unsecured debt will be subordinated to all secured debt of the company, including the first mortgage bonds. The notes are structurally subordinated to all secured and unsecured debt of the company's subsidiaries.

In December 1998, Protection One entered into a revolving credit facility which provided for borrowings of up to $500 million, subsequently decreased to $250 million, and was to expire in December 2001. As a result of Protection One not meeting its debt covenants under this facility, in December 1999, Westar Capital acquired the debt and assumed the lenders' obligations.

In 1998, Protection One issued $350 million of Unsecured Senior Subordinated Notes. The notes are redeemable at Protection One's option, in whole or in part, at a predefined price.

Protection One did not complete a required exchange offer during 1999. As a result, the interest rate on this facility increased to 8.625% in June 1999. If the exchange offer is completed, the interest rate will revert back to 8.125%. Interest on this facility is payable semi-annually on January 15 and July 15.

In 1998, Protection One issued $250 million of Senior Unsecured Notes. Interest is payable semi-annually on February 15 and August 15. The notes are redeemable at Protection One's option, in whole or in part, at a predefined price.

In 1995, Protection One issued $166 million of Unsecured Senior Subordinated Discount Notes with a fixed interest rate of 13 5/8%. Interest payments began in 1999 and are payable semi-annually on June 30 and December 31. In connection with the acquisition of Protection One in 1997, these notes were restated to fair value reflecting a current market yield of approximately 6.4%. This resulted in bond premium being recorded to reflect the increase in value of the notes as a result of the decline in interest rates since the note issuance. The revaluation has no impact on the expected cash flow to existing noteholders.

In 1998, Protection One redeemed notes with a book value of $69.4 million and recorded an extraordinary gain on the extinguishment of $1.6 million, net of tax. The remaining notes are redeemable at Protection One's option in whole or in part, at anytime on or after June 30, 2000, at a predefined price.

In 1996, Protection One issued $103.5 million of Convertible Senior Subordinated Notes. Interest is payable semi-annually on March 15 and September 15. The notes are convertible at any time at a conversion price of $11.19 per share. The notes are redeemable, at Protection One's option, at a specified redemption price, beginning September 19, 1999.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Protection One's subsidiary CET has recognized as a financing transaction cash received through the sale of security equipment and future cash flows to be received under security equipment operating lease agreements with customers to a third-party financing company. A liability has been recorded for the proceeds of these sales as the finance company has recourse to CET in the event of nonpayment by customers of their equipment rental obligations. The average implicit interest rate in the financing is 18% at December 31, 1999. Accordingly, the liability is reduced, rental revenue is recognized, and interest expense is being recorded as these recourse obligations are reduced through the cash receipts paid to the financing company over the term of the related equipment rental agreements which averages four years. The liability is increased as new security monitoring equipment and equipment rental agreements are sold to the finance company that have recourse provisions.

Protection One's debt instruments contain financial and operating covenants which may restrict its ability to incur additional debt, pay dividends, make loans or advances and sell assets. From September 30, 1999 through December 31, 1999, Protection One received waivers from compliance with the then-applicable leverage and interest coverage ratio covenants under the senior credit facility. At December 31, 1999 Protection One was in compliance with all financial covenants governing its debt securities.

The indentures governing Protection One's debt securities require that Protection One offer to repurchase the securities in certain circumstances following a change of control.

In the fourth quarter 1999, Westar Capital purchased Protection One bonds on the open market at amounts less than the carrying amount of the debt. The company has recognized an extraordinary gain of $13.4 million, net of tax, at December 31, 1999, related to the retirement of this debt.

Maturities of long-term debt through 2004 are as follows:

--------------------------------------------------------------------------------
Year                                                           Principal Amount
--------------------------------------------------------------------------------
                                                         (Dollars in Thousands)
2000.................................................................  $111,667
2001.................................................................    32,246
2002.................................................................   106,472
2003.................................................................   240,568
2004.................................................................   370,457
--------------------------------------------------------------------------------

The company's interest expense on long-term debt was $236.4 million in 1999, $170.9 million in 1998 and $120 million in 1997.

10. EMPLOYEE BENEFIT PLANS

Pension: The company maintains qualified noncontributory defined benefit pension plans covering substantially all utility employees. Pension benefits are based on years of service and the employee's compensation during the five highest paid consecutive years out of ten before retirement. The company's policy is to fund pension costs accrued, subject to limitations set by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. The company also maintains a non-qualified Executive Salary Continuation Program for the benefit of certain management employees, including executive officers.

Postretirement Benefits: The company accrues the cost of postretirement benefits, primarily medical benefit costs, during the years an employee provides service.

The following tables summarize the status of the company's pension and other postretirement benefit plans:

--------------------------------------------------------------------------------------------
                                            Pension Benefits         Postretirement Benefits
December 31,                               1999          1998          1999           1998
--------------------------------------------------------------------------------------------
                                                        (Dollars in Thousands)
Change in Benefit Obligation:
  Benefit obligation,
    beginning of year..................  $ 392,057    $ 462,964     $  87,519      $  83,673
  Service cost.........................      8,949        7,952         1,609          1,405
  Interest cost........................     26,487       31,278         5,854          5,763
  Plan participants'
    contributions......................         --           --           784            858
  Benefits paid........................    (21,961)     (24,682)       (6,990)        (5,630)
  Assumption changes...................    (49,499)      36,268        (9,458)         6,801
  Actuarial losses (gains).............     (4,608)      10,095           (31)        (5,351)
  Acquisitions.........................       (676)          --            --             --
  Plan amendments......................         --           --            --             --
  Curtailments, settlements
    and special term benefits/(1)/.....         --     (131,818)           --             --
                                         ---------------------------------------------------
  Benefit obligation,
    end of year........................  $ 350,749    $ 392,057     $  79,287      $  87,519
                                         ===================================================
Change in Plan Assets:
  Fair value of plan assets,
    beginning of year..................  $ 441,531    $ 584,792     $     173      $     118
  Actual return on plan assets.........     85,079       66,106            10              6
  Acquisitions.........................         --           --            --             --
  Employer contribution................      2,882        2,197         6,284          5,679
  Plan participants'
    contributions......................         --           --           784             --
  Benefits paid........................    (22,497)     (23,910)       (6,990)        (5,630)
  Settlements/(1)/.....................         --     (187,654)           --             --
                                         ---------------------------------------------------
  Fair value of plan assets,
    end of year........................  $ 506,995    $ 441,531     $     261      $     173
                                         ===================================================
  Funded status........................  $ 156,246    $  49,474     $ (79,026)     $ (87,346)
  Unrecognized net
    (gain)/loss........................   (205,338)    (104,023)       (7,733)         1,814
  Unrecognized transition
    obligation, net....................        209          244        52,171         56,159
  Unrecognized prior
    service cost.......................     32,854       36,309        (3,730)        (4,131)
                                         ---------------------------------------------------
  Accrued postretirement
    benefit costs......................  $ (16,029)   $ (17,996)    $ (38,318)     $ (33,504)
                                         ===================================================
Actuarial Assumptions:
  Discount rate........................       7.75%        6.75%         7.75%          6.75%
  Expected rate of return..............        9.0%         9.0%          9.0%           9.0%
  Compensation increase rate...........        4.5%        4.75%          4.5%          4.75%

Components of net periodic
  benefit cost:
  Service cost.........................  $   8,949    $   7,952     $   1,610      $   1,405
  Interest cost........................     26,487       31,278         5,854          5,763
  Expected return on plan assets.......    (34,393)     (39,069)          (16)           (11)
  Amortization of unrecognized
    transition obligation, net.........         34          (32)        3,987          3,988
  Amortization of unrecognized
    prior service costs................      3,455        3,455          (466)          (461)
  Amortization of
    (gain)/loss, net...................     (3,477)      (5,885)          129           (396)
  Other................................         --           --            --             --
                                         ---------------------------------------------------
  Net periodic benefit cost............  $   1,055    $  (2,301)    $  11,098      $  10,288
                                         ===================================================

/(1)/ In July 1998, pension plan assets were transferred to ONEOK resulting in a settlement loss.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

For measurement purposes, an annual health care cost growth rate of 7.0% was assumed for 1999, decreasing 1% per year to 5% in 2001 and thereafter. The health care cost trend rate has a significant effect on the projected benefit obligation. Increasing the trend rate by 1% each year would increase the present value of the accumulated projected benefit obligation by $2.0 million and the aggregate of the service and interest cost components by $0.2 million.

In accordance with an order from the KCC, the company has deferred postretirement and postemployment expenses in excess of actual costs paid. In 1997, the company received authorization from the KCC to invest in AHTC investments. Income from the AHTC investments will be used to offset the deferred and incremental costs associated with postretirement and postemployment benefits offered to the company's employees. The income generated from the AHTC investments replaces the income stream from corporate-owned life insurance contracts purchased in 1993 and 1992 which was used for the same purpose.

Savings: The company maintains savings plans in which substantially all employees participate, with the exception of Protection One employees. The company matches employees' contributions up to specified maximum limits. The funds of the plans are deposited with a trustee and invested in the company stock fund. The company's contributions were $3.7 million for 1999, $3.8 million for 1998 and $5.0 million for 1997.

Protection One also maintains a savings plan. Contributions, made at Protection One's election, are allocated among participants based upon the respective contributions made by the participants through salary reductions during the year. Protection One's matching contributions may be made in Protection One common stock, in cash or in a combination of both stock and cash. Protection One's matching contribution to the plan was $802,251 for 1999 and $992,000 for 1998.

Protection One maintains a qualified employee stock purchase plan that allows eligible employees to acquire shares of Protection One common shares at 85% of fair market value of the common stock. A total of 650,000 shares of common stock have been reserved for issuance in this program.

Stock Based Compensation Plans: The company, excluding Protection One, has a long-term incentive and share award plan (LTISA Plan), which is a stock-based compensation plan. The LTISA Plan was implemented as a means to attract, retain and motivate employees and board members (Plan Participants). Under the LTISA Plan, the company may grant awards in the form of stock options, dividend equivalents, share appreciation rights, restricted shares, restricted share units, performance shares and performance share units to Plan Participants. Up to five million shares of common stock may be granted under the LTISA Plan.

Stock options and restricted shares under the LTISA plan are as follows:

------------------------------------------------------------------------------------------------
December 31,                         1999                   1998                  1997
------------------------------------------------------------------------------------------------
                                          Weighted-               Weighted-            Weighted-
                                           Average                Average               Average
                                          Exercise                Exercise              Exercise
                               Shares      Price       Shares      Price      Shares     Price
------------------------------------------------------------------------------------------------
Outstanding,
  beginning of year.......   1,590,700    $36.106      665,400    $30.282    205,700     $29.250
Granted...................     981,625     30.613      925,300     40.293    459,700      30.750
Exercised.................          --         --           --         --         --          --
Forfeited.................    (153,690)    31.985           --         --         --          --
                             -------------------------------------------------------------------
Outstanding,
  end of year.............   2,418,635    $34.139    1,590,700    $36.106    665,400     $30.282
                             ===================================================================

Weighted-average fair
  value of options
  granted during
  the year................                $  8.22                 $  9.12                $  3.00

Stock options and restricted shares issued and outstanding at December 31, 1999, are as follows:

------------------------------------------------------------------------------------------------
                                                  Number             Weighted-         Weighted-
                               Range of           Issued              Average           Average
                               Exercise             and             Contractual        Exercise
                                 Price          Outstanding        Life in Years         Price
------------------------------------------------------------------------------------------------
Options:
  1999....................  $27.813-32.125         800,995              10.0            $30.815
  1998....................   38.625-43.125         763,000               9.0             40.538
  1997....................          30.750         414,520               8.0             30.750
  1996....................          29.250         138,620               6.7             29.250
                                                 ---------
                                                 2,117,135
                                                 ---------
Restricted shares:
  1999....................   27.813-32.125         165,000               9.0             29.616
  1998....................          38.625         136,500               8.0             38.625
                                                 ---------
Total issued..............                         301,500
                                                 =========

An equal amount of dividend equivalents is issued to recipients of stock options. The weighted-average grant-date fair value of the dividend equivalent was $3.28 in 1999, and $6.88 in 1998. The value of each dividend equivalent is calculated by accumulating dividends that would have been paid or payable on a share of company common stock. The dividend equivalents expire after nine years from date of grant.

The fair value of stock options and dividend equivalents were estimated on the date of grant using the Black-Scholes option-pricing model. The model assumed the following at December 31:

------------------------------------------------------------------------------------------------
                                                                            1999            1998
------------------------------------------------------------------------------------------------
Dividend yield............................................................  6.25%           6.32%
Expected stock price volatility........................................... 16.56%          15.95%
Risk-free interest rate...................................................  6.05%           5.67%
------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Protection One Stock Warrants and Options: Protection One has outstanding stock warrants and options which were considered reissued and exercisable upon the company's acquisition of Protection One on November 24, 1997. The 1997 Long-Term Incentive Plan (the LTIP), approved by the Protection One stockholders on November 24, 1997, provides for the award of incentive stock options to directors, officers and key employees. Under the LTIP, 4.2 million shares are reserved for issuance subject to such adjustment as may be necessary to reflect changes in the number or kinds of shares of common stock or other securities of Protection One. The LTIP provides for the granting of options that qualify as incentive stock options under the Internal Revenue Code and options that do not so qualify.

A summary of options issued under the Plan by fiscal year is as follows:

--------------------------------------------------------------------------------
                                                  Shares Granted   Total Shares
                                                   to Officers       Granted
--------------------------------------------------------------------------------
1998...........................................      690,000         1,246,500
1999...........................................      399,700         1,092,908
--------------------------------------------------------------------------------

Each option has a term of 10 years and vests ratably over three years. The purchase price of the shares issuable pursuant to the options is equal to (or greater than) the fair market value of the common stock at the date of the option grant.

A summary of warrant and option activity for Protection One from November 1997 through December 31, 1999, is as follows:

------------------------------------------------------------------------------------------------
December 31,                        1999                  1998                  1997
------------------------------------------------------------------------------------------------
                                          Weighted-            Weighted-              Weighted-
                                           Average              Average                Average
                                          Exercise             Exercise                Exercise
                              Shares       Price     Shares     Price       Shares      Price
------------------------------------------------------------------------------------------------
Outstanding,
 beginning of year/(1)/....   3,422,739   $ 7.494   2,366,435   $ 5.805    2,366,741   $5.805
Granted....................   1,092,908     7.905   1,246,500    11.033           --       --
Exercised..................          --        --    (109,595)    5.564         (306)   0.050
Forfeited..................    (956,511)   10.124    (117,438)   10.770           --       --
Adjustment to May
 1995 warrants.............          --        --      36,837        --           --       --
                              ------------------------------------------------------------------
Outstanding,
end of year................   3,559,136   $12.252   3,422,739   $ 7.494    2,366,435   $5.805
                              ==================================================================

/(1)/ There was no outstanding stock or options prior to November 24, 1997.

Stock options and warrants issued and outstanding at December 31, 1999, are as follows:

--------------------------------------------------------------------------------------------------------
                       Range of        Number Issued        Weighted-Average          Weighted-Average
                    Exercise price    and Outstanding    Contractual Life in Years     Exercise Price
--------------------------------------------------------------------------------------------------------
Exercisable:
Fiscal 1995         $ 6.375-$ 9.125         64,800                 5.0                    $ 6.491
Fiscal 1996           8.000- 10.313        178,400                 6.0                      8.031
Fiscal 1996          13.750- 15.500         69,000                 6.0                     14.924
Fiscal 1997                   9.500        136,000                 7.0                      9.500
Fiscal 1997                  15.000         25,000                 7.0                     15.000
Fiscal 1997                  14.268         50,000                 2.0                     14.268
Fiscal 1998                  11.000        367,499                 8.0                     11.000
Fiscal 1998                   8.563         16,331                 8.0                      8.563
Fiscal 1999                   8.928         87,600                 9.0                      8.928
KOP Warrants                  3.633        103,697                 1.0                      3.633
1993 Warrants                 0.167        428,400                 4.0                      0.167
1995 Note Warrants            3.890        786,277                 5.0                      3.890
Other                         0.050            305                 7.0                      0.050
                                         ---------
                                         2,313,309
                                         ---------

Not Exercisable:
1998 options        $        11.000        333,001                 8.0                    $11.000
1998 options                  8.563         32,660                 8.0                      8.563
1999 options                  8.928        686,500                 9.0                      8.928
1999 options           3.875- 6.125        193,666                 9.0                      5.855
                                         ---------
                                         1,245,827
                                         ---------
Total outstanding                        3,559,136
                                         =========

The weighted average fair value of options granted during 1999 and 1998 and estimated on the date of grant were $6.87 and $5.41. The fair value was calculated using the following assumptions:


--------------------------------------------------------------------------------
Year Ended December 31,                                     1999         1998
--------------------------------------------------------------------------------
Dividend yield...........................................   0.00%        0.00%
Expected stock price volatility..........................  64.06%       61.72%
Risk free interest rate..................................   6.76%        5.50%
Expected option life.....................................   6 years      6 years
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Effect of Stock-Based Compensation on Earnings Per Share: The company accounts for both the company's and Protection One's plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and the related interpretations. Had compensation expense been determined pursuant to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the company would have recognized additional compensation costs during 1999, 1998 and 1997 as shown in the table below.

---------------------------------------------------------------------------------------------------
Year Ended December 31,                          1999              1998               1997
---------------------------------------------------------------------------------------------------
                                               (Dollars in Thousands, Except Per Share Amounts)
Earnings available for common stock:
  As reported................................  $ 11,330          $ 44,165           $ 494,599
  Pro forma..................................     8,204            42,640             494,436
Earnings per common share
  (basic and diluted):
  As reported................................  $   0.17          $   0.67           $    7.59
  Pro forma..................................      0.12              0.65                7.59
---------------------------------------------------------------------------------------------------

Split Dollar Life Insurance Program: The company has established a split dollar life insurance program for the benefit of the company and certain of its executives. Under the program, the company has purchased life insurance policies on which the executive's beneficiary is entitled to a death benefit in an amount equal to the face amount of the policy reduced by the greater of (i) all premiums paid by the company or (ii) the cash surrender value of the policy, which amount, at the death of the executive, will be returned to the company. The company retains an equity interest in the death benefit and cash surrender value of the policy to secure this repayment obligation.

Subject to certain conditions, each executive may transfer to the company their interest in the death benefit based on a predetermined formula, beginning no earlier than the first day of the calendar year following retirement or three years from the date of the policy. The liability associated with this program was $31.9 million as of December 31, 1999, and $57.9 million as of December 31, 1998. The obligations under this program can increase and decrease based on the company's total return to shareholders. This liability decreased approximately $10.5 million in 1999 based on the company's total return to shareholders. There was no change in the liability in 1998. Under current tax rules, payments to active employees in exchange for their interest in the death benefits may not be fully deductible by the company for income tax purposes.

11. COMMON STOCK, PREFERRED STOCK, PREFERENCE STOCK, AND OTHER MANDATORILY REDEEMABLE SECURITIES

The company's Restated Articles of Incorporation, as amended, provide for 150,000,000 authorized shares of common stock. At December 31, 1999, 67,401,657 shares were outstanding.

The company has a Direct Stock Purchase Plan (DSPP). Shares issued under the DSPP may be either original issue shares or shares purchased on the open market. The company issued original issue shares under DSPP from January 1, 1995, until October 15, 1997. Between November 1, 1997 and March 16, 1998, shares for DSPP were satisfied on the open market. All other shares have been original issue shares. During 1998, a total of 653,570 shares were issued under DSPP including 499,839 original issue shares and 153,731 shares purchased on the open market. During 1999, a total of 1,819,856 original issue shares were purchased from the company. At December 31, 1999, 2,771,191 shares were available under the DSPP registration statement.

In 1999, the company purchased 900,000 shares of common stock at an average price of $17.55 per share. The purchased shares were purchased with short-term debt and available funds. The purchased shares are held in treasury and are available for general corporate purposes, resale or retirement. These purchased shares are shown as $15.8 million in treasury stock on the accompanying Consolidated Balance Sheet.

Preferred Stock Not Subject to Mandatory Redemption: The cumulative preferred stock is redeemable in whole or in part on 30 to 60 days notice at the option of the company.

Preference Stock Subject to Mandatory Redemption: On April 1, 1998, the company redeemed the 7.58% Preference Stock due 2007 at a premium, including dividends, for $53 million. At December 31, 1999, and 1998, the company had no preference stock outstanding.

Other Mandatorily Redeemable Securities: On December 14, 1995, Western Resources Capital I, a wholly-owned trust, issued 4.0 million preferred securities of 7-7/8% Cumulative Quarterly Income Preferred Securities, Series A, for $100 million. The trust interests are redeemable at the option of Western Resources Capital I on or after December 11, 2000, at $25 per preferred security plus accrued interest and unpaid dividends. Holders of the securities are entitled to receive distributions at an annual rate of 7-7/8% of the liquidation preference value of $25. Distributions are payable quarterly and are tax deductible by the company. These distributions are recorded as interest expense. The sole asset of the trust is $103 million principal amount of 7-7/8% Deferrable Interest Subordinated Debentures, Series A due December 11, 2025.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

On July 31, 1996, Western Resources Capital II, a wholly-owned trust, of which the sole asset is subordinated debentures of the company, sold in a public offering, 4.8 million shares of 8-1/2% Cumulative Quarterly Income Preferred Securities, Series B, for $120 million. The trust interests are redeemable at the option of Western Resources Capital II, on or after July 31, 2001, at $25 per preferred security plus accumulated and unpaid distributions. Holders of the securities are entitled to receive distributions at an annual rate of 8-1/2% of the liquidation preference value of $25. Distributions are payable quarterly and are tax deductible by the company. These distributions are recorded as interest expense. The sole asset of the trust is $124 million principal amount of 8-1/2% Deferrable Interest Subordinated Debentures, Series B due July 31, 2036.

In addition to the company's obligations under the Subordinated Debentures discussed above, the company has agreed to guarantee, on a subordinated basis, payment of distributions on the preferred securities. These undertakings constitute a full and unconditional guarantee by the company of the trust's obligations under the preferred securities.

12.  COMMITMENTS AND CONTINGENCIES

Purchase Orders and Contracts: As part of its ongoing operations and construction program, the company has commitments under purchase orders and contracts which have an unexpended balance of approximately $190 million at December 31, 1999.

Manufactured Gas Sites: The company has been associated with 15 former manufactured gas sites located in Kansas which may contain coal tar and other potentially harmful materials. The company and the Kansas Department of Health and Environment (KDHE) entered into a consent agreement governing all future work at the 15 sites. The terms of the consent agreement will allow the company to investigate these sites and set remediation priorities based upon the results of the investigations and risk analysis. At December 31, 1999, the costs incurred for preliminary site investigation and risk assessment have been minimal. In accordance with the terms of the strategic alliance with ONEOK, ownership of twelve of these sites and the responsibility for clean-up of these sites were transferred to ONEOK. The ONEOK agreement limits the company's future liability associated with these sites to an immaterial amount. The company's investment earnings from ONEOK could be impacted by these costs.

Superfund Sites: In December 1999, the company was identified as one of more than 1,000 potentially responsible parties at an EPA Superfund site in Kansas City, Kansas (Kansas City site). The company has previously been associated with other Superfund sites for which the company's liability has been classified as de minimis and any potential obligations have been settled at minimal cost. Since 1993, the company has settled Superfund obligations at three sites for a total of $141,300. No Superfund obligations have been settled since 1994. The company's obligation, if any, at the Kansas City site is expected to be limited based upon previous experience and the limited nature of the company's business transactions with the previous owners of the site. In the opinion of the company's management, the resolution of this matter is not expected to have a material impact on the company's financial position or results of operations.

Clean Air Act: The company must comply with the provisions of The Clean Air Act Amendments of 1990 that require a two-phase reduction in certain emissions. The company has installed continuous monitoring and reporting equipment to meet the acid rain requirements. The company does not expect material capital expenditures to be required to meet Phase II sulfur dioxide and nitrogen oxide requirements.

Decommissioning: The company accrues decommissioning costs over the expected life of the Wolf Creek generating facility. The accrual is based on estimated unrecovered decommissioning costs which consider inflation over the remaining estimated life of the generating facility and are net of expected earnings on amounts recovered from customers and deposited in an external trust fund.

In February 1997, the KCC approved the 1996 Decommissioning Cost Study. Based on the study, the company's share of Wolf Creek's decommissioning costs, under the immediate dismantlement method, is estimated to be approximately $624 million during the period 2025 through 2033, or approximately $192 million in 1996 dollars. These costs were calculated using an assumed inflation rate of 3.6% over the remaining service life from 1996 of 29 years. On September 1, 1999, Wolf Creek submitted the 1999 Decommissioning Cost Study to the KCC for approval. Approval of this study by the KCC is pending. The company's share of the cost for decommissioning in the 1999 study under the dismantlement method is $221 million in 1999 dollars.

Decommissioning costs are currently being charged to operating expense in accordance with the prior KCC orders. Electric rates charged to customers provide for recovery of these decommissioning costs over the life of Wolf Creek. Amounts expensed approximated $3.9 million in 1999 and will increase annually to $5.6 million in 2024. These amounts are deposited in an external trust fund. The average after-tax expected return on trust assets is 5.7% per year.

The company's investment in the decommissioning fund, including reinvested earnings approximated $58.3 million at December 31, 1999, and $52.1 million at December 31, 1998. Trust fund earnings accumulate in the fund balance and increase the recorded decommissioning liability.

Nuclear Insurance: The Price-Anderson Act limits the combined public liability of the owners of nuclear power plants to $9.5 billion for a single nuclear incident. If this liability limitation is insufficient, the U.S. Congress will consider taking whatever action is necessary to compensate the public for valid claims. The Wolf Creek owners (Owners) have purchased the maximum available private insurance of $200 million. The remaining balance is provided by an assessment plan mandated by the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Nuclear Regulatory Commission (NRC). Under this plan, the Owners are jointly and severally subject to a retrospective assessment of up to $88.1 million ($41.4 million, company's share) in the event there is a major nuclear incident involving any of the nation's licensed reactors. This assessment is subject to an inflation adjustment based on the Consumer Price Index and applicable premium taxes. There is a limitation of $10 million ($4.7 million, company's share) in retrospective assessments per incident, per year.

The Owners carry decontamination liability, premature decommissioning liability and property damage insurance for Wolf Creek totaling approximately $2.8 billion ($1.3 billion, company's share). This insurance is provided by Nuclear Electric Insurance Limited (NEIL). In the event of an accident, insurance proceeds must first be used for reactor stabilization and site decontamination in accordance with a plan mandated by the NRC. The company's share of any remaining proceeds can be used to pay for property damage or decontamination expenses or, if certain requirements are met including decommissioning the plant, toward a shortfall in the decommissioning trust fund.

The Owners also carry additional insurance with NEIL to cover costs of replacement power and other extra expenses incurred during a prolonged outage resulting from accidental property damage at Wolf Creek. If losses incurred at any of the nuclear plants insured under the NEIL policies exceed premiums, reserves and other NEIL resources, the company may be subject to retrospective assessments under the current policies of approximately $6 million per year.

Although the company maintains various insurance policies to provide coverage for potential losses and liabilities resulting from an accident or an extended outage, the company's insurance coverage may not be adequate to cover the costs that could result from a catastrophic accident or extended outage at Wolf Creek. Any substantial losses not covered by insurance, to the extent not recoverable through rates, would have a material adverse effect on the company's financial condition and results of operations.

Fuel Commitments: To supply a portion of the fuel requirements for its generating plants, the company has entered into various commitments to obtain nuclear fuel and coal. Some of these contracts contain provisions for price escalation and minimum purchase commitments. At December 31, 1999, Wolf Creek's nuclear fuel commitments (company's share) were approximately $14 million for uranium concentrates expiring at various times through 2003, $26 million for enrichment expiring at various times through 2003 and $65.2 million for fabrication through 2025.

At December 31, 1999, the company's coal contract commitments in 1999 dollars under the remaining terms of the contracts were approximately $2.3 billion. The largest coal contract expires in 2020, with the remaining coal contracts expiring at various times through 2013.

At December 31, 1999, the company's natural gas transportation commitments in 1999 dollars under the remaining terms of the contracts were approximately $29.1 million. The natural gas transportation contracts provide firm service to the company's gas burning facilities expiring at various times through 2010.

Protection One SEC Matters: As previously disclosed, Protection One has been advised by the Division of Corporation Finance of the SEC that, in the view of the staff, there are errors in Protection One's financial statements which are material and which have had the effect of inflating earnings commencing with the year 1997. Protection One has had extensive discussions with the SEC staff about the methodology used by Protection One to amortize customer accounts, the purchase price allocation to customer accounts in the Multifamily acquisition and other matters. The SEC staff has not indicated it concurs with, nor has the SEC staff determined not to object to, the restatements made in 1999 or the change in accounting principle for customer accounts. Protection One cannot predict whether the SEC staff will make additional comments or take other action that will further impact its financial statements or the effect or timing of any such action.

13.  LEGAL PROCEEDINGS

The SEC commenced a private investigation in 1997 relating to, among other things, the timeliness and adequacy of disclosure filings with the SEC by the company with respect to securities of ADT Ltd. The company is cooperating with the SEC staff in this investigation.

The company, its subsidiary Westar Capital, Protection One, its subsidiary Protection One Alarm Monitoring, Inc. (Monitoring), and certain present and former officers and directors of Protection One are defendants in a purported class action litigation pending in the United States District Court for the Central District of California, "Ronald Cats, et al., v. Protection One, Inc., et. al.," No. CV 99-3755 DT (RCx). Pursuant to an Order dated August 2, 1999, four pending purported class actions were consolidated into a single action. In March 2000, plaintiffs filed a Second Consolidated Amended Class Action Complaint (the Amended Complaint). Plaintiffs purport to bring the action on behalf of a class consisting of all purchasers of publicly traded securities of Protection One, including common stock and notes, during the period of February 10, 1998, through November 12, 1999. The Amended Complaint asserts claims under
Section 11 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 against Protection One, Monitoring, and certain present and former officers and directors of Protection One based on allegations that various statements concerning Protection One's financial results and operations for 1997 and 1998 were false and misleading and not in compliance with Generally Accepted Accounting Principals (GAAP). Plaintiffs allege, among other things, that former employees of Protection One have reported that Protection One lacked adequate internal accounting controls and that certain accounting information was unsupported or manipulated by management in order to avoid disclosure of accurate information. The Amended Complaint further asserts claims against the company and Westar as controlling persons under Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. A claim is also asserted under Section 11 of the Securities Act of 1933 against Protection One's auditor, Arthur Andersen LLP. The Amended Complaint seeks an unspecified amount of compensatory damages and an award of fees and expenses, including attorneys' fees.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The company and Protection One believe that all the claims asserted in the Amended Complaint are without merit and intend to defend against them vigorously. The company and Protection One cannot currently predict the impact of this litigation which could be material.

The company and its subsidiaries are involved in various other legal, environmental and regulatory proceedings. Management believes that adequate provision has been made and accordingly believes that the ultimate disposition of such matters will not have a material adverse effect upon the company's overall financial position or results of operations. See also Note 14 for discussion of the FERC proceeding regarding the City of Wichita complaint.

14.  RATE MATTERS AND REGULATION

KCC Proceedings: In January 1997, the KCC entered an order reducing electric rates for both KPL and KGE. The order required KGE to reduce electric rates by $65 million cumulative, phased in over three years beginning in 1997. The order required KPL to reduce electric rates by $10 million in 1997 and issue two one-time rebates of $5 million in January 1998, and January 1999.

On March 16, 2000, the Kansas Industrial Consumers (KIC), an organization of commercial and industrial users of electricity in Kansas, filed a complaint with the KCC requesting an investigation of Western Resources' and KGE's rates. The KIC alleges that these rates are not based on current costs. The company will oppose this request vigorously but is unable to predict whether the KCC will open an investigation.

FERC Proceeding: In September 1999, the City of Wichita filed a complaint with the Federal Energy Regulatory Commission (FERC) against the company, alleging improper affiliate transactions between KPL, a division of the company, and KGE, a wholly-owned subsidiary of the company. The City of Wichita requests the FERC to equalize the generation costs between KPL and KGE, in addition to other matters. FERC has issued an order setting this matter for hearing and has referred the case to a settlement judge. The hearing has been suspended pending settlement discussions between the parties. The company believes that the City of Wichita's complaint is without merit and intends to defend against it vigorously.

15.  LEASES

At December 31, 1999, the company had leases covering various property and equipment. The company currently has no significant capital leases.

Rental payments for operating leases and estimated rental commitments are as follows:

--------------------------------------------------------------------------------
                                                                     Operating
Year Ended December 31,                                                Leases
--------------------------------------------------------------------------------
                                                        (Dollars in Thousands)
Rental payments:
  1997..........................................................      $ 71,126
  1998..........................................................        70,796
  1999..........................................................        71,771
Future commitments:
  2000..........................................................        68,431
  2001..........................................................        64,100
  2002..........................................................        59,090
  2003..........................................................        59,655
  2004..........................................................        52,899
  Thereafter....................................................       610,925
                                                                      --------
     Total future commitments....................................     $915,100
                                                                      ========

In 1987, KGE sold and leased back its 50% undivided interest in the La Cygne 2 generating unit. The La Cygne 2 lease has an initial term of 29 years, with various options to renew the lease or repurchase the 50% undivided interest. KGE remains responsible for its share of operation and maintenance costs and other related operating costs of La Cygne 2. The lease is an operating lease for financial reporting purposes. The company recognized a gain on the sale which was deferred and is being amortized over the initial lease term.

In 1992, the company deferred costs associated with the refinancing of the secured facility bonds of the Trustee and owner of La Cygne 2. These costs are being amortized over the life of the lease and are included in operating expense. Approximately $19.1 million of this deferral remained on the Consolidated Balance Sheet at December 31, 1999.

Future minimum annual lease payments, included in the table above, required under the La Cygne 2 lease agreement are approximately $34.6 million for each year through 2002, $39.4 million in 2003, $34.6 million in 2004, and $502.6 million over the remainder of the lease. KGE's lease expense, net of amortization of the deferred gain and refinancing costs, was approximately $28.9 million for 1999, $28.9 million for 1998, and $27.3 m illion for 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

16.  INTERNATIONAL POWER DEVELOPMENT COSTS

During the fourth quarter of 1998, management decided to exit the international power development business. This business had been conducted by the company's wholly owned subsidiary, The Wing Group (Wing). The company recorded a $98.9 million charge to income in the fourth quarter of 1998 as a result of exiting this business.

During 1999, the company terminated the employment of all employees, closed offices, discontinued all development activities, and terminated all other matters related to the activity of Wing in accordance with the terms of the exit plan. These activities were substantially completed by December 31, 1999. The actual costs incurred during 1999 to complete the exit plan approximated $16.9 million, which was $5.6 million less than the amount estimated at December 31, 1998. This was accounted for as a change in estimate in 1999.

At December 31, 1999, approximately $380,000 of accrued exit fees and shut-down costs were included in other current liabilities on the accompanying Consolidated Balance Sheet. This amount represents employee settlement and severance costs expected to be paid in 2000.

The detailed components of the 1999 activity to exit this business are as follows:

--------------------------------------------------------------------------------
                                                        (Dollars in Thousands)
--------------------------------------------------------------------------------
Accrued exit fees, shut-down and severance costs,
  balance at December 31, 1998................................        $ 22,900
Actual costs incurred.........................................         (16,888)
Change in estimate............................................          (5,632)
                                                                      --------
Accrued exit fees, change in estimate, shut-down and
  severance costs, balance at December 31, 1999...............        $    380
                                                                      ========

17.  MERGER AGREEMENT WITH KANSAS CITY POWER & LIGHT COMPANY

On March 18, 1998, the company signed an Amended and Restated Plan of Agreement and Plan of Merger with the Kansas City Power & Light Company (KCPL) under which KGE, KPL, a division of Western Resources, and KCPL would have been combined into a new company called Westar Energy, Inc. KCPL has notified the company that it has terminated the contemplated transaction.

The company expensed costs related to the KCPL merger of approximately $17.6 million at December 31, 1999 and approximately $48 million at December 31, 1997 associated with the original merger agreement.

18.  GAIN ON SALE OF EQUITY SECURITIES

During 1996, the company acquired 27% of the common shares of ADT Limited, Inc.
(ADT) and made an offer to acquire the remaining ADT common shares. ADT rejected this offer and in July 1997, ADT merged with Tyco International Ltd. (Tyco). ADT and Tyco completed their merger by exchanging ADT common stock for Tyco common stock.

Following the ADT and Tyco merger, the company's equity investment in ADT became an available-for-sale security. During the third quarter of 1997, the company sold its Tyco common shares for approximately $1.5 billion. The company recorded a pre-tax gain of $864.2 million on the sale and recorded tax expense of approximately $345 million in connection with this gain.

19.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value as set forth in Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments."

Cash and cash equivalents, short-term borrowings and variable-rate debt are carried at cost which approximates fair value. The decommissioning trust is recorded at fair value and is based on the quoted market prices at December 31, 1999 and 1998. The fair value of fixed-rate debt and other mandatorily redeemable securities is estimated based on quoted market prices for the same or similar issues or on the current rates offered for instruments of the same remaining maturities and redemption provisions. The estimated fair values of contracts related to commodities have been determined using quoted market prices of the same or similar securities.

The recorded amounts of accounts receivable and other current financial instruments approximate fair value.

The fair value estimates presented herein are based on information available at December 31, 1999 and 1998. These fair value estimates have not been comprehensively revalued for the purpose of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein. Because a substantial portion of the company's operations are regulated, the company believes that any gains or losses related to the retirement of debt would not have a material effect on the company's financial position or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The carrying values and estimated fair values of the company's financial instruments are as follows:

--------------------------------------------------------------------------------
                                   Carrying Value             Fair Value
                              ------------------------  -----------------------
December 31,                    1999            1998      1999           1998
--------------------------------------------------------------------------------
                                           (Dollars in Thousands)
Decommissioning trust.....    $   58,286    $   52,093  $   58,286   $   52,093
Fixed-rate debt, net of
 current maturities.......     2,742,307     2,956,692   2,350,130    3,076,709
Other mandatorily
 redeemable securities....       220,000       220,000     187,950      226,800
--------------------------------------------------------------------------------

In its commodity price risk management activities, the company engages in both trading and non-trading activities. In these activities, the company utilizes a variety of financial instruments, including forward contracts involving cash settlements or physical delivery of an energy commodity, options, swaps which require payments (or receipt of payments) from counterparties based on the differential between specified prices for the related commodity, and futures traded on electricity and natural gas. For a discussion of the accounting policy for these instruments, see Note 1.

The company is involved in trading activities primarily to minimize risk from market fluctuations, to maintain a market presence and to enhance system reliability. The company attempts to balance its physical and financial purchase and sale contracts in terms of quantities and contract terms. Net open positions can exist or are established due to the origination of new transactions and the company's assessment of, and response to, changing market conditions.

The company uses derivatives for non-trading purposes primarily to reduce exposure relative to the volatility of cash market prices.

The notional volumes and estimated fair values of the company's trading forward contracts and options are as follows at December 31:

-------------------------------------------------------------------------------
                                        1999                     1998
                               ----------------------    ----------------------
                               Notional                  Notional
                               Volumes      Estimated     Volumes     Estimated
                               (MWH's)     Fair Value     (MWH's)    Fair Value
-------------------------------------------------------------------------------
                                           (Dollars in Thousands)
Forward Contracts:
  Purchased.............       496,800       $ 14,800   1,535,600      $ 46,361
  Sold..................       478,400         14,404   1,535,600        46,141
Options:
  Purchased.............       659,200       $  5,079     148,800      $    361
  Sold..................       336,480          6,013      64,000           195

-------------------------------------------------------------------------------

Forward contracts and options had a net unrealized loss of $73,000 at December 31, 1999, and a net unrealized gain of $40,000 at December 31, 1998.

The notional volumes and estimated fair values of the company's non-trading forward contract and options for electric positions are as follows at December 31:

--------------------------------------------------------------------------------
                                       1999                       1998
                               ----------------------     ---------------------
                               Notional                   Notional
                               Volumes      Estimated      Volumes    Estimated
                               (MWH's)     Fair Value      (MWH's)   Fair Value
--------------------------------------------------------------------------------
                                           (Dollars in Thousands)
Forward Contracts:
  Purchased............       640,800         $18,221           --           --
  Sold.................       610,400          17,991           --           --

Options:
  Purchased............       285,600         $   445           --           --
  Sold.................       417,720           2,445           --           --
--------------------------------------------------------------------------------

Non-trading forward contracts and options for electric positions had a net unrealized loss of $127,950 at December 31, 1999. No non-trading forward contracts and options for electric positions were held at December 31, 1998.

The notional volumes and estimated fair values of the company's non-trading forward contract and options for gas positions are as follows at December 31:

--------------------------------------------------------------------------------
                                        1999                     1998
                              ------------------------  ---------------------
                                Notional                 Notional
                                 Volumes     Estimated    Volumes   Estimated
                                 (MWH's)    Fair Value    (MWH's)  Fair Value
--------------------------------------------------------------------------------
                                            (Dollars in Thousands)
Forward Contracts:
  Purchased..............     13,010,000       $31,002         --          --
  Sold...................        500,000         1,108         --          --

Options:
  Purchased..............      6,000,000       $   971         --          --
  Sold...................      4,000,000           615         --          --
--------------------------------------------------------------------------------

Non-trading forward contracts and options for gas positions had a net unrealized loss of $1,147,134 at December 31, 1999. No non-trading forward contracts and options for gas positions were held at December 31, 1998.

20. INCOME TAXES

Income tax expense is composed of the following components at December 31:

--------------------------------------------------------------------------------
                                              1999      1998      1997
--------------------------------------------------------------------------------
                                              (Dollars in Thousands)
Currently payable:
  Federal.............................    $ 13,907  $ 52,993  $336,150
  State...............................       9,622    10,881    72,143
Deferred:
  Federal.............................     (44,257)  (39,067)  (15,945)
  State...............................      (6,582)   (4,185)   (2,696)
Amortization of investment
  tax credits.........................      (6,054)   (6,065)   (6,665)
                                          ----------------------------
Total income tax expense (benefit)....    $(33,364) $ 14,557  $382,987
                                          ============================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," temporary differences gave rise to deferred tax assets and deferred tax liabilities as follows at December 31:

------------------------------------------------------------------------------
                                                          1999        1998
------------------------------------------------------------------------------
                                                       (Dollars in Thousands)
Deferred tax assets:
  Deferred gain on sale-leaseback..............     $   87,220  $   92,427
  Monitored services deferred tax assets.......         59,171      93,571
  Other........................................        125,563     138,506
                                                    ----------------------
Total deferred tax assets......................     $  271,954  $  324,504
                                                    ======================

Deferred tax liabilities:
  Accelerated depreciation and other...........     $  614,309  $  613,730
  Acquisition premium..........................        283,157     291,156
  Deferred future income taxes.................        218,937     206,114
  Other........................................         40,508      48,518
                                                    ----------------------
Total deferred tax liabilities.................     $1,156,911  $1,159,518
                                                    ======================
Investment tax credits.........................     $   97,591  $  103,645
                                                    ======================
Accumulated deferred income taxes, net.........     $  982,548  $  938,659
                                                    ======================

In accordance with various rate orders, the company has not yet collected through rates certain accelerated tax deductions which have been passed on to customers. As management believes it is probable that the net future increases in income taxes payable will be recovered from customers, it has recorded a deferred asset for these amounts. These assets also are a temporary difference for which deferred income tax liabilities have been provided.

The effective income tax rates set forth below are computed by dividing total federal and state income taxes by the sum of such taxes and net income. The difference between the effective tax rates and the federal statutory income tax rates are as follows:

--------------------------------------------------------------------------------
Year Ended December 31,                                  1999     1998    1997
--------------------------------------------------------------------------------
Effective income tax rate....................          (102.2%)   24.0%   43.4%
Effect of:
 State income taxes..........................            (6.0)    (4.5)   (5.0)
 Amortization of investment tax credits......            18.5     10.0     0.8
 Corporate-owned life insurance policies.....            25.4     15.0     0.9
 Affordable housing tax credits..............            28.5      2.1      --
 Accelerated depreciation flow through
  and amortization, net......................           (11.1)    (2.9)   (0.4)
 Adjustment to tax provision.................             3.9    (11.3)   (3.7)
 Dividends received deduction................            31.1     16.0      --
 Amortization of goodwill....................           (17.6)   (11.4)     --
 Other.......................................            (5.5)    (2.0)   (1.0)

Statutory federal income tax rate............           (35.0%)   35.0%   35.0%
--------------------------------------------------------------------------------

21. RELATED PARTY

The company and ONEOK have shared services agreements in which facilities, utility field work, information technology, customer support, bill processing, and human resources services are provided to and billed to one another. Payments for these services are based upon various hourly charges, negotiated fees and out-of-pocket expenses. ONEOK paid the company $5.6 million in 1999 and $4.9 million in 1998, net of what the company owed ONEOK, for services.

In 1999, the company sold 984,000 shares of ONEOK stock to ONEOK as a result of ONEOK's repurchase program. The company reduced its investment in ONEOK for proceeds received from this sale. All such shares were required to be sold to ONEOK in accordance with a Shareholder Agreement between the company and ONEOK. The company's ownership interest remains at approximately 45%.

22. SEGMENTS OF BUSINESS

In 1998, the company adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." This statement requires the company to define and report the company's business segments based on how management currently evaluates its business. Management has segmented its business based on differences in products and services, production processes, and management responsibility. Based on this approach, the company has identified four reportable segments: fossil generation, nuclear generation, power delivery and monitored services.

Fossil generation, nuclear generation and power delivery represent the three business segments that comprise the company's regulated electric utility business in Kansas. Fossil generation produces power for sale to external wholesale customers outside the company's historical marketing territory and internally to the power delivery segment. Power marketing is a component of the company's fossil generation segment which attempts to minimize market fluctuation risk, enhance system reliability and maintain a market presence. Nuclear generation represents the company's 47% ownership in the Wolf Creek nuclear generating facility. This segment does not have any external sales. The power delivery segment consists of the transmission and distribution of power to the company's wholesale and retail customers in Kansas and the customer service provided to these customers.

The company's monitored services business was expanded in November 1997 with the acquisition of a majority interest in Protection One. Protection One provides monitored services to approximately 1.6 million customers in North America, the United Kingdom, and continental Europe.

Other represents the company's non-utility operations and natural gas business.

The accounting policies of the segments are substantially the same as those described in the summary of significant accounting policies. The company evaluates segment performance based on earnings before interest and taxes. Unusual items, such as charges to income, may be excluded from segment performance depending on the nature of the charge or income. The company's ONEOK investment, marketable securities investments and other equity method investments do not represent operating segments of the company. The company has no single external customer from which it receives ten percent or more of its revenues.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
==================================================================================================================================

----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1999:
                                                                                                           Eliminating/
                                               Fossil       Nuclear      Power     Monitored               Reconciling
                                             Generation   Generation    Delivery   Services     Other (1)   Items (2)     Total
----------------------------------------------------------------------------------------------------------------------------------
                                                                            (Dollars in Thousands)
External sales.............................  $  365,311   $       --   $1,064,385  $  605,176  $    1,284  $       2    $2,036,158
Internal sales.............................     546,683      108,445      293,522          --          --   (948,650)           --
Depreciation and amortization..............      55,320       39,629       71,717     238,803       1,448         90       407,007
Earnings before interest and taxes.........     219,087      (25,214)     145,603     (24,013)    (27,754)   (26,252)      261,457
Interest expense...........................                                                                                294,104
Earnings before income taxes...............                                                                                (32,647)
Identifiable assets........................   1,476,716    1,083,344    1,783,937   2,558,235   1,165,145    (59,171)    8,008,206

----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1998:
                                                                                                           Eliminating/
                                               Fossil       Nuclear      Power     Monitored               Reconciling
                                             Generation   Generation    Delivery   Services     Other (3)   Items (2)     Total
----------------------------------------------------------------------------------------------------------------------------------
                                                                            (Dollars in Thousands)
External sales.............................  $  525,974   $       --    $1,085,711 $  421,095   $    1,342 $      (68)  $2,034,054
Internal sales.............................     517,363      117,517        66,492         --           --   (701,372)          --
Depreciation and amortization..............      53,132       39,583        68,297    117,651        2,010         --      280,673
Earnings before interest and taxes.........     144,357      (20,920)      196,398     56,727     (101,988)    12,268      286,842
Interest expense...........................                                                                                226,120
Earnings before income taxes...............                                                                                 60,722
Identifiable assets........................   1,360,102    1,121,509     1,788,943  2,511,319    1,269,013    (99,458)   7,951,428

----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1997:
                                                                                                            Eliminating/
                                               Fossil       Nuclear      Power     Monitored                Reconciling
                                             Generation   Generation    Delivery   Services (4) Other (5,6) Items (2,7)   Total
----------------------------------------------------------------------------------------------------------------------------------
                                                                            (Dollars in Thousands)
External sales.............................  $  208,836   $       --    $1,021,212 $  152,347   $  769,416  $      (46) $2,151,765
Internal sales.............................     517,167      102,330        66,492         --           --    (685,989)         --
Depreciation and amortization..............      53,831       65,902        63,590     41,179       32,223          --     256,725
Earnings before interest and taxes.........     149,825      (60,968)      173,809    (38,517)     914,747     (62,583)  1,076,313
Interest expense...........................                                                                                193,808
Earnings before income taxes...............                                                                                882,505
Identifiable assets........................   1,337,591    1,154,522     1,721,021  1,593,286    1,238,088     (84,958)  6,959,550
----------------------------------------------------------------------------------------------------------------------------------

(1) Earnings before interest and taxes (EBIT) includes investment earnings of $36.0 million, an impairment of marketable securities of $76.2 million and the write-off of deferred costs of $17.6 million.

(2) Identifiable assets includes eliminating and reclassing balances to consolidate the monitored services business.

(3) Earnings before interest and taxes (EBIT) includes investment earnings of $21.7 million and the write-off of international power development costs of $98.9 million.

(4) EBIT includes monitored services special charge of $24.3 million.

(5) EBIT includes investment earnings of $37.8 million and gain on sale of Tyco securities of $864.2 million.

(6) Includes natural gas operations. The company contributed substantially all of its natural gas business in exchange for a 45% equity interest in ONEOK in November 1997.

(7) EBIT includes write-off of deferred merger costs of $48 million.


Geographic Information: Prior to 1998, the company did not have international sales or international property, plant and equipment. The company's sales and property, plant and equipment are as follows:

-----------------------------------------------------------------------------------
Year Ended December 31,                                        1999       1998
-----------------------------------------------------------------------------------
                                                           (Dollars in Thousands)
External sales:
North America operations.................................  $1,873,152    $1,990,329
International operations.................................     163,006        43,725
                                                           ------------------------
  Total..................................................  $2,036,158    $2,034,054
                                                           ========================

Property, plant and equipment, net:
North America operations.................................  $3,881,294    $3,792,645
International operations.................................       8,150         7,271
                                                           ------------------------
  Total..................................................  $3,889,444    $3,799,916
                                                           ========================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

23. QUARTERLY RESULTS (UNAUDITED)

The amounts in the table are unaudited but, in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of such periods. The electric business of the company is seasonal in nature and, in the opinion of management, comparisons between the quarters of a year do not give a true indication of overall trends and changes in operations.

-------------------------------------------------------------------------------------------------------------------------
                                                                       First        Second       Third        Fourth
-------------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars in Thousands, Except Per Share Amounts)
1999
Sales.............................................................. $  460,582   $  476,142   $ 648,998     $  450,436
Gross profit.......................................................    312,655      324,407     425,087        311,022
Net income before extraordinary gain/(1)/..........................     20,747       18,489      49,010        (87,529)
Net income/(1)/....................................................     20,747       18,489      49,010        (75,787)
Basic earnings per share available for common stock before
extraordinary gain................................................. $     0.31   $     0.27   $    0.72     $    (1.31)
Cash dividend per common share..................................... $    0.535   $    0.535   $   0.535     $    0.535
Market price per common share:
   High............................................................ $   33.875   $   29.375   $  27.125     $  23.8125
   Low............................................................. $  26.6875   $    23.75   $  20.375     $  16.8125

1998
Sales.............................................................. $  382,343   $  463,301   $ 701,402     $  487,008
Gross profit.......................................................    252,040      291,338     365,415        302,002
Net income before extraordinary gain/(2)/..........................     29,813       29,415      71,421        (84,484)
Net income/(2)/....................................................     29,813       31,006      71,421        (84,484)
Basic earnings per share available for common stock before
extraordinary gain................................................. $     0.44   $     0.42   $    1.08     $    (1.29)
Cash dividend per common share..................................... $    0.535   $    0.535   $   0.535     $    0.535
Market price per common share:
   High............................................................ $   44.188   $   42.688   $  41.625     $   43.250
   Low............................................................. $   40.000   $   36.875   $  37.688     $   32.563
-------------------------------------------------------------------------------------------------------------------------

/(1)/ The effect of Protection One's change in accounting principle effected income in the third quarter of 1999 by increasing amortization expense by $47 million.
/(2)/ The loss in the fourth quarter of 1998, is primarily attributable to a $98.9 million charge to income to exit the company's international power development business.

24. SUBSEQUENT EVENTS

Marketable Securities: Through March 16, 2000, the company sold a significant portion of an equity investment in a gas compression company and realized a gain of $72.6 million.

In February 2000, Metrocall, Inc., a paging company whose securities were included in our investment portfolio at December 31, 1999, made an announcement that significantly increased the market value of paging company securities in the public markets. During the first quarter of 2000, the remainder of these paging securities were sold and a gain of $24.9 million was realized.

Retirement of Protection One Debt: In the first quarter of 2000, Westar Capital purchased an additional $46.3 million of Protection One bonds in the open market and recognized an extraordinary gain of $14.4 million, net of tax.

Protection One European Operations: On February 29, 2000, Westar Capital purchased the continental European and United Kingdom operations of Protection One, and certain investments held by a subsidiary of Protection One for an aggregate purchase price of $244 million. The basis of the net assets sold did not change and no gain or loss was recorded for this related party transaction. Terms of the agreement were approved by a special committee of outside directors of Protection One. The special committee obtained a fairness opinion from an investment banker.

Dividend Policy: The company's board of directors reviews the company's dividend policy on an annual basis. Among the factors the board of directors considers in determining the company's dividend policy are earnings, cash flows, capitalization ratios, competition and regulatory conditions. In January 2000, the company's board of directors declared a first-quarter 2000 dividend of 53 1/2 cents per share. In March, the company announced a new dividend policy that will result in quarterly dividends of $.30 per share or $1.20 per share on an annual basis to be effective with the anticipated declaration of the July 2000 dividend.

Corporate Restructuring: On March 28, 2000, the company's board of directors approved the separation of its electric and non-electric utility businesses. The separation is currently expected to be effected through an exchange offer to be made to shareholders in the third quarter of 2000. The exchange ratio will be described in materials furnished to shareholders upon commencement of the exchange offer. The impact on the company's financial position and operating results cannot be known until the exchange ratio is determined. The company expects to complete the separation in the fourth quarter of 2000, but no assurance can be given that the separation will be completed.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF WESTERN RESOURCES, INC.:

We have audited the accompanying consolidated balance sheets and statements of cumulative preferred stock of Western Resources, Inc., as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, cash flows, and shareholders' equity for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western Resources, Inc., as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

As explained in Note 1 to the Financial Statements, effective September 1, 1999, the company changed its method of amortization for customer accounts for its North American and European customers from the straight-line method to a declining balance (accelerated) method.

                                                             ARTHUR ANDERSEN LLP

Kansas City, Missouri,

   March 16, 2000
   (except with respect to the Dividend Policy and Corporate Restructuring discussed in Note 24, as to which the date is March 28, 2000)

DIRECTORS, OFFICERS AND CORPORATE INFORMATION
--------------------------------------------------------------------------------

DIRECTORS                                                                                        CORPORATE INFORMATION

Frank J. Becker (63)              John C. Dicus (66)              Jane Dresner Sadaka (45)       CORPORATE ADDRESSES
Elected 1992                      Elected 1990                    Elected 1999
President                         Chairman of the Board           Retired Partner                Western Resources
Becker Investments, Inc.          and Chief Executive Officer     Kellner, DiLeo & Co.           818 South Kansas Avenue
Lawrence, Kansas                  Capitol Federal Savings         New York, New York             Topeka, KS 66612-1203
Committees: Human Resources,      Topeka, Kansas                  Committees: Audit and Finance, 785-575-6300
Nominating                        Committees: Human Resources,    Nominating                     www.wr.com
                                  Corporate Public Policy

Dr. Gene A. Budig (60)                                            Louis W. Smith (56)            COMMON STOCK LISTING
Elected 1999*                     Owen F. Leonard (59)            Elected 1991
Senior Advisor                    Elected 2000                    President and                  Ticker Symbol (NYSE): WR
to the Commissioner of Baseball   President                       Chief Executive Officer        Daily stock table listing: WstnRes
Committee: Human Resources        KL Industries, Inc.             Ewing Marion Kauffman
                                  Saddle Brook, New Jersey        Foundation                     CONTACTING INVESTOR RELATIONS:
Charles Q. Chandler IV (46)                                       Kansas City, Missouri
Elected 1999                      John C. Nettels, Jr. (43)       Committees: Corporate          E-mail Address: investrel@wr.com
Chairman of the Board,            Elected 2000                    Public Policy, Nominating            James A. Martin
President and Chief Executive     Partner                                                              Vice President
Officer                           Morrison & Hecker, L.L.P.       David C. Wittig (44)                 Strategic Planning
INTRUST Bank                      Attorneys                       Elected 1996                         785-575-6549
Wichita, Kansas                   Wichita, Kansas                 Chairman of the Board,               FAX: 785-575-8160
Committees: Audit and Finance,                                    President and
Corporate Public Policy           Russell W. Meyer, Jr. (67)      Chief Executive Officer              Carl Ricketts
                                  Elected 1992                    Western Resources, Inc.              Vice President
                                  Chairman of the Board           Topeka, Kansas                       Investor Relations
                                  Cessna Aircraft Company                                              785-575-8424
                                  Wichita, Kansas                                                      FAX: 785-575-1774
                                  Committee: Audit and Finance
                                                                                                 Copies of the Form 10-K/A
                                                                                                 Annual Report to the Securities
                                                                                                 and Exchange Commission and other
                                                                                                 published reports can be obtained
______________________________________________________________________________________________   without charge by contacting
                                                                                                 Investor Relations at the above
                                                                                                 address or by accessing the
                                                                                                 company's home page on the
                                                                                                 internet at http://www.wr.com.
OFFICERS

EXECUTIVE OFFICERS                UTILITY OPERATIONS              CORPORATE MANAGEMENT

David C. Wittig (44) 1995         Douglas J. Henry (46) 1977      Carl A. Ricketts (42) 1982
Chairman of the Board,            Vice President, Power Delivery  Vice President, Investor Relations
President and
Chief Executive Officer           Wayne A. Kitchen (49) 1987      Leroy P. Wages (51) 1977
                                  Vice President, Regulatory      Controller
Thomas L. Grennan (47) 1974       and Environmental
Executive Vice President,                                         WESTAR COMMUNICATIONS
Electric Operations               Leslie D. Morgan (52) 1970
                                  Vice President, Generation      Lori A. Finney (38) 1984
Carl M. Koupal, Jr. (46) 1992     Services                        President
Executive Vice President and
Chief Administrative Officer      SHARED SERVICES

Douglas T. Lake (49) 1998         Anita J. Hunt (37) 1989
Executive Vice President          Vice President, Information
and Chief Strategic Officer       Technology

William B. Moore (47) 1978        James A. Martin (42) 1983
Executive Vice President,         Vice President, Strategic
Chief Financial Officer           Planning
and Treasurer

Richard D. Terrill (45) 1980
Executive Vice President, General
Counsel and Corporate Secretary

Rita A. Sharpe (41) 1977
Vice President, Shared Services

*Dr. Budig also served as a director from 1987 to 1997.
( ) Age as of December 31, 1999 - Year joined Western Resources or predecessor company

                  [LOGO OF WESTERN RESOURCES(R) APPEARS HERE]

                    P.O. Box 889, Topeka, Kansas 66601-0889
                               http://www.wr.com

                                 [PROXY CARD]

                                                            Please mark
                                                            your votes as
                                                            indicated in
                                                            this example |X|

ELECTION OF DIRECTORS:       Nominees for terms ending in 2003:
                             01 Charles Q. Chandler, IV
                             02 John C. Dicus
                             03 Owen F. Leonard

            |_| FOR ALL       |_| WITHHOLD FOR ALL       |_| FOR ALL EXCEPT (*)

(*) TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE AND MARK AN (X) IN THE "For All Except" BOX.


|_| I (WE) WILL ATTEND THE ANNUAL MEETING.

|_| I (WE) CONSENT TO ACCESS FUTURE NOTICES OF ANNUAL MEETINGS, PROXY STATEMENTS, AND ANNUAL REPORTS ELECTRONICALLY ON THE INTERNET INSTEAD OF RECEIVING THESE MATERIALS BY MAIL.

|_| I (WE) CONSENT TO DISCONTINUE RECEIVING THE ANNUAL REPORT FOR THIS ACCOUNT BECAUSE ANOTHER COPY IS DELIVERED TO THIS ADDRESS.


Dated: _________________________________, 2000

______________________________________________
                SIGNATURE
______________________________________________
                SIGNATURE

Please mark, date and sign as your name(s) appear hereon and return in the enclosed envelope. Give full title if signing for a corporation or as attorney, executor, administrator, guardian or in any other capacity.

------------------------------------------------------------------------------
                      FOLD AND DETACH HERE

[LOGO] Western Resources

Thank you for being a Western Resources, Inc. Shareholder.

Please take a moment now to vote your shares for the upcoming Annual Meeting of Shareholders. You can vote in one of three ways:

OPTION #1: Vote by Telephone: Call toll free 1-800-250-9081 using a touch tone telephone 24 hours a day, 7 days a week, and follow the simple prompts. You will be asked to enter the Control Number below.

           If you wish to vote "For All Directors" as recommended by the Board of Directors, simply press 1. Please wait for your confirmation. If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts. There is no charge for this call in the United States.

                             Your Control Number is

        [TELEPHONE GRAPHIC]                             [COMPUTER GRAPHIC]

                        For Telephone/Internet Voting

           Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

OPTION #2: Vote by Internet: Access http://www.votefast.com and respond to a few simple prompts after entering the Control Number above.

OPTION #3: Vote by Mail: If you do not desire to vote by touch tone telephone or the Internet, please mark, sign, date, and return the proxy card above.

          Your telephone or Internet vote must be received by 10:59 p.m. CDT on June 14, 2000 to be counted in the final tabulation.

          If you vote by telephone or Internet, please do not mail this card.

                          [BACK SIDE OF PROXY CARD]

                            WESTERN RESOURCES, INC.

     Solicited by the Board of Directors for use at the Annual Meeting of Shareholders of Western Resources, Inc. - June 15, 2000, at 1:30 P.M., at the Topeka Performing Arts Center, 214 S.E. 8th Street, Topeka, KS.

     The undersigned hereby appoints Carl M. Koupal, Jr., William B. Moore, and Richard D. Terrill and any one or more of them, attorneys and proxies, with the full power of substitution and revocation in each, for and on behalf of the undersigned, and with all the powers the undersigned would possess if personally present, including discretionary power upon other matters properly coming before the meeting, to vote at the above Annual Meeting and any Adjournment(s) thereof all shares of Common and Preferred Stock of Western Resources, Inc. that the undersigned would be entitled to vote at such meeting. This proxy also provides voting instructions for shares held by the undersigned in the Western Resources, Inc. 401(k) Employees' Savings Plan and the Employee Stock Purchase Plan. The undersigned acknowledges receipt of the Notice and Proxy Statement dated May 11, 2000.

     The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted FOR all proposals.

              THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
           PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Forward this card to Corporate Election Services: P.O. Box 3230, Pittsburgh, PA 15230

------------------------------------------------------------------------------
                      FOLD AND DETACH HERE

______________________________________________________________________________
"E" IS FOR EASY...AND ELECTRONIC

We encourage you to vote electronically, either by touch tone telephone or through the Internet. Electronic methods cut down on your paperwork and also reduces our printing and postage costs which achieves greater shareholder value. If you would like electronic access to the Annual Report and Proxy Statement next year and not receive them by mail, be sure to indicate this when you vote.

Remember, whether or not you are attending the meeting, we encourage you to vote your shares. Thank you for being a Western Resources, Inc. Shareholder.


______________________________________________________________________________
WHERE AND WHEN

                            [LOGO] Western Resources
                        Annual Meeting of Shareholders
                           Thursday, June 15, 2000
                                  1:30 p.m.
                         Topeka Performing Arts Center
                               214 SE 8th Street
                                  Topeka, KS